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PROSPECTUS

As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114542

        10,654,432 Shares

Class A Common Stock

        The selling stockholders named in this prospectus may offer up to 10,654,432 shares of Class A Common Stock of Bimini Mortgage Management, Inc. We will not receive any portion of the proceeds from the sale of these shares. Our Class A Common Stock is subject to ownership limitations intended to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.

        Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "BMM." On December 15, 2005, the last reported sale price of our Class A Common Stock was $9.28.

        Investing in our Class A Common Stock involves risks. See "Risk Factors" beginning on page 7 for a discussion of risks relating to our Class A Common Stock, including, among others:

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  We have a limited operating history and might not be able to operate our business or implement our operating policies and strategies successfully.

  •
  Our officers have not previously managed a REIT, and we cannot assure you that their past experience will be sufficient to successfully manage our business as a REIT.

  •
  Interest rate mismatches between our adjustable-rate securities and our borrowings used to fund our purchases of mortgage related securities may reduce our net income or result in a loss during periods of changing interest rates.

  •
  Increased levels of prepayments on the mortgages underlying our mortgage related securities might decrease our net interest income or result in a net loss.

  •
  Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions to stockholders or cause us to suffer losses.

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  If we fail to qualify as a REIT, we will be subject to federal income tax as a regular corporation and may face substantial tax liability.

        The selling stockholders are offering these shares of Class A Common Stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through the NYSE or any other stock exchange or market on which our Class A Common Stock is listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the shares of our Class A Common Stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2005

        We have filed for registration in the U.S. Patent and Trademark Office for the marks "Bimini Mortgage Management, Inc.," "Bimini Investment Management" and "Bimini." Opteum Financial Services LLC, or Opteum, our wholly-owned subsidiary, has filed for registration in the U.S. Patent and Trademark Office for the marks "Opteum," "Opteum Funding," "Opteum Lending," "Opteum Financial Services," "Opteum (logo design)," "Opteum (stylized lowercase)," "OPTEUM (stylized uppercase)," "Opteum Mortgage Services" and 'OPTEMAC." Opteum is using the mark "Five Star Series" in commerce in the United States. It has registered the tradename "Opteum Funding" with the secretary of state in all fifty states and registered "Homestar Direct" with the secretary of states where applicable. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

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PROSPECTUS SUMMARY

        This section summarizes information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section titled "Risk Factors" and our financial statements and related notes, before making an investment in our Class A Common Stock. As used in this prospectus, "Bimini," "company," "we," "our," and "us" refer to Bimini Mortgage Management, Inc., except where the context otherwise requires.

Bimini Mortgage Management, Inc.

General

        We were formed in September 2003 to invest primarily in residential mortgage related securities issued by the Federal National Mortgage Association (more commonly known as Fannie Mae), the Federal Home Loan Mortgage Corporation (more commonly known as Freddie Mac) and the Government National Mortgage Association (more commonly known as Ginnie Mae). We will earn returns on the spread between the yield on our assets and our costs, including the interest expense on the funds we borrow. We intend to borrow between eight and 12 times the amount of our equity capital to attempt to enhance our returns to stockholders. For purposes of this calculation we treat our trust preferred securities as an equity capital equivalent. We are self-managed and self-advised. We elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 2003. As a REIT, we generally are not subject to federal income tax on the REIT taxable income that we distribute to our stockholders.

        We commenced operations in December 2003, following an initial private placement of our Class A Common Stock. We raised aggregate net proceeds (after commissions and expenses) of approximately $141.7 million between December 2003 and February 2004 in private placements of our Class A Common Stock. In September 2004 we completed the initial public offering of our shares of Class A Common Stock. Our Class A Common Stock trades on the New York Stock Exchange, or NYSE, under the trading symbol "BMM". We raised approximately $75.9 million in net proceeds in our initial public offering. In December 2004, we completed a secondary public offering of our Class A Common Stock, in which we raised approximately $66.7 million in net proceeds. In May 2005, we raised approximately $48.5 million in net proceeds from our private offering of trust preferred securities through Bimini Capital Trust I, a Delaware statutory business trust sponsored and wholly-owned by us and in October 2005, we raised approximately $48.5 million in net proceeds from our private offering of trust preferred securities through Bimini Capital Trust II, a Delaware statutory business trust sponsored and wholly-owned by us.

        On September 29, 2005, we entered into an agreement and plan of merger with Bimini Acquisition LLC, our acquisition subsidiary, Opteum Financial Services LLC, or Opteum, and the members of Opteum. Under the terms of the agreement, we agreed to issue 3,717,242 shares of Class A Common Stock and 1,800,000 convertible preferred shares in the merger to the members of Opteum. The new class of preferred shares will be convertible into Class A Common Stock of us if our stockholders approve the conversion at a future stockholder meeting. In addition, the Opteum stockholders will be eligible to receive up to $17.5 million in cash or, in certain circumstances, preferred shares over the next five years depending on the cash flows of certain residual interests in securitizations which are on Opeum's balance sheet at the closing. In return, Opteum agreed that at the time of the merger that it would have a book value of $60.0 million.

        As of September 30, 2005 we had a portfolio of mortgage related securities that totaled approximately $3.9 billion and was comprised of 56.2% adjustable-rate mortgage-backed securities (those that reset within twelve months), 21.5% hybrid adjustable-rate mortgage-backed securities (securities backed by mortgages with fixed initial rates which, after a period, convert to adjustable rates), 21.0% fixed-rate mortgage-backed securities and 1.4% balloon maturity mortgage-backed securities (securities backed by mortgages where a significant portion of principal is repaid only at maturity). Of this portfolio, 60% was issued by Fannie Mae, 22% was issued by Freddie Mac and 18% was issued by Ginnie Mae.

        Our portfolio had a weighted average yield of 4.07% as of September 30, 2005. Weighted average yield is the composite of the yields on our securities as determined using the Yield Book model published by Citigroup. Our net weighted average borrowing cost as of September 30, 2005 was 3.75%. The constant prepayment rate for the portfolio was 35.7% for September 2005, which reflects the annualized proportion of principal that was prepaid. The effective duration for the portfolio was 1.19 as of September 30, 2005. Duration measures the price sensitivity of a fixed income security to movements in interest rates. Effective duration captures both the movement in interest rates and the fact that cash flows to a mortgage related security are altered when interest rates move. An effective duration of 1.19 indicates that an interest rate increase of 1% would result in a 1.19% decline in the value of the securities in our portfolio.

        Our principal offices are located at 3305 Flamingo Drive, Vero Beach, Florida 32963. Our telephone number is (772) 231-1400.

Asset Acquisition Strategy

        We seek to differentiate our company from other mortgage portfolio managers through our approach to risk management. We invest in a limited universe of mortgage related securities, primarily those issued by Fannie Mae, Freddie Mac and Ginnie Mae. Payment of principal and interest underlying securities issued by Ginnie Mae is guaranteed by the U.S. Government. Fannie Mae and Freddie Mac mortgage related securities are guaranteed as to payment of principal and interest by the respective agency issuing the security. We seek to manage the risk of prepayments of the underlying mortgages in our fixed-rate securities portfolio by purchasing securities with prepayment characteristics that we expect to result in slower prepayments, such as pools of mortgage-backed securities collateralized by mortgages with low loan balances, mortgages originated under Fannie Mae's Expanded Approval Program or agency pools collateralized by loans against investment properties.

        The primary assets in our current portfolio of mortgage related securities are adjustable-rate mortgage-backed securities, hybrid adjustable-rate mortgage-backed securities, fixed-rate mortgage-backed securities and balloon maturity mortgage-backed securities. The mortgage related securities we currently own are obligations issued by Ginnie Mae, a federal agency, and by Freddie Mac and Fannie Mae, which are federally chartered agencies.

        We have created and will maintain a diversified portfolio in order to avoid undue loan originator, geographic and other types of concentrations. We seek to manage the effects of prepayments of the mortgage loans underlying our fixed-rate securities on our income at a rate materially different than anticipated, by structuring a diversified portfolio with a variety of prepayment characteristics and investing in mortgage related securities or structures with prepayment protections.

Leverage Strategy

        We use leverage in an attempt to increase potential returns to our stockholders. However, the use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. We generally borrow between eight to 12 times the amount of our equity, although our investment policies require no minimum or maximum leverage. For purposes of this calculation, we treat our trust preferred securities as an equity capital equivalent. We use repurchase agreements to borrow against existing mortgage related securities and use the proceeds to acquire additional mortgage related securities. As of September 30, 2005, we had 19 master repurchase agreements (and outstanding balances under 14 of these agreements) and our repurchase agreements totaled $3.7 billion, or 13.1 times our equity capital at that date.

        We seek to protect our capital base through the use of a risk-based capital methodology that is patterned on the general principles underlying the proposed risk-based capital standard for internationally active banks of the Basel Committee on Banking Supervision. We use our methodology to calculate an internally generated risk measure for each asset in our portfolio. This measure is then used to establish the amount of leverage we use. The goal of our approach is to ensure that our portfolio's leverage ratio is appropriate for the level of risk inherent in the portfolio.

Interest Rate Risk Management

        We believe the primary risk inherent in our investments is the effect of movements in interest rates. This arises because the changes in interest rates on our borrowings will not be perfectly coordinated with the effects of interest rate changes on the income from, or value of, our investments. We therefore follow an interest rate risk management program designed to offset the potential adverse effects resulting from the rate adjustment limitations on our mortgage related securities. We seek to minimize differences between interest rate indices and interest rate adjustment periods of our adjustable-rate securities and related borrowings by matching the terms of assets and related liabilities both as to maturity and to the underlying interest rate index used to calculate interest charges.

        We may from time to time use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. We may enter into swap or cap agreements, option, put or call agreements, futures contracts, forward rate agreements or similar financial instruments to hedge indebtedness that we may incur. These contracts would be intended to more closely match the effective maturity of, and the interest received on, our assets with the effective maturity of, and the interest owed on, our liabilites. However, no assurances can be given that interest rate risk management strategies can successfully be implemented. Derivative instruments will not be used for speculative purposes.

Risk Factors

        An investment in our Class A Common Stock involves material risks. Each prospective purchaser of our Class A Common Stock should consider carefully the matters discussed under "Risk Factors" beginning on page 7 before investing in our Class A Common Stock. Some of the risks include:

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  We have a limited operating history and might not be able to operate our business or implement our operating policies and strategies successfully.

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  Our officers have not previously managed a REIT, and we cannot assure you that their past experience will be sufficient to successfully manage our business as a REIT.

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  Interest rate mismatches between our adjustable-rate securities and our borrowings used to fund our purchases of mortgage related securities may reduce our net income or result in a loss during periods of changing interest rates.

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  A significant portion of our portfolio consists of fixed-rate mortgage-backed securities, which may cause us to experience reduced net income or a loss during periods of rising interest rates.

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  Increased levels of prepayments on the mortgages underlying our mortgage related securities might decrease our net interest income or result in a net loss.

  •
  Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions to stockholders or cause us to suffer losses.

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  If we fail to qualify as a REIT we will be subject to federal income tax as a regular corporation and may face substantial tax liability.

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  Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

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  Our officers own shares of Class B Common Stock and may take undue risks in managing our company in order to cause a conversion of these shares.

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  Competition might prevent us from acquiring mortgage related securities at favorable yields, which could harm our results of operations.

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  Hedging transactions may adversely affect our earnings, which could adversely affect cash available for distributions to our stockholders.

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  A portion of our distributions may be deemed a return of capital for federal income tax purposes.

Management

        We are self-managed and self-advised. Our two executive officers have significant experience in the mortgage related securities market. Jeffrey J. Zimmer, our President, Chief Executive Officer and Chairman of the Board, has 21 years experience in the mortgage-backed securities markets, most recently as a managing director at RBS/Greenwich Capital, where he sold and researched almost every type of mortgage-backed security. Robert E. Cauley, CFA, our Secretary, Chief Investment Officer and Chief Financial Officer, has 11 years of experience in the mortgage and asset-backed securities markets. Mr. Cauley was most recently Vice President, Portfolio Manager at Federated Investment Management Company where he was also a lead portfolio manager, co-manager, or assistant portfolio manager of $4.25 billion in mortgage and asset-backed securities funds.

This Offering

        This prospectus covers the resale of up to 10,654,432 shares of our Class A Common Stock. We issued and sold 10,000,000 of these shares between December 2003 and February 2004 in private offerings to qualified institutional buyers, as defined in Rule 144A under the Securities Act and institutional accredited investors, as defined in Rule 501 under the Securities Act. Of the remaining shares, 7,500 were purchased by our outside directors in October 2003, 8,156 were issued to our outside directors as compensation for their services and 638,776 are reserved for issuance upon conversion of 319,388 outstanding shares of Class B Common Stock and 319,388 outstanding shares of Class C Common Stock. See "Description of Capital Stock—Conversion of the Class B Common Stock and Class C Common Stock."

Our Tax Status

        We have elected to be taxed as a REIT under the Internal Revenue Code of 1986 as amended, or the Internal Revenue Code, commencing with our taxable year ended December 31, 2003. Provided that we qualify as a REIT, we generally will not be subject to federal income tax on our taxable income that is currently distributed to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income excluding net capital gains. We cannot assure you that we will be able to comply with such requirements in the future. Failure to qualify as a REIT in any taxable year would render us subject to federal income tax on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state, local and foreign taxes on our income and property. In connection with our election to be taxed as a REIT, our charter prohibits any stockholder from directly or indirectly owning more than 9.8% of the outstanding shares, by value or number, whichever is more restrictive, of our common stock or of our stock in the aggregate.

Distributions

        To avoid U.S. federal corporate income and excise taxes and to maintain our qualification as a REIT under the Internal Revenue Code, we intend to distribute to our stockholders all or substantially all of our REIT taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles, or GAAP). See "Certain Federal Income Tax Consequences—Annual Distribution Requirements." All distributions will be made by us at the discretion of our board of directors and will depend on our taxable earnings, financial condition and such other factors as our board of directors deems relevant.

        On April 23, 2004, we paid a dividend of $0.39 per share of Class A Common Stock to stockholders of record as of March 10, 2004. On July 9, 2004, we paid a dividend of $0.52 per share of Class A Common Stock to stockholders of record as of June 16, 2004. On October 8, 2004, we paid a dividend of $0.52 per share of Class A and Class B Common Stock to stockholders of record on September 3, 2004. On December 29, 2004, we paid a dividend of $0.54 per share of Class A and Class B Common Stock to stockholders of record on December 10, 2004. On April 8, 2005, we paid a dividend of $0.53 per share of Class A and Class B Common Stock to stockholders of record on March 24, 2005. On July 8, 2005, we paid a dividend of $0.40 per share of Class A and Class B Common Stock to stockholders of record on June 23, 2005. On October 7, 2005, we paid a dividend of $0.38 per share of Class A and Class B Common Stock to stockholders of record on September 22, 2005. On November 30, 2005, our board of directors declared a dividend of $0.14 per share of Class A and Class B Common Stock payable on December 29, 2005 to stockholders of record on December 12, 2005.

Summary Financial Data

        The following summary financial data is derived from our audited financial statements as of December 31, 2004 and December 31, 2003 and for the year ended December 31, 2004 and for the period from September 24, 2004 (inception) through December 31, 2003 and from our unaudited financial statements as of September 30, 2005 and September 30, 2004 and for the nine months ended September 30, 2005 and September 30, 2004. The summary financial data should be read in conjunction with the more detailed information contained in our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Nine Months ended September 30, 2005	Nine Months ended September 30, 2004	Year ended December 31, 2004	September 24, 2003 (inception) through December 31, 2003
Statements of Operations Data:
Revenues:
Interest income	$111,392,887	$29,170,477	$49,633,548	$71,480
Interest expense	(80,053,678)	(11,691,806)	(22,157,947)	(20,086)

Net interest income	31,339,204	17,478,671	27,475,601	51,394

Gains on sales of mortgage-backed securities	2,411,057	121,664	750,936	—
Losses on sales of mortgage-backed securities	(417,600)	—	(655,389)	—

Net gain on sales of mortgage-backed securities	1,993,457	121,664	95,547	—

Expenses:
Trading costs, commissions and other	731,911	352,292	1,037,625	15,583
Other direct costs	191,294	127,935	170,250	29,899
Compensation and related benefits	3,925,044	1,204,435	2,497,600	35,964
Directors' fees and other public company costs	489,811	225,228	350,649	—
Start-up and organization costs	—	—	—	111,092
Occupancy costs	—	—	62,232	13,675
Audit, legal and other professional fees	570,594	221,584	329,514	85,340
Other administrative expenses	442,498	212,413	266,368	27,008

Total expenses	6,331,152	2,343,887	4,714,238	318,561

Net income (loss)	$27,001,509	$15,256,448	$22,856,910	$(267,167)
Basic and diluted income (loss) per Class A common share	$1.27	$1.56	$1.97	$(0.54)
Weighted average number of Class A common shares outstanding, used in computing per share amounts:
Basic and diluted	20,864,842	9,648,176	11,452,258	497,859
Basic and diluted income per Class B common share	$1.27	$1.65	$2.05	$—
Weighted average number of Class B common shares outstanding, used in computing per share amounts:
Basic and diluted	319,388	106,704.00	159,694	—
Dividends declared per Class A common share	$1.31	$1.43	$1.97	$—
Dividends declared per Class B common share	$1.31	$0.52	$1.06	$—
	September 30, 2005	September 30, 2004	December 31, 2004	December 31, 2003
Balance Sheet Data:
Mortgage-backed securities, at fair value	$2,103,201	$13,051,531	$72,074,338	$27,750,602
Mortgage-backed securities pledged as collateral, at fair value	3,856,216,501	1,625,212,534	2,901,158,559	197,990,559
Total mortgage-backed securities, at fair value	3,858,319,702	1,638,264,065	2,973,232,897	225,741,161
Total assets	4,042,418,322	1,779,529,002	3,128,417,731	245,285,676
Repurchase agreements	3,729,373,642	1,548,618,814	2,771,162,957	188,841,000
Total liabilities	3,809,813,528	1,560,976,080	2,845,455,404	188,970,485
Total stockholders' equity	$232,604,794	$218,552,922	$282,962,327	$56,315,191
Class A common shares issued and outstanding	20,397,210	15,765,656	20,368,915	4,012,102
Book value per share of Class A Common Stock	$11.40	$13.86	$13.89	$14.04

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the market price of our Class A Common Stock to decline and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

Risks Related to Our Business

We have a limited operating history and might not be able to operate our business or implement our operating policies and strategies successfully.

        We began operations in December of 2003 and therefore have a limited operating history. The results of our operations will depend on many factors, including the availability of opportunities for the acquisition of mortgage related securities, the level and volatility of interest rates, readily accessible short- and long-term funding alternatives in the financial markets and economic conditions. Our lack of operating history provides you with a limited basis to evaluate the likelihood that we will successfully operate our business and implement our operating policies and strategies as described in this prospectus.

Interest rate mismatches between our adjustable-rate securities and our borrowings used to fund our purchases of mortgage related securities may reduce our net income or result in a loss during periods of changing interest rates.

        As of September 30, 2005, 56% of the mortgage-backed securities in our portfolio were adjustable rate MBS and 21% were hybrid adjustable rate MBS, and these percentages may increase as we modify the mix of securities in our portfolio. This means that the interest rates of the securities may vary over time based on changes in a short-term interest rate index, of which there are many. We finance our acquisitions of adjustable-rate securities in part with borrowings that have interest rates based on indices and repricing terms similar to, but perhaps with shorter maturities than, the interest rate indices and repricing terms of the adjustable-rate securities. Short-term interest rates are ordinarily lower than longer-term interest rates. During periods of changing interest rates, this interest rate mismatch between our assets and liabilities could reduce or eliminate our net income and dividend yield and could cause us to suffer a loss. In particular, in a period of rising interest rates, we could experience a decrease in, or elimination of, net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate securities.

        Interest rate fluctuations will also cause variances in the yield curve, which may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the "yield curve." If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our mortgage loan assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested in mortgage loans, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

A significant portion of our portfolio consists of fixed-rate mortgage-backed securities, which may cause us to experience reduced net income or a loss during periods of rising interest rates.

        As of September 30, 2005, 22% of our portfolio consisted of fixed-rate and balloon maturity mortgage-backed securities. Because the interest rate on a fixed-rate mortgage never changes, over time there can be a divergence between the interest rate on the loan and the current market interest rates. We fund our acquisition of fixed-rate mortgage-backed securities with short-term repurchase agreements and term loans. During periods of rising interest rates, our costs associated with borrowings used to fund the acquisition of fixed-rate assets are subject to increases while the income we earn from these assets remains substantially fixed. This would reduce and could eliminate the net interest spread between the fixed-rate mortgage-backed securities that we purchase and our borrowings used to purchase them, which would reduce our net interest income and could cause us to suffer a loss.

Increased levels of prepayments on the mortgages underlying our mortgage related securities might decrease our net interest income or result in a net loss.

        Pools of mortgage loans underlie the mortgage related securities that we acquire. We generally receive payments from the payments that are made on these underlying mortgage loans. When we acquire mortgage related securities, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. When borrowers prepay their mortgage loans faster than expected, this results in corresponding prepayments on the mortgage related securities that are faster than expected. Faster-than-expected prepayments could potentially harm the results of our operations in various ways, including the following:

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  We seek to purchase some mortgage related securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we will be required to pay a premium over the market value to acquire the security. In accordance with applicable accounting rules, we will be required to amortize this premium over the term of the mortgage related security. If the mortgage related security is prepaid in whole or in part prior to its maturity date, however, we must expense any unamortized premium that remained at the time of the prepayment.

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  A portion of our adjustable-rate mortgage-backed securities may bear interest at rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-backed security is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that mortgage related security while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

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  If we are unable to acquire new mortgage related securities to replace the prepaid mortgage related securities, our financial condition, results of operations and cash flow may suffer and we could incur losses.

        Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. While we seek to minimize prepayment risk, we must balance prepayment risk against other risks and the potential returns of each investment when selecting investments. No strategy can completely insulate us from prepayment or other such risks.

We may incur increased borrowing costs related to repurchase agreements that would harm our results of operations.

        Our borrowing costs under repurchase agreements are generally adjustable and correspond to short-term interest rates, such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon a number of factors, including, without limitation:

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  the movement of interest rates;

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  the availability of financing in the market; and

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  the value and liquidity of our mortgage related securities.

        Most of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, our results of operations will be harmed and we may incur losses.

Interest rate caps on our adjustable-rate mortgage-backed securities may reduce our income or cause us to suffer a loss during periods of rising interest rates.

        Adjustable-rate mortgage-backed securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of a mortgage-backed security. Our borrowings typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on our adjustable-rate mortgage-backed securities. This problem is magnified for adjustable-rate mortgage-backed securities that are not fully indexed. Further, some adjustable-rate mortgage-backed securities may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on adjustable-rate mortgage-backed securities than we need to pay interest on our related borrowings.

        As of September 30, 2005, the adjustable-rate mortgage-backed securities in our portfolio were subject to a weighted average lifetime interest rate cap of 10.5% and a weighted average periodic interest rate cap of 1.8% and the hybrid adjustable-rate mortgage-backed securities in our portfolio were subject to a weighted average lifetime interest rate cap of 10.0% and a weighted average periodic interest rate cap of 1.6%. Interest rate caps on our mortgage-backed securities could reduce our net interest income or cause us to suffer a net loss if interest rates were to increase beyond the level of the caps.

We may not be able to purchase interest rate caps at favorable prices, which could cause us to suffer a loss in the event of significant changes in interest rates.

        Our policies permit us to purchase interest rate caps to help us reduce our interest rate and prepayment risks associated with our investments in mortgage related securities. This strategy potentially helps us reduce our exposure to significant changes in interest rates. A cap contract is ultimately no benefit to us unless interest rates exceed the target rate. If we purchase interest rate caps but do not experience a corresponding increase in interest rates, the costs of buying the caps would reduce our earnings. Alternatively, we may decide not to enter into a cap transaction due to its expense, and we would suffer losses if interest rates later rise substantially. Our ability to engage in interest rate hedging transactions is limited by the REIT gross income requirements. See "Legal and Tax Risks" below.

Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions to stockholders or cause us to suffer a loss.

        We generally seek to borrow between eight and 12 times the amount of our equity, although at times our borrowings may be above or below this amount. For purposes of this calculation, we treat our trust preferred securities as an equity capital equivalent. We incur this indebtedness by borrowing against a substantial portion of the market value of our mortgage related securities. Our total indebtedness, however, is not expressly limited by our policies and will depend on our and our prospective lender's estimate of the stability of our portfolio's cash flow. As a result, there is no limit on the amount of leverage that we may incur. We face the risk that we might not be able to meet our debt service obligations or a lender's margin requirements from our income and, to the extent we cannot, we might be forced to liquidate some of our assets at unfavorable prices. Our use of leverage amplifies the risks associated with other risk factors, which could reduce our net income and the amount available for distributions to stockholders or cause us to suffer a loss. For example:

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  A majority of our borrowings are secured by our mortgage related securities, generally under repurchase agreements. A decline in the market value of the mortgage related securities used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage related securities under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the mortgage related securities, we would experience losses.

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  A default under a mortgage related security that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage related security, including any cross-collateralized mortgage related securities. This would result in a loss to us of the difference between the value of the mortgage related security upon liquidation and the amount borrowed against the mortgage related security.

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  To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and would decrease our overall profitability and distributions to our stockholders.

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  If we experience losses as a result of our leverage policy, such losses would reduce the amounts available for distribution to our stockholders.

An increase in interest rates may adversely affect our book value, which may harm the value of our stock.

        Increases in interest rates may negatively affect the fair market value of our mortgage related securities. Our fixed-rate mortgage-backed securities will generally be more negatively affected by such increases. In accordance with GAAP, we will be required to reduce the carrying value of our mortgage related securities by the amount of any decrease in the fair value of our mortgage related securities compared to amortized cost. If unrealized losses in fair value occur, we will have to either reduce current earnings or reduce stockholders' equity without immediately affecting current earnings, depending on how we classify the mortgage related securities under GAAP. In either case, our net book value will decrease to the extent of any realized or unrealized losses in fair value.

Changes in yields may harm the value of our stock.

        Our earnings will be derived primarily from the expected positive spread between the yield on our assets and the cost of our borrowings. There is no assurance that there will be a positive spread in either high interest rate environments or low interest rate environments, or that the spread will not be negative. In addition, during periods of high interest rates, our net income, and therefore the dividend yield on our Class A Common Stock, may be less attractive compared to alternative investments of equal or lower risk. Each of these factors could harm the market value of our Class A Common Stock.

We depend on borrowings to purchase mortgage related securities and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms or at all, we will be limited in our ability to acquire mortgage related securities, which will harm our results of operations.

        We depend on borrowings to fund acquisitions of mortgage related securities and reach our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing borrowings on a continuous basis. We depend on many lenders to provide the primary credit facilities for our purchases of mortgage related securities. If we cannot renew or replace maturing borrowings on favorable terms or at all, we may have to sell our mortgage related securities under adverse market conditions, which would harm our results of operations and may result in permanent losses.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at unfavorable prices.

        Possible market developments, including a sharp or prolonged rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage related securities in which our portfolio is concentrated, might reduce the market value of our portfolio, which might cause our lenders to require additional collateral. Any requirement for additional collateral might compel us to liquidate our assets at inopportune times and at unfavorable prices, thereby harming our operating results. If we sell mortgage related securities at prices lower than the carrying value of the mortgage related securities, we would experience losses.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy, which may make it difficult for us to recover our collateral in the event of a bankruptcy filing.

        Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that our lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either our lenders or us.

Because the assets that we acquire might experience periods of illiquidity, we might be prevented from selling our mortgage related securities at favorable times and prices, which could cause us to suffer a loss and/or reduce our distributions to stockholders.

        Although we plan to hold our mortgage related securities until maturity, there may be circumstances in which we sell certain of these securities. Mortgage related securities generally experience periods of illiquidity. As a result, we may be unable to dispose of our mortgage related securities at advantageous times and prices or in a timely manner. The lack of liquidity might result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. The illiquidity of mortgage related securities may harm our results of operations and could cause us to suffer a loss and/or reduce our distributions to stockholders.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

        Although our board of directors has no current plans to do so, it has the authority to modify or waive our current operating policies and our strategies (including our election to operate as a REIT) without prior notice to you and without your approval. Any such changes to our current operating policies and strategies may be unsuccessful and may have an adverse effect on our business, operating results and the market value of our Class A Common Stock.

Competition might prevent us from acquiring mortgage related securities at favorable yields, which could harm our results of operations.

        Our net income largely depends on our ability to acquire mortgage related securities at favorable spreads over our borrowing costs. In acquiring mortgage related securities, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage related securities, many of which have greater financial resources than we do. Additionally, many of our competitors are not subject to REIT tax compliance or required to maintain an exemption from the Investment Company Act. As a result, we may not be able to acquire sufficient mortgage related securities at favorable spreads over our borrowing costs, which would harm our results of operations.

Our investment strategy involves risk of default and delays in payments, which could harm our results of operations.

        We may incur losses if there are payment defaults under our mortgage related securities. Our mortgage related securities will be government or agency certificates. Agency certificates are mortgage related securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. Payment of principal and interest underlying securities issued by Ginnie Mae are guaranteed by the U.S. Government. Fannie Mae and Freddie Mac mortgage related securities are guaranteed as to payment of principal and interest by the respective agency issuing the security. It is possible that guarantees made by Freddie Mac or Fannie Mae would not be honored in the event of default on the underlying securities. Legislation may be proposed to change the relationship between certain agencies, such as Fannie Mae or Freddie Mac, and the federal government. This may have the effect of reducing the actual or perceived credit quality of mortgage related securities issued by these agencies. As a result, such legislation could increase the risk of loss on investments in Fannie Mae and/or Freddie Mac mortgage related securities. We currently intend to continue to invest in such securities, even if such agencies' relationships with the federal government changes.

Decreases in the value of the property underlying our mortgage related securities might decrease the value of our assets.

        The mortgage related securities in which we invest are secured by underlying real property interests. To the extent that the market value of the property underlying our mortgage related securities decreases, our security might be impaired, which might decrease the value of our assets.

If we fail to maintain relationships with AVM, L.P. and its affiliate III Associates, or if we do not establish relationships with other repurchase agreement trading, clearing and administrative service providers, we may have to reduce or delay our operations and/or increase our expenditures.

        We have engaged AVM, L.P. and its affiliate III Associates, to provide us with certain repurchase agreement trading, clearing and administrative services. See "Business—Repurchase Agreement Trading, Clearing and Administrative Services." If we are unable to maintain relationships with AVM and III Associates or are unable to establish successful relationships with other repurchase agreement trading, clearing and administrative service providers, we may have to reduce or delay our operations and/or increase our expenditures and undertake the repurchase agreement trading, clearing and administrative services on our own.

Hedging transactions may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

        We may enter into interest rate cap or swap agreements or pursue other hedging strategies, including the purchase of puts, calls or other options and futures contracts. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal prepayments, the type of mortgage-backed securities we hold, and other changing market conditions. Hedging may fail to protect or could adversely affect us because, among other things:

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  hedging can be expensive, particularly during periods of rising and volatile interest rates;

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  available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

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  the duration of the hedge may not match the duration of the related liability;

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  certain types of hedges may expose us to risk of loss beyond the fee paid to initiate the hedge;

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  the amount of income that a REIT may earn from hedging transactions is limited by federal income tax provisions governing REITs;

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  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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  the party owing money in the hedging transaction may default on its obligation to pay.

        Our hedging activity may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

Terrorist attacks and other acts of violence or war may affect any market for our Class A Common Stock, the industry in which we conduct our operations, and our profitability.

        Terrorist attacks may harm our results of operations and your investment. We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact the property underlying our mortgage related securities or the securities markets in general. Losses resulting from these types of events are uninsurable.

        More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies. They also could result in economic uncertainty in the United States or abroad. Adverse economic conditions could harm the value of the property underlying our mortgage related securities or the securities markets in general, which could harm our operating results and revenues and may result in the volatility of the market value of our securities.

Risks Related to Our Officers

Our officers have not previously managed a REIT, and we cannot assure you that their past experience will be sufficient to successfully manage our business as a REIT.

        Our officers, Messrs. Zimmer and Cauley, have not previously managed a REIT, and, prior to the Company commencing operations, did not have any experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Internal Revenue Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could cause us to fail to qualify as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced, we could incur a loss, and we would have less cash available for distributions to stockholders.

We depend primarily on two individuals to operate our business, and the loss of such persons would severely and detrimentally affect our operations.

        We depend substantially on two individuals, Mr. Zimmer, our Chairman, Chief Executive Officer and President, and Mr. Cauley, our Chief Investment Officer and Chief Financial Officer, to manage our business. We depend on the diligence, experience and skill of Mr. Zimmer and Mr. Cauley for the selection, acquisition, structuring and monitoring of our mortgage related securities and associated borrowings. Although we have entered into employment contracts with Messrs. Zimmer and Cauley, those employment contracts may not prevent either Messrs. Zimmer or Cauley from leaving our company. The loss of either of them would likely have a severe negative effect on our business, financial condition, cash flow and results of operations.

Our officers own shares of our Class B Common Stock and may take undue risks in managing our company in order to cause a conversion of these shares.

        In connection with our formation, our founders and officers, Messrs. Zimmer and Cauley, were issued an aggregate of 319,388 shares of our Class B Common Stock. These shares of Class B Common Stock will begin to convert to shares of Class A Common Stock when stockholders' equity attributable to Class A Common Stock is no less than $15.00 per share. Accordingly, our officers may take undue risks in managing our company in an attempt to increase stockholders' equity and cause a conversion of these shares. See "Description of Capital Stock—Common Stock—Conversion Rights."

Legal and Tax Risks

If we fail to qualify as a REIT, we will be subject to federal income tax as a regular corporation and may face substantial tax liability.

        We intend to continue to operate in a manner that is intended to cause us to qualify as a REIT for U.S. federal income tax purposes. However, qualification as a REIT involves the satisfaction of numerous requirements (some on an annual or quarterly basis) established under technical and complex provisions of the Internal Revenue Code for which only a limited number of judicial or administrative interpretations exist. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. Accordingly, it is not certain we will be able to qualify and remain qualified as a REIT for federal income tax purposes. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress or the Internal Revenue Service, or IRS, might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect, that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

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  we would be taxed as a regular domestic corporation, which, among other things, means that we would be unable to deduct distributions to stockholders in computing taxable income and would be subject to federal income tax on our taxable income at regular corporate rates;

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  any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, and could force us to liquidate assets at inopportune times, causing lower income or higher losses than would result if these assets were not liquidated; and

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  unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and our cash available for distribution to our stockholders therefore would be reduced for each of the years in which we do not qualify as a REIT.

        Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow. We may also be subject to certain federal, state and local taxes on our income and property. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

        To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at unfavorable times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely with the goal of maximizing profits.

        In addition, the REIT provisions of the Internal Revenue Code impose a 100% tax on income from "prohibited transactions." Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell mortgage related securities at otherwise opportune times if we believe such sales could result in us being treated as engaging in prohibited transactions. However, we would not be subject to this tax if we were to sell assets through a taxable REIT subsidiary.

Complying with REIT requirements may limit our ability to hedge effectively, which could in turn leave us more exposed to the effects of adverse changes in interest rates.

        The existing REIT provisions of the Internal Revenue Code may substantially limit our ability to hedge mortgage related securities and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified REIT real estate assets, to less than 25% of our gross income. In addition, we must limit our aggregate gross income from non-qualified hedges, fees, and certain other non-qualifying sources, to less than 5% of our annual gross income. As a result, although we will not engage in hedging transactions except the purchase of interest rate caps and forward financing agreements, we may in the future have to limit our use of these techniques or implement these hedges through a taxable REIT subsidiary. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we fail to satisfy the 25% or 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect and we meet certain other technical requirements, we could lose our REIT status for federal income tax purposes. Even if our failure was due to reasonable cause, we may have to pay a penalty tax equal to the amount of income in excess of certain thresholds, multiplied by a fraction intended to reflect our profitability.

Complying with REIT requirements may force us to liquidate otherwise attractive investments, which could negatively affect our profitability.

        In order to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, generally, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Dividends paid by REITs do not qualify for the reduced tax rates under recently enacted tax legislation, which could negatively affect the value of our stock.

        Recently enacted tax legislation reduces the maximum tax rate for dividends paid to individual U.S. stockholders to 15% (through 2008). Dividends paid by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends to which more favorable rates apply, which could adversely affect the value of the stocks of REITs, including our Class A Common Stock.

Complying with REIT requirements may force us to borrow funds on unfavorable terms or sell our securities at unfavorable prices to make distributions to our stockholders.

        As a REIT, we must distribute at least 90% of our annual REIT taxable income (excluding net capital gains) to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. From time to time, we may generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we could be required to borrow funds, sell a portion of our mortgage related securities at unfavorable prices or find other sources of funds in order to meet the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax. These other sources could increase our costs or reduce our equity and reduce amounts available to invest in mortgage related securities.

Failure to maintain an exemption from the Investment Company Act of 1940, as amended, would harm our results of operations.

        We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus.

        The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests, with at least 25% of our remaining assets invested in real estate-related securities. Mortgage related securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage related securities is limited by the provisions of the Investment Company Act.

        As of September 30, 2005, 58.1% of our portfolio constituted qualifying interests in mortgage related securities for purposes of the Investment Company Act. In satisfying the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage related securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation of such treatment, we could be required to sell a substantial amount of our mortgage related securities under potentially adverse market conditions. Further, in order to ensure that we at all times qualify for the exemption under the Investment Company Act, we may be precluded from acquiring mortgage related securities whose yield is higher than the yield on mortgage related securities that could be purchased in a manner consistent with the exemption. These factors may lower or eliminate our net income.

Misplaced reliance on legal opinions or statements by issuers of mortgage related securities could result in a failure to comply with REIT gross income or asset tests.

        When purchasing mortgage related securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

We may be harmed by changes in various laws and regulations.

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Our business may be harmed by changes to the laws and regulations affecting us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us and our stockholders, potentially with retroactive effect.

We may realize excess inclusion income that would increase the tax liability of our stockholders.

        If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of the stockholders. If the stockholder is a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

        Excess inclusion income could result if we hold a residual interest in a real estate mortgage investment conduit, or REMIC. Excess inclusion income also could be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage related securities securing those debt obligations (i.e., if we were to own an interest in a taxable mortgage pool). However, Treasury regulations have not been issued regarding the allocation of excess inclusion income to stockholders of a REIT that owns an interest in a taxable mortgage pool. We do not expect to acquire significant amounts of residual interests in REMICs, other than interests owned by Opteum. We intend to structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. We do, however, expect to enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations.

A portion of our distributions may be deemed a return of capital for federal income tax purposes.

        The amount of our distributions to the holders of our Class A Common Stock in a given quarter may not correspond to our REIT taxable income for such quarter. If distributions exceed our REIT taxable income, a portion of the distribution may be deemed a return of capital for federal income tax purposes. The amount of return of capital will not be taxable but will reduce stockholders' bases in the underlying shares of Class A Common Stock.

Risks Related to this Offering

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

        We intend to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future.

The payment of dividends on our Class B Common Stock and the conversion of our Class B Common Stock and Class C Common Stock will dilute the interest of a Class A Common Stockholder in our future earnings and distributions.

        The Class B Common Stock is entitled to participate in dividends on a share-for-share basis with the Class A Common Stock, and the Class B Common Stock and Class C Common Stock will be converted into Class A Common Stock when certain conditions are met. Such conversions would increase the number of shares of Class A Common Stock outstanding by 638,776 shares or 3.1% of the Class A Common Stock outstanding. The conversion of the Class C Common Stock would increase the number of shares entitled to share pro rata in our earnings and distributions by 319,388 shares, or 1.6% of the Class A Common Stock outstanding. See "Description of Capital Stock—Conversion Rights."

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

        For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our combined common and preferred stock. The constructive ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to the ownership limit in our charter. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust. These provisions might inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our charter and which may be in the best interests of our stockholders.

We have implemented certain provisions that could make any change in our board of directors or in control of our company more difficult.

        Maryland law, our charter and our bylaws contain provisions, such as provisions prohibiting, without the consent of our board of directors, any single stockholder or group of affiliated stockholders from beneficially owning in excess of an ownership limit, which could make it difficult or expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. We also have a staggered board of directors that makes it difficult for stockholders to change the composition of our board of directors in any one year. These and other anti-takeover provisions could substantially impede the ability of stockholders to change our management and board of directors.

Future offerings of debt securities, which would be senior to our Class A Common Stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our Class A Common Stock for the purposes of distributions, may harm the value of our Class A Common Stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or Class A Common Stock, as well as warrants to purchase shares of Class A Common Stock or convertible preferred stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Class A Common Stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the market value of our Class A Common Stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our Class A Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders are therefore subject to the risk of our future securities offerings reducing the market price of our Class A Common Stock and diluting their Class A Common Stock.

A regular trading market for our Class A Common Stock might not develop, which would harm the liquidity and value of our Class A Common Stock; trading and pricing of our Class A Common Stock may be volatile.

        Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "BMM." However, we cannot assure you that active trading of our Class A Common Stock will develop on that exchange or elsewhere or, if developed, that any active market will be sustained. Accordingly, we cannot assure you of the liquidity of any market in our Class A Common Stock, the ability of our stockholders to sell their shares of our Class A Common Stock or the prices that our stockholders may obtain for their shares of our Class A Common Stock.

Broad market fluctuations could harm the market price of our Class A Common Stock.

        The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our Class A Common Stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our Class A Common Stock.

Shares of our Class A Common Stock eligible for future sale may harm our share price.

        We cannot predict the effect, if any, of future sales of shares of our Class A Common Stock, or the availability of shares for future sales, on the market price of our Class A Common Stock. Sales of substantial amounts of these shares of our Class A Common Stock, or the perception that these sales could occur, may harm prevailing market prices for our Class A Common Stock. This prospectus covers the sale of 10,654,432 shares of our Class A Common Stock. In addition, as of September 30, 2005, 3,462,689 shares of our Class A Common Stock are reserved for issuance under our stock incentive plan and 506,175 shares of our Class A Common Stock are reserved for issuance upon exchange of phantom shares that we have issued under our stock incentive plan. If any or all of the holders of our Class A Common Stock covered by this prospectus sell a large number of securities in the public market, the sale could reduce the market price of our Class A Common Stock and could impede our ability to raise future capital.

Risks Related to our Merger with Opteum and the Origination Business

If we do not obtain the necessary state licenses and approvals, we will not be allowed to acquire, fund or originate mortgage loans in some states, which would adversely affect our operations.

        Most states in which we do business require that we be licensed to conduct our business. As part of our acquisition of Opteum, they will be required to reapply for new licenses and approvals under existing licenses. We cannot assure you that we will be able to obtain all the necessary licenses and approvals in a timely manner or at all.

Our failure to comply with federal, state or local regulation of, or licensing requirements with respect to, mortgage lending, loan servicing, broker compensation programs, local branch operations or other aspects of our business could harm our operations and profitability.

        As a mortgage lender, loan servicer and broker, we are subject to an extensive body of both state and federal law. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws that restrict loan origination and servicing activities. As a result, it may be more difficult to comprehensively identify and accurately interpret all of these laws and regulations and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations.

        Our failure to comply with these laws can lead to:

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  civil and criminal liability;

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  loss of licensure;

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  damage to our reputation in the industry;

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  inability to sell or securitize our loans;

  •
  demands for indemnification or loan repurchases from purchasers of our loans;

  •
  fines and penalties and litigation, including class action lawsuits; or

  •
  administrative enforcement actions.

        Any of these results could harm our retained residual interests in securitizations and thus our results of operations, financial condition and business prospects.

New legislation could restrict our ability to make mortgage loans, which could harm our earnings.

        Several states, cities or other government entities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing thresholds for defining a "high-cost" loan and establish enhanced protections and remedies for borrowers who receive such loans. Passage of these laws and rules could reduce our loan origination volume. In addition, many whole loan buyers may elect not to purchase any loan labeled as a "high cost" loan under any local, state or federal law or regulation. Rating agencies likewise may refuse to rate securities backed by such loans. Accordingly, these laws and rules could severely restrict the secondary market for a portion (typically less than 15%) of our loan production. This would effectively preclude us from continuing to originate loans either in jurisdictions unacceptable to the rating agencies or that exceed the newly defined thresholds which could harm our results of operations and business prospects.

In a period of rising interest rates, mortgage refinancings could decline, which could cause our origination volume to decrease.

        While interest rates have generally been low over the past few years, any increase in interest rates may discourage potential borrowers from refinancing mortgages, borrowing to purchase homes or seeking second mortgages. This decrease in the number of mortgages available to be originated by Opteum could adversely affect our operating results. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their fixed and adjustable rate mortgages at lower long-term fixed interest rates.

Opteum relies on key personnel with long-standing business relationships, the loss of any of whom would impair Opteum's ability to successfully operate.

        Opteum's continued future success depends, to a significant extent, on the continued services of Peter Norden, Opteum's President and Chief Financial Officer, and other key members of our senior management team. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective mortgage loan origination channels is critically important to the success of our business. Although Opteum has entered into employment agreements with Peter Norden and certain of our other senior executives, these executives may not remain employed by us. Opteum currently maintains key person life insurance on our senior executive officers. Nevertheless, the loss of services of one or more members of Opteum's senior management team could harm Opteum's business and Opteum's prospects.

Failure to attract and retain qualified loan originators could harm Opteum business.

        Opteum depends on its loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders, corporations and others, which Opteum believes leads to repeat and referral business. Accordingly, Opteum must be able to attract, motivate and retain skilled loan originators. In addition, Opteum's growth strategy contemplates hiring additional loan originators. The market for such persons is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs to hire and retain them. Opteum cannot guarantee that it will be able to attract or retain qualified loan originators. If Opteum cannot attract or retain a sufficient number of skilled loan originators, or even if Opteum can retain them but at higher costs, Opteum's business and results of operations could be harmed.

To the extent we are unable to adapt to and implement technological changes involving the loan origination process, we may have difficulty remaining competitive and our loan origination business may be adversely affected.

        Opteum's mortgage loan origination business is dependent upon our ability to interface effectively with our borrowers and other third parties and to process loan applications efficiently. The origination process is becoming more dependent upon technological advancements, such as the ability to process applications over the Internet, interface with borrowers and other third parties through electronic means and underwrite loan applications using specialized software. Implementing new technology and maintaining the efficiency of the current technology used in our operations may require significant capital expenditures. As these requirements increase in the future, we will have to develop these technological capabilities fully to remain competitive or our mortgage banking business will be significantly harmed.

If we do not manage our growth effectively, our financial performance could be harmed.

        In recent years, we have experienced growth at rates that have applied pressure to our management, administrative, operational and financial infrastructure. Following the Merger, we expect to continue to experience those and other pressures on our organization, including the need to hire additional experienced personnel to meet our growth and our needs related to our ability to originate quality loans in accordance with our current mortgage loan origination focus and strategies. We expect to need to attract and hire additional experienced managers and loan officers in a competitive hiring environment and, at the same time, continue to upgrade and expand our financial, operational and managerial systems and controls. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively or hire and retain qualified employees in sufficient numbers to meet our requirements. Any failure by us to manage our current level of business or our growth effectively may result in increased costs and decreased loan production, and could negatively affect our business, financial condition, liquidity, profitability, cash flows, and ability to make distributions to our stockholders.

Regulation as an investment company could harm our business; efforts to avoid regulation as an investment company could limit our operations.

        We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. The Investment Company Act, if deemed applicable to us, would prevent us from conducting our business as described in this document by, among other things, substantially limiting our ability to use leverage. The Investment Company Act does not regulate entities that are primarily engaged, directly or indirectly, in a business "other than that of investing, reinvesting, owning, holding or trading in securities," or that are primarily engaged in the business of "purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Under the Commission's current interpretation, in order to qualify for the latter exemption we must maintain at least 55% of our assets directly in "qualifying real estate interests" and at least an additional 25% of our assets in other real estate-related assets or additional qualifying real estate interests. Although we believe that it should not be difficult to maintain at least 80% (55% plus 25%) of our assets in real-estate related assets, the requirement that at least 55% of our assets constitute qualifying assets is more limiting. For example, the Commission has taken the position that mortgage-backed securities for which we do not own all of the securities issued and with respect to which we do not obtain the right to foreclose on the related mortgage loans do not constitute "qualifying real estate interests" for purposes of the 55% test, even if they are treated more favorably under the REIT tax rules. If we rely on this exemption from registration as an investment company under the Investment Company Act, our ability to invest in assets that would otherwise meet our investment strategies will be limited. If we are subject to the Investment Company Act and fail to qualify for an applicable exemption from the Investment Company Act, we could not operate our business efficiently under the regulatory scheme imposed on investment companies under the Investment Company Act. Accordingly, we could be required to restructure our activities which could materially adversely affect our financial condition and results of operations.

We are subject to the risk that provisions of our loan agreements may be unenforceable.

        Our rights and obligations with respect to our loans are governed by written loan agreements and related documentation. It is possible that a court could determine that one or more provisions of a loan agreement are unenforceable, such as a loan prepayment provision or the provisions governing our security interest in the underlying collateral. If this were to happen with respect to a material asset or group of assets, we could be required to repurchase these loans and may not be able to sell or liquidate the loans.

Risks Related to our Merger with Opteum and their Profitability

An increase in interest rates could reduce the value of Opteum's loan inventory and commitments and Opteum's hedging strategy may not protect it from interest rate risk and may lead to losses.

        The value of Opteum's loan inventory will be based, in part, on market interest rates. Accordingly, Opteum may experience losses on loan sales if interest rates change rapidly or unexpectedly. If interest rates rise after Opteum fixes a price for a loan or commitment but before Opteum closes or sells such loan, the value of the loan will decrease. If the amount Opteum receives from selling the loan is less than its cost of originating the loan, Opteum may incur net losses, and its business and operating results could be harmed. While Opteum will use hedging and other strategies to minimize its exposure to interest rate risks, no hedging or other strategy can completely protect Opteum. Additionally, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase Opteum's risk and losses. In addition, hedging strategies involve transaction and other costs. Opteum cannot assure you that its hedging strategy and the hedges that Opteum makes will adequately offset the risks of interest rate volatility or that Opteum hedges will not result in losses.

Opteum results from its mortgage origination business will be harmed by rising interest rates.

        A significant percentage of Opteum's mortgage originations were to customers refinancing an existing loan to obtain a lower interest rate. Rising interest rates would reduce the number of potential customers that can achieve a lower interest rate from refinancing, and to a lesser extent the number of potential customers that can afford to buy homes, and consequently would substantially reduce the amount of loans originated by Opteum's loan origination business and the revenue there from. In addition, rising interest rates are likely to reduce the margins achieved by Opteum's loan origination business. While the prospect of rising interest rates has been incorporated into Opteum's projections, if interest rates rose to the point where mortgage originations slowed more than expected, or if margins decreased more than expected, Opteum would not earn the income it projects from its mortgage origination business, and could suffer losses. While rising interest rates generally have a beneficial impact on Opteum's mortgage servicing business, the negative impact from rising interest rates on Opteum's mortgage origination business is generally greater than the offsetting beneficial impact, and consequently, in a period of rising interest rates, Opteum's earnings are projected to decline.

Opteum results from its mortgage servicing business will be harmed by falling interest rates.

        Opteum could suffer losses from its mortgage servicing business if interest rates remain low enough to cause a large number of borrowers whose loans are being serviced by Opteum's servicing business to refinance. In such instance Opteum would experience high amortization and possibly impairment of its servicing assets, and would likely experience a loss from its servicing business.

Adverse economic conditions or declining real estate values would likely result in a reduction of our mortgage origination activity, which would adversely affect our ability to grow our mortgage loan portfolio and, thus, our net income.

        An economic downturn or a recession may have a significant adverse impact on our operations and our financial condition, particularly if accompanied by declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing homes to support the refinancing of their existing mortgage loans or the purchase of new homes at higher levels of borrowings. To the extent that the market value of the property underlying our mortgage loans decreases, our loans might be impaired, which might decrease the value of our assets. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect our ability to sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

Retaining subordinated interests exposes us to increased credit risk.

        We have maintained and may continue to maintain an interest in loans that Opteum originates and we securitize by retaining subordinated interests in mortgage-backed securities that evidence interests in such loans. Subordinated interests are classes of mortgage-backed securities that may incur losses experienced on the related loans prior to the more senior mortgage-backed securities issued in the related transaction. If the actual rate and severity of losses on the related loans are higher than those assumed by us, the actual return on our investment in those subordinated interests may be lower than anticipated.

The mortgage banking business is seasonal; and our operating results vary accordingly.

        The mortgage banking industry generally is subject to seasonal variations, especially in states with adverse winter weather. Purchase money mortgage loan origination generally experience greater seasonal fluctuations than refinancings, which tend to be less seasonal and more closely related to changes in interest rates. Sales and resales of homes in our markets, and accordingly purchase money mortgage originations, typically peak during the spring and summer seasons and decline to lower levels from mid-November through February. In addition, delinquency rates typically rise in the winter months, which results in higher servicing costs in our mortgage banking operations. The magnitude of seasonal variations is beyond our control and could adversely affect our business, especially if we are unable to take advantage of increased mortgage volume during peak periods, or if peak periods do not produce anticipated mortgage volume. These variations will also affect our quarterly results of operations and our cash and capital requirements and the amounts available, without borrowing, for distribution to our stockholders each quarter.

We may be subject to losses due to misrepresented or falsified information or if we obtain less than full documentation with respect to our mortgage loans.

        When Opteum originates mortgage loans, it relies upon information supplied by borrowers and other third parties, including information contained in the applicant's loan application, property appraisal reports, title information and employment and income documentation. If any of this information is misrepresented or falsified and if we do not discover it before funding a loan, the actual value of the loan may be significantly lower than anticipated. As a practical matter, we generally would bear the risk of loss associated with a misrepresentation, whether the loan applicant, the mortgage broker, another third party or one of our employees makes it. A loan subject to a material misrepresentation typically cannot be sold or is subject to repurchase or substitution if it is sold or securitized prior to detection of the misrepresentation. Although we may have rights against persons and entities who made or knew about the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect from them any monetary losses that we may have suffered.

        In the case of certain loan products, Opteum does not receive full documentation of the borrower's income and/or assets. Instead, Opteum bases its credit decision on the borrower's credit score and credit history, the value of the property securing the loan and the effect of the loan on the borrower's debt service requirements. During the nine months ended August 31, 2005 and the year ended November 30, 2004, we received less than full documentation of the borrower's income and/or assets on approximately 7.4% and 8.7%, respectively, of mortgage loans, as measured by principal balance, that we originated.] We believe that there is a higher risk of default on loans where there is less than full documentation of the borrower's income and/or assets.

Some of the loans that Opteum originates are subprime, rather than prime, and generally have delinquency and default rates higher than prime loans, which could result in higher loan losses.

        Opteum currently originates subprime loans, although all subprime loans are sold in the secondary market and none are retained in our portfolio. Subprime mortgage loans generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. In whole loan sales, our risk of delinquency typically only extends to the first payment. We also assume the risks of delinquency and default for loans that we are obligated to repurchase. We attempt to manage these risks with risk-based loan pricing and appropriate underwriting policies. However, we cannot assure you that such management policies will prevent delinquencies or defaults and, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing, our business, financial condition, liquidity and results of operations could be harmed. During the nine months ended August 31, 2005 and the fiscal year ended November 30, 2004, Opteum originated approximately $418.1 million and $654.0 million, respectively, of subprime mortgage loans, which constituted 9.1% and 10.5%, respectively, of our total originations.

Our reported GAAP financial results differ from the taxable income results that drive our dividend distributions, and our consolidated balance sheet, income statement, and statement of cash flows as reported for GAAP purposes may be difficult to interpret.

        Our dividend distributions are driven by our dividend distribution requirements under the REIT tax laws and our profits as calculated for tax purposes pursuant to the Code. Our reported results for GAAP purposes differ materially, however, from both our cash flows and our taxable income. We transfer mortgage loans or mortgage securities—available-for-sale into securitization trusts to obtain long-term non-recourse funding for these assets. When we surrender control over the transferred mortgage loans or mortgage securities—available-for-sale, the transaction is accounted for as a sale. When we retain control over the transferred mortgage loans or mortgage securities available-for-sale, the transaction is accounted for as a secured borrowing. These securitization transactions do not differ materially in their structure or cash flow generation characteristics, yet under GAAP accounting these transactions are recorded differently. In a securitization transaction accounted for as a sale, to date the method we have employed, we record a gain or loss on the assets transferred in our income statement and we record the retained interests at fair value on our balance sheet. In a securitization transaction accounted for as a secured borrowing, which we may do in the future, we consolidate all the assets and liabilities of the trust on our financial statements (and thus do not show the retained interest we own as an asset). As a result of this and other accounting issues, stockholders and analysts must undertake a complex analysis to understand our economic cash flows, actual financial leverage, and dividend distribution requirements. This complexity may cause trading in our stock to be relatively illiquid or may lead observers to misinterpret our results.

New legislation related to corporate governance may increase our costs of compliance and our liability.

        Recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act of 2002, new Commission regulations and New York Stock Exchange rules have increased the costs of corporate governance, reporting and disclosure practices. These costs may increase in the future due to our continuing implementation of compliance programs mandated by these requirements. In addition, these new laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing our risks of liability and potential sanctions.

Current loan performance data may not be indicative of future results.

        When making capital budgeting and other decisions, we use projections, estimates and assumptions based on our experience with mortgage loans. Actual results and the timing of certain events could differ materially in adverse ways from those projected, due to factors including changes in general economic conditions, fluctuations in interest rates, fluctuations in mortgage loan prepayment rates and fluctuations in losses due to defaults on mortgage loans. These differences and fluctuations could rise to levels that may adversely affect our profitability.

Opteum faces intense competition that could harm its market share and its revenues.

        Opteum faces intense competition from commercial banks, savings and loan associations and other finance and mortgage banking companies, as well as from Internet-based lending companies and other lenders participating on the Internet. Entry barriers in the mortgage industry are relatively low and increased competition is likely. As Opteum seeks to expand its business, it will face a greater number of competitors, many of whom will be well-established in the markets Opteum seeks to penetrate. Many of its competitors are much larger than Opteum, have better name recognition than Opteum and have far greater financial and other resources. Opteum cannot assure you that it will be able to effectively compete against them or any future competitors.

        In addition, competition may lower the rates Opteum is able to charge borrowers, thereby potentially lowering the amount of income on future loan sales and sales of servicing rights. Increased competition also may reduce the volume of Opteum's loan originations and loan sales. Opteum cannot assure you that Opteum will be able to compete successfully in this evolving market.

Risks Related to our Merger with Opteum
and their Ability to Sell the Loans They Originate or Purchase

Our business would suffer if we are unable to sell the mortgage loans that Opteum originates.

        Opteum sells all of the mortgage loans that it originates and that are not securitized in the secondary market. Opteum's ability to sell mortgage loans depends on the availability of an active secondary market for residential mortgage loans. Additionally, Opteum sells substantially all of the mortgages to institutional buyers. If these financial institutions cease to buy its loans and equivalent purchasers cannot be found on a timely basis, then Opteum's business and results of operations could be harmed. Opteum's results of operations could also be harmed if these financial institutions or other purchasers lower the price they pay to Opteum or adversely change the material terms of their loan purchases from Opteum. The prices at which Opteum sells its loans vary over time. A number of factors determine the price Opteum receives for its loans. These factors include:

  •
  the number of institutions that are willing to buy Opteum's loans;

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  the amount of comparable loans available for sale;

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  the levels of prepayments of, or defaults on, loans;

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  the types and volume of loans Opteum sells;

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  the level and volatility of interest rates; and

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  the quality of Opteum's loans.

        Opteum's ability to sell mortgage loans to third parties also depends on its ability to remain eligible for the programs offered by Fannie Mae and Freddie Mac. If the criteria for mortgage loans to be accepted under these programs changes or if Opteum loses its eligibility for any reason, or if its eligibility is impaired, then our mortgage banking business would be harmed. Changes in laws in the states where Opteum operates could adversely affect its ability to sell loans. Opteum's profitability from participating in any of these programs may vary depending on a number of factors, including its administrative costs of originating and selling qualifying mortgage loans, and the costs imposed upon Opteum by the purchasers' programs. Any decline in profitability from participating in these programs would harm our mortgage banking business.

We have credit exposure with respect to loans we sell to the whole loan market and loans we sell to securitization entities.

        We have potential credit and liquidity exposure for loans that are the subject of fraud, irregularities in their loan files or process, or that result in our breaching the representations and warranties in the contract of sale. In addition, when we sell loans to the whole loan market we have exposure for loans that default. In these cases, we may be obligated to repurchase loans at principal value, which could result in a significant decline in our available cash. When we purchase loans from a third party that we sell into the whole loan market or to a securitization trust, we obtain representations and warranties from the counter-parties that sold the loans to us that generally parallel the representations and warranties we provided to our purchasers. As a result, we believe we have the potential for recourse against the seller of the loans. However, if the representations and warranties are not parallel, or if the original seller is not in a financial position to be able to repurchase the loan, we may have to use cash resources to repurchase loans which could adversely affect our liquidity.

Risks Related to our Merger with Opteum and their Funding

The terms of Opteum's warehouse credit facilities contain restrictive financial and other covenants, which may restrict Opteum's ability to pay dividends to us in situations where Opteum is not in compliance with such covenants.

        The terms of Opteum's warehouse credit facilities contain restrictive financial and other covenants that, among other things, will require Opteum to maintain a minimum ratio of total liabilities to tangible net worth, minimum levels of tangible net worth, liquidity and stockholders' equity, maximum leverage ratios, as well as to comply with applicable regulatory and other requirements. If Opteum is not in compliance with these financial and other covenants in the warehouse credit facilities, its ability to pay dividends to us may be restricted, which could reduce the earnings available for distribution to our stockholders.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral; if our assets are insufficient to meet such collateral requirements, then we may be compelled to liquidate particular assets at an inopportune time, which could jeopardize our REIT status or cause us to incur losses.

        Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of the types of mortgage assets in our portfolio, may reduce the market value of our portfolio, which may cause our lenders to require additional collateral or otherwise limit our ability to borrow. This requirement for additional collateral may compel us to liquidate our assets at a disadvantageous time. If the sales are made at prices lower than the amortized cost of such investments, we would incur losses. In addition, by changing our mix of investments, we might jeopardize our status as a REIT or federal tax purposes, or an exemption from the Investment Company Act.

Failure to renew or obtain adequate funding under warehouse repurchase agreements may harm our lending operations.

        We are currently dependent upon a number of credit facilities for funding of our mortgage loan originations and acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements for any reason, including our inability to meet the covenants contained in such arrangements, could harm our lending operations and our overall performance. An increase in the cost of financing in excess of any change in the income derived from our mortgage assets could also harm our earnings and reduce the cash available for distribution to our stockholders.

Risks Related to our Merger with Opteum and their Hedging Activities

Complying with REIT requirements may limit our ability to hedge effectively.

        We attempt to minimize exposure to interest rate fluctuations by hedging. The REIT provisions of the Code limit our ability to hedge mortgage assets and related borrowings by requiring us to limit our income in each year from any qualified hedges, together with any other income not generated from qualified real estate assets, to no more than 25% of our gross income. The fair market value of a hedging instrument will not be counted as a qualified asset for the purposes of satisfying this requirement. In addition, we must limit our aggregate income from non-qualified hedging transactions and from other non-qualifying sources to no more than 5% of our annual gross income. As a result, we may have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we violate the 5% or 25% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. In addition, if we fail to observe these limitations, we could lose our REIT status for federal income tax purposes unless our failure was due to reasonable cause and not due to willful neglect.

Our hedging strategy may adversely affect our borrowing cost and expose us to other risks.

        From time to time, Opteum may enter into hedging transactions with respect to one or more of its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Developing an effective strategy for dealing with movements in interest rates is complex and no strategy can completely insulate Opteum from risks associated with such fluctuations. There can be no assurance that the hedging activities will effectively hedge against adverse interest rate movement.

Risks Related to our Merger with Opteum and their Securitization Activities

An interruption or reduction in the securitization market or change in terms offered by this market would hurt our financial position.

        We are dependent on the securitization market for the sale of our loans because we securitize loans directly and many of our whole loan buyers purchase our loans with the intention to securitize. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and in the asset-backed securities market specifically. Similarly, poor performance of our previously securitized loans could harm our access to the securitization market. A decline in our ability to obtain long-term funding for our mortgage loans in the securitization market in general, or in our ability to obtain attractive terms or in the market's demand for our loans could harm our results of operations, financial condition and business prospects.

Competition in the securitization market may negatively affect our net income.

        Competition in the business of sponsoring securitizations of the type we focus on is increasing as Wall Street broker-dealers, mortgage REITs, investment management companies, and other financial institutions expand their activities or enter this field. Increased competition could reduce our securitization margins if we have to pay a higher price for the long-term funding of these assets. To the extent that our securitization margins erode, our results of operations will be negatively impacted.

Geographic concentration of mortgage loans we originate or purchase increases our exposure to risks in those areas, especially in California and Florida.

        Over-concentration of loans we originate or purchase in any one geographic area increases our exposure to the economic and natural hazard risks associated with that area. Declines in the residential real estate markets in which we are concentrated may reduce the values of the properties collateralizing our mortgages which in turn may increase the risk of delinquency, foreclosure, bankruptcy, or losses from those loans. To the extent that a large number of loans are impaired, our retained residual interests in securitizations and thus our financial condition and results of operations may be adversely affected.

To the extent that we have a large number of loans in an area hit by a natural disaster, we may suffer losses.

        Standard homeowner insurance policies generally do not provide coverage for natural disasters, such as hurricane Katrina and the ensuing flooding. Furthermore, nonconforming borrowers are not likely to have special hazard insurance. To the extent that borrowers do not have insurance coverage for natural disasters, they may not be able to repair the property or may stop paying their mortgages if the property is damaged. A natural disaster that results in a significant number of delinquencies could cause increased foreclosures and decrease our ability to recover losses on properties affected by such disasters and could harm our retained residual interests in securitizations and thus our financial condition and results of operations.

Differences in our actual experience compared to the assumptions that we use to determine the value of our mortgage securities—available-for-sale could adversely affect our financial position.

        Currently, our securitization of mortgage loans are structured to be treated as sales for financial reporting purposes and, therefore, result in gain recognition at closing. Delinquency, loss, prepayment and discount rate assumptions have a material impact on the amount of gain recognized and on the carrying value of the retained mortgage securities—available-for-sale (where applicable). The gain on sale method of accounting may create volatile earnings in certain environments, including when loan securitizations are not completed on a consistent schedule. If our actual experience differs materially from the assumptions that we use to determine the value of our mortgage securities—available-for-sale, future cash flows, and results of operations could be negatively affected.

Changes in accounting standards might cause us to alter the way we structure or account for securitizations.

        Changes could be made to the current accounting standards which could affect the way we structure or account for securitizations. For example, if changes were made in the types of transactions eligible for gain on sale treatment, we may have to change the way we account for securitizations, which may harm our results of operations or financial condition.

CAUTIONARY STATEMENTS

        Certain statements in this prospectus under the captions "Summary," "Risk Factors," "Business—Risk Management Approach," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business—Description of Mortgage Related Securities," and elsewhere constitute "forward-looking statements". When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others:

  •
  changes in our industry, interest rates or general economic and business conditions;

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  industry and market trends;

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  availability of investment assets;

  •
  the degree and nature of competition;

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  changes in business strategy or development plans;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel;

  •
  changes in, or the failure or inability to comply with, government laws and regulations;

  •
  the impact of technology on our operations and business; and

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  performance of our employees.

        These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of Class A Common Stock offered by this prospectus. The proceeds of this offering are solely for the account of the selling stockholders.

MARKET PRICE OF AND DISTRIBUTIONS ON OUR CLASS A COMMON STOCK

Market Information

        Our Class A Common Stock is listed on the NYSE under the symbol "BMM". On              , 2005, the last sales price of the Class A Common Stock on the New York Stock Exchange was $        per share. The following table sets forth the high and low sale prices for our Class A Common Stock as reported on the NYSE since our initial listing on September 16, 2004.

	Class A Common Stock
2004
	High	Low
Third Quarter	$16.26	$14.50
Fourth Quarter	$16.30	$15.25
2005
First Quarter	$16.13	$13.70
Second Quarter	$15.19	$13.08
Third Quarter	$14.39	$11.20

        As of September 30, 2005, we had 20,397,210 shares of Class A Common Stock issued and outstanding, which were held by 29 holders of record. The 29 holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company.

Distribution Policy

        The following table sets forth the cash distributions declared per share on our Class A Common Stock in the first and second quarters of 2004, and our Class A and Class B Common Stock in the third and fourth quarters of 2004 and the first, second, third and fourth quarters of 2005:

2004	Cash Distributions Declared Per Share
First Quarter	$0.39
Second Quarter	$0.52
Third Quarter	$0.52
Fourth Quarter	$0.54
2005
First Quarter	$0.53
Second Quarter	$0.40
Third Quarter	$0.38
Fourth Quarter	$0.14

        These are the only distributions that we have declared or paid since our commencement of operations. They are not necessarily indicative of distributions that we will declare in the future. None of these distributions are expected to represent a return of capital to the holders of our Class A Common Stock. We intend to distribute all or substantially all of our REIT taxable net income (which does not ordinarily equal net income as calculated in accordance with GAAP) to our stockholders in each year. We intend to make regular quarterly distributions to our stockholders to be paid out of funds readily available for such distributions. Our distribution policy is subject to revision at the discretion of our board of directors without notice to you or stockholder approval. We have not established a minimum distribution level, and our ability to make distributions may be affected for the reasons described under the caption "Risk Factors." All distributions will be made by us at the discretion of our board of directors and will depend on our earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland general corporation law, or MGCL, and such other factors as our board of directors deems relevant.

        In order to maintain our qualification as a REIT under the Internal Revenue Code, we must make distributions to our stockholders each year in an amount at least equal to:

  •
  90% of our REIT taxable net income (computed without regard to our deduction for dividends paid and our net capital gains);

  •
  plus 90% of the excess of net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code;

  •
  minus any excess non-cash income that exceeds a percentage of our income.

        In general, our distributions will be applied toward these requirements if paid in the taxable year to which they relate, or in the following taxable year if the distributions are declared before we timely file our tax return for that year, the distributions are paid on or before the first regular distribution payment following the declaration, and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. Distributions declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in such a month are treated as both paid by us and received by the stockholder during such taxable year, provided that the distribution is actually paid by us by January 31 of the following taxable year.

        We anticipate that distributions generally will be taxable as ordinary income to our stockholders, although a portion of such distributions may be designated by us as capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital or capital gains.

        In the future, our board of directors may elect to adopt a dividend reinvestment plan.

SELECTED FINANCIAL DATA

        The following selected financial data is derived from our audited financial statements as of December 31, 2004 and December 31, 2003 and for the year ended December 31, 2004 and for the period from September 24, 2003 (inception) through December 31, 2003 and from our unaudited financial statements as of September 30, 2005 and September 30, 2004 and for the nine months ended September 30, 2005 and September 30, 2004. The selected financial data should be read in conjunction with the more detailed information contained in our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Nine Months ended September 30, 2005	Nine Months ended September 30, 2004	Year ended December 31, 2004	September 24, 2003 (inception) through December 31, 2003
Statements of Operations Data:
Revenues:
Interest income	$111,392,882	$29,170,477	$49,633,548	$71,480
Interest expense	(80,053,678)	(11,691,806)	(22,157,947)	(20,086)

Net interest income	31,339,204	17,478,671	27,475,601	51,394

Gains on sales of mortgage-backed securities	2,411,057	121,664	750,936	—
Losses on sales of mortgage-backed securities	(417,600)	—	(655,389)	—

Net gain on sales of mortgage-backed securities	1,993,457	121,664	95,547	—

Expenses:
Trading costs, commissions and other	731,911	352,292	1,037,625	15,583
Other direct costs	191,294	127,935	170,250	29,899
Compensation and related benefits	3,925,044	1,204,435	2,497,600	35,964
Directors' fees and other public company costs	469,811	225,228	350,649	—
Start-up and organization costs	—	—	—	111,092
Occupancy costs	—	—	62,232	13,675
Audit, legal and other professional fees	570,594	221,584	329,514	85,340
Other administrative expenses	442,498	212,413	266,368	27,008

Total expenses	6,331,152	2,343,887	4,714,238	318,561

Net income (loss)	$27,001,509	$15,256,448	$22,856,910	$(267,167)
Basic and diluted income (loss) per Class A common share	$1.27	$1.56	$1.97	$(0.54)
Weighted average number of Class A common shares outstanding, used in computing per share amounts:
Basic and diluted	20,846,842	9,648,176	11,452,258	497,859
Basic and diluted income per Class B common share	$1.27	$1.65	$2.05	$—
Weighted average number of Class B common shares outstanding, used in computing per share amounts:
Basic and diluted	319,388	106,074.00	159,694	—
Dividends declared per Class A common share	$1.31	$1.43	$1.97	$—
Dividends declared per Class B common share	$1.31	$0.52	$1.06	$—
	September 30, 2005	September 30, 2004	December 31, 2004	December 31, 2003
Balance Sheet Data:
Mortgage-backed securities, at fair value	$2,103,201	$13,051,531	$72,074,338	$27,750,602
Mortgage-backed securities pledged as collateral, at fair value	3,856,216,501	1,625,212,534	2,901,158,559	197,990,559
Total mortgage-backed securities, at fair value	3,858,319,702	1,638,264,065	2,973,232,897	225,741,161
Total assets	4,042,418,322	1,779,529,002	3,128,417,731	245,285,676
Repurchase agreements	3,729,373,642	1,548,618,814	2,771,162,957	188,841,000
Total liabilities	3,809,813,528	1,560,976,080	2,845,455,404	188,970,485
Total stockholders' equity	$232,604,794	$218,552,922	$282,962,327	$56,315,191
Class A common shares issued and outstanding	20,397,210	15,765,656	20,368,915	4,012,102
Book value per share of Class A Common Stock	$11.40	$13.86	$13.89	$14.04

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited interim financial statements and related notes included elsewhere in this report.

Introduction and Overview

        Bimini Mortgage Management, Inc. ("we", "our", "Bimini" or "Company") was formed in September 2003 to invest primarily in residential mortgage related securities issued by the Federal National Mortgage Association (more commonly known as Fannie Mae), the Federal Home Loan Mortgage Corporation (more commonly known as Freddie Mac) and the Government National Mortgage Association (more commonly known as Ginnie Mae). We earn returns on the spread between the yield on our assets and our costs, including the interest expense on the funds we borrow. We intend to borrow between eight and 12 times the amount of our equity capital to attempt to enhance our returns to stockholders. For purposes of this calculation, we treat our trust preferred securities as an equity capital equivalent. We are self-managed and self-advised. We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our initial taxable period ended December 31, 2003. As a REIT, we generally are not subject to federal income tax on the REIT taxable income that we distribute to our stockholders. In evaluating our assets and their performance, our management team primarily evaluates these critical factors: asset performance in differing interest rate environments, duration of the security, yield to maturity, potential for prepayment of principal, and the market price of the investment.

        For the nine and three months ended September 30, 2005, we had interest income of $111.4 million and $43.6 million, respectively, and interest expense of $80.1 million and $33.5 million, respectively. As of September 30, 2005, we had a weighted average yield on assets of 4.07% and a net weighted average borrowing cost of 3.75%. The constant prepayment rate for the portfolio was 35.7% for September 2005, which reflects the annualized proportion of principal that was prepaid. Prepayments on the loans underlying our mortgage related securities can alter the timing of the cash flows from the underlying loans to us. As a result, we gauge the interest rate sensitivity of our assets by measuring their effective duration. While modified duration measures the price sensitivity of a bond to movements in interest rates, effective duration captures both the movement in interest rates and the fact that cash flows to a mortgage related security are altered when interest rates move. Accordingly, when the contract interest rate on a mortgage loan is substantially above prevailing interest rates in the market, the effective duration of securities collateralized by such loans can be quite low because of expected prepayments. Although most of the fixed-rate mortgage-backed securities in our portfolio are collateralized by loans with a lower propensity to prepay when the contract rate is above prevailing rates, their price movements track securities with like contract rates and therefore exhibit similar effective duration. The value of our portfolio will change as interest rates rise or fall. See "Qualitative and Quantitative Disclosures about Market Risk—Interest Rate Risk—Effect on Fair Value."

        The third quarter of 2005 was a period when short-term rates continued to increase more than longer term rates. This phenomenon, which is referred to as a "flattening" of the yield curve, often occurs just prior to a period when the Federal Reserve completes a "tightening cycle." Yet, the Federal Reserve is still in a tightening mode, having raised the short-term borrowing rate (the "Federal Funds Target Rate") to 3.75% on September 20, 2005. On June 30, 2004, the Federal Reserve began a series of Federal Funds Target Rate increases which have to this date resulted in the Federal Funds Target Rate increasing from 1.00% to 3.75% as of September 30, 2005. During the third quarter of 2005, the one-month LIBOR rate increased 52.4 basis points to 3.86% and the longer 12-month LIBOR rate increased 53.6 basis points to 4.44%. The yield of the on-the-run two year Treasury note increased 53.2 basis points to 4.17%. During that same period, the yield of the on-the-run five year Treasury note increased 49 basis points to 4.19% and the yield of the on-the-run ten year Treasury note increased 41.0 basis points to 4.32%. It should be noted, however, that since the beginning of 2005, the on-the-run Treasury ten year note is up in yield only 10.6 basis points as compared to the one month LIBOR rate which is up 13.8 times that amount, or 146 basis points. Continued increases in the Federal Funds Target Rate will inevitably put pressure on earnings to the extent that our funding rates increase faster than the income on our adjustable rate mortgage related assets.

        This flattening of the yield curve has affected our financial results as compared to prior periods. The yields on our portfolio of mortgage-backed securities are affected by movements in both short- and long-term rates. In particular, while yields on our adjustable rate assets will ultimately move in response to movements in short-term rates, they will do so with a lag owing to reset frequencies that are often greater than monthly. Yields on our fixed-rate assets and longer resetting hybrids are driven primarily by longer term rates. Conversely, our repurchase agreement debt carries interest rates that are set based on short-term interest rates only (the short end of the yield curve). As the effect of Federal Reserve actions are reflected in LIBOR rates, our funding costs will increase as our repurchase agreements mature and are renewed at the then current rates. This will result in a tightening of our net interest spread.

        The narrowing of the interest rate spread on our portfolio is evident when our September 30, 2005 portfolio data is compared to the June 30, 2005 data. The weighted average yield on our assets was 4.07% at September 30, 2005 while the net weighted average cost of borrowings was 3.75%, for a spread of 0.32%. These same percentages at June 30, 2005 were 3.81% for assets and 3.14% for liabilities, or a spread of 0.67%. These changes in the yield curve are also evident when our September 30, 2005 portfolio data is compared to September 30, 2004. These same percentages at September 30, 2004 were 3.02% for assets and 1.55% for liabilities, or a spread of 1.47%.

        This narrowing in the third quarter of 2005 resulted in the following changes in our financial results: lower net interest income as compared to the second quarter of 2005 and therefore lower net income; reduced quarterly dividends; and a lower fair market value of the investment portfolio which results in an increase in our accumulated other comprehensive loss.

Financial Condition

        All of our assets at September 30, 2005 were acquired with the proceeds of our common stock offerings and the trust preferred securities issued during the second quarter of 2005, and through the use of leverage. On May 17, 2005 we received net proceeds after offering costs of $48.5 million from the issuance of the trust preferred securities we issued through a Delaware statutory business trust sponsored and wholly-owned by us called Bimini Capital Trust I. The interest on the trust preferred securities is fixed for the first five years at 7.61% and then floats at a spread of 3.30% over three-month LIBOR for the remaining 25 years. However, the trust preferred securities are redeemable at the Company's option at the end of the first five year period and at any subsequent date that we choose. We believe that the income generated from available investment opportunities, when the use of leverage is employed for the purchase of assets, will exceed the cost of the debt. In addition, on September 29, 2005 we announced that we had entered into an agreement to issue an additional $50.0 million of trust preferred securities through Bimini Capital Trust II, a Delaware statutory business trust sponsored and wholly-owned by us. The transaction settled on October 5, 2005 and we received net proceeds after offering costs of $48.5 million from the issuance of the trust preferred securities. The interest on the Bimini Capital Trust II trust preferred securities is fixed for the first five years at 7.8575% and then floats at a spread of 3.50% over the three-month LIBOR for the remaining 25 years. However, the trust preferred securities are redeemable at our option at the end of the first five year period and at any subsequent date that we choose. We believe that the income generated from available investment opportunities, when the use of leverage is employed for the purchase of assets, will exceed the cost of the debt.

  Mortgage Related Securities

        At September 30, 2005, we held $3.9 billion of mortgage related securities at fair value. Our portfolio of mortgage related securities will typically be comprised of fixed-rate mortgage-backed securities, floating rate collateralized mortgage obligations, adjustable-rate mortgage-backed securities, hybrid adjustable-rate mortgage-backed securities and balloon maturity mortgage-backed securities. We seek to acquire low duration assets that offer high levels of protection from mortgage prepayments. Although the duration of an individual asset can change as a result of changes in interest rates, we plan to maintain a portfolio with an average effective duration of less than 2.0. The stated contractual final maturity of the mortgage loans underlying our portfolio of mortgage related securities generally ranges up to 30 years. However, the effect of prepayments of the underlying mortgage loans tends to shorten the resulting cash flows from our investments substantially. Prepayments occur for various reasons, including refinancings of underlying mortgages and payoffs associated with sales of the underlying homes as the individual borrower moves.

        In response to the changing interest rate environment during the period between June 30, 2004 and September 30, 2005 as the Board of the Federal Reserve voted to raise the Federal Funds Target Rate eleven times, or a total of 275 basis points to 3.75% as of September 30, 2005, we began and have continued to modify the mix of mortgage related securities in our portfolio. This has been accomplished by purchasing greater percentages of adjustable-rate and hybrid adjustable-rate mortgage related securities and smaller percentages of fixed-rate mortgage related securities than we owned one year ago. This approach has altered the mix of mortgage related securities in our portfolio such that the percentage of adjustable-rate securities whose coupons reset in one year or less had increased to 56.1% on September 30, 2005 from 43.1% on September 30, 2004. The percentage of floating rate collateralized mortgage obligations had decreased to zero percent of the portfolio from 15.7% on September 30, 2004 in order to minimize the potential negative effect of higher LIBOR rates on the 7.5% and 8.0% lifetime caps on those securities. During the third quarter of 2005, we sold $68.2 million of assets, consisting primarily of CMO floating rate securities whose lifetime caps were 8% or lower, resulting in a net gain of approximately $11,000. We are generally using the proceeds of our monthly mortgage-backed securities principal payments to purchase greater percentages of adjustable-rate and shorter resetting hybrid-adjustable-rate mortgage related securities and a smaller percentage of fixed-rate mortgage backed pools than we owned one year ago.

        The following tables summarize our mortgage related securities as of September 30, 2005:

Asset Category	Market Value	Percentage of Entire Portfolio	Weighted Average Coupon	Weighted Average Maturity in Months	Longest Maturity	Weighted Average Coupon Reset in Months	Weighted Average Lifetime Cap	Weighted Average Periodic Cap
Fixed-Rate Mortgage-Backed Securities	$809,119,878	20.97%	6.43%	257	25-July-34	n/a	n/a	n/a
CMO Floaters	—	—	—	—	—	—	—	n/a
Adjustable-Rate Mortgage-Backed Securities	2,166,581,042	56.15%	4.26%	337	1-Dec-42	4.44	10.49%	1.76%
Hybrid Adjustable Rate Mortgage-Backed Securities	829,053,560	21.49%	4.22%	342	1-Apr-44	20.82	9.92%	1.64%
Balloon Maturity Mortgage-Backed Securities	53,565,222	1.39%	4.07%	51	1-Feb-11	n/a	n/a	n/a

Total Portfolio	$3,858,319,702	100.00%	4.71%	317	1-Apr-44	8.97	10.33%	1.72%

Agency	Market Value	Percentage of Entire Portfolio
Fannie Mae	$2,323,395,590	60.22%
Freddie Mac	832,257,477	21.57%
Ginnie Mae	702,666,635	18.21%

Total Portfolio	$3,858,319,702	100.00%

Entire Portfolio

Effective Duration	1.190
Weighted Average Purchase Price	$102.68
Weighted Average Current Price	$101.60

        As of September 30, 2005, approximately 49% of our portfolio of 15-year fixed-rate coupon mortgage securities, and 35% of our 30-year fixed-rate coupon mortgage securities, contained only loans with principal balances of $85,000 or less. Because of the low loan balances on these mortgages, we believe borrowers have a lower economic incentive to refinance and have historically prepaid more slowly than comparable securities.

        The table below shows the principal balance of our investment securities, the net un-amortized premium, amortized cost of securities held, average cost expressed as a price, the fair market value of our investments and the fair market value expressed as a price for the quarter ended September 30, 2005 and each of the previous six quarters.

Quarter Ended	Principal Balance of Investment Securities Held	Unamortized Premium (Net)	Amortized Cost of Securities Held	Amortized Cost/Principal Balance Held	Fair Market Value of Investment Securities Held	Fair Market Value/Principal Balance Held
At September 30, 2005	$3,797,400,645	$113,392,661	$3,910,793,306	102.986	$3,858,319,701	101.604
At June 30, 2005	$3,784,668,467	$114,672,670	$3,899,341,137	103.030	$3,876,205,996	102.419
At March 31, 2005	$3,212,516,823	$109,389,703	$3,321,906,527	103.405	$3,299,051,561	102.694
At December 31, 2004	$2,876,319,085	$97,753,097	$2,974,072,182	103.399	$2,973,232,897	103.369
At September 30, 2004	$1,589,828,988	$48,498,955	$1,638,327,943	103.051	$1,638,264,065	103.047
At June 30, 2004	$1,479,500,209	$38,033,673	$1,517,533,882	102.571	$1,508,421,270	101.955
At March 31, 2004	$1,473,583,661	$39,535,014	$1,513,118,676	102.683	$1,516,539,744	102.915

        We had approximately $130.1 million of cash and cash equivalents as of September 30, 2005. At such date there was no cash out on margin. This compares to $128.9 million of cash and cash equivalents on hand and $8.7 million of cash out on margin as of December 31, 2004. Cash out on margin is temporarily encumbered as it is being used as collateral.

  Liabilities

        In May 2005, we issued $50.0 million of trust preferred securities through BCTI. The interest rate on the trust preferred securities is fixed for the first five years at 7.61% and then floats at a spread of 3.30% over three-month LIBOR for the remaining 25 years. However, the trust preferred securities are redeemable at our option at the end of the first five year period and at any subsequent date that we choose. We believe that the income generated from available investment opportunities, when the use of leverage is employed for the purchase of assets, will exceed the cost of the debt. In addition, on September 29, 2005 we announced that we had entered into an agreement to issue an additional $50.0 million of trust preferred securities through Bimini Capital Trust II, a Delaware statutory business trust sponsored and wholly-owned by us. The transaction settled on October 5, 2005 and we received net proceeds after offering costs of $48.5 million from the issuance of the trust preferred securities. The interest on the Bimini Capital Trust II trust preferred securities is fixed for the first five years at 7.8575% and then floats at a spread of 3.50% over three-month LIBOR for the remaining 25 years. However, the trust preferred securities are redeemable at our option at the end of the first five year period and at any subsequent date that we choose. We believe that the income generated from available investment opportunities, when the use of leverage is employed for the purchase of assets, will exceed the cost of the debt. However, the issuance of debt at a fixed-rate for any long-term period, considering the use of leverage, could create an interest rate mismatch if we are not able to invest at yields that exceed the cost of the trust preferred securities.

        On our Current Report on Form 8-K that was furnished on October 7, 2005, which listed our assets and liabilities, as well as on the liability table presented below, one of the repo counter-parties listed is REFCO Securities, LLC. We have reduced our REFCO Securities, LLC exposure to zero as of October 18, 2005.

        We have entered into repurchase agreements to finance acquisitions of mortgage related securities. None of the counter-parties to these agreements are affiliates of ours. These agreements are secured by our mortgage related securities and bear interest rates that have historically moved in close relationship to LIBOR. As of September 30, 2005, we had 19 master repurchase agreements with various investment banking firms and other lenders and had outstanding balances under 14 of these agreements.

        At September 30, 2005, we had approximately $3.7 billion outstanding under repurchase agreements with a net weighted average borrowing cost of 3.75%, $1,044.2 million of which matures between two and 30 days, $397.6 million of which matures between 31 and 90 days, and $2,287.6 million of which matures in more than 90 days. It is our present intention to seek to renew these repurchase agreements as they mature under the then-applicable borrowing terms of the counter-parties to our repurchase agreements. At September 30, 2005, the repurchase agreements were secured by mortgage related securities with an estimated fair value of $3.9 billion and a weighted average maturity of 317 months.

        At September 30, 2005, our repurchase agreements had the following counter-parties, amounts outstanding, amounts at risk and weighted average remaining maturities:

Repurchase Agreement Counter-parties	Amount Outstanding	Amount at Risk(1)	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount Outstanding
	($000)	($000)
Deutsche Bank Securities, Inc.	$941,027	$11,777	129	25.3%
Nomura Securities International, Inc.	817,596	38,926	174	21.9%
Cantor Fitzgerald	530,931	24,645	160	14.2%
REFCO Securities, LLC	323,273	9,359	115	8.7%
Washington Mutual	233,932	10,961	14	6.3%
Bear Stearns & Co. Inc.	196,476	6,813	217	5.3%
Goldman Sachs	188,989	5,670	39	5.1%
JP Morgan Securities	132,036	5,575	142	3.5%
Merrill Lynch	128,119	1,677	188	3.4%
UBS Investment Bank, LLC	109,052	4,627	123	2.9%
Lehman Brothers	57,982	1,345	21	1.6%
Countrywide Securities Corp.	45,975	2,653	82	1.2%
Daiwa Securities America Inc.	19,825	1,167	279	0.5%
Morgan Stanley	4,161	172	95	0.1%

Total	$3,729,374	$125,367		100.0%

(1)
Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities, plus accrued interest expense.

  Equity

        Accumulated other comprehensive loss, as reflected in the stockholders' equity section, increased approximately $51.3 million from December 31, 2004 to September 30, 2005. This is reflective of an overall decline in the fair value of our portfolio as compared to the original aggregate purchase price of the investments. Changes in interest rates over time, as described previously in the Introduction and Overview section, are the primary market factor for this value decline; generally, as interest rates rise, the value of long-term interest rate sensitive securities decline. The value of the majority of our assets is driven by movements in short-term rates—rates typically inside two years. As mentioned above, these rates increased over the nine month period. Additionally, as longer term rates decreased, prepayment expectations increased resulting in a widening in the spreads at which our assets are priced.

        We have negative retained earnings (titled "accumulated deficit" in the stockholders' equity section) at each balance sheet date because of the consequences of our tax status as a REIT. As is more fully described in the section titled "Future REIT Taxable Income Distributions," our dividends are based on our REIT taxable income, and not on our income computed in accordance with generally accepted accounting principles (as reported in the accompanying financial statements). Therefore, to the extent that our cumulative REIT taxable income is both (i) greater than the cumulative financial statement income, and (ii) is paid-out to our stockholders as dividends, we will report negative retained earnings on our balance sheet.

  Merger Agreement

        On September 29, 2005, we announced that we had entered into a definitive merger agreement with Opteum headquarted in Paramus, New Jersey. The transaction closed on November 3, 2005.

Under the terms of the merger agreement, we agreed to issue in the merger 3,717,242 Class A Shares and 1,800,000 Series A Redeemable Preferred Shares to the stockholders of Opteum in exchange for 100% of the stock of Opteum. Opteum is required to deliver $60.0 million of book value. The purchase price will be adjusted pursuant to the merger agreement if Opteum delivers a different book value at the closing of the merger. For accounting purposes, we will use the average closing stock price for the five trading sessions surrounding this announcement to determine the value of the initial consideration paid in this deal. Using that calculation, the stock price average is $11.46. In 2006, we will issue our annual proxy statement where we will ask the stockholders to elect to allow the Series A Redeemable Preferred Shares to be eligible to convert into Class A common shares on a one-for-one basis. In addition, the Opteum stockholders will be eligible to receive up to $17.5 million in cash, or in certain circumstances, preferred shares over the next five years depending on the cash flows of certain residual interests in securitizations which are on Opteum's balance sheet at the closing. For tax purposes, Opteum is a taxable REIT subsidiary.

        As part of the merger, we are lending approximately $65.0 million to Opteum to pay down existing debt, the majority of which will come from the net proceeds of $48.5 million of Bimini Capital Trust II trust preferred securities which we issued on October 5, 2005.

Results of Operations

        We have experienced a significant growth in our assets as we completed our private equity raises in January 2004 and February 2004, our public offerings in September 2004 and December 2004, and our issuance of trust preferred securities in May 2005. This growth in our capitalization and assets results in the amounts and components of our income and expenses for the three and nine month periods ending September 30, 2005 to differ significantly from the same periods in 2004.

  Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

        For the nine months ended September 30, 2005 and 2004, we recorded $27.0 million and $15.3 million in net income, respectively. Our net interest income for the nine months ended September 30, 2005 and 2004 was $31.3 million and $17.5 million, respectively, our net gain on sale of securities was $2.0 million and $0.1 million, respectively and our expenses for those periods were $6.3 million and $2.3 million, resulting in net income of $27.0 million or $1.27 per diluted Class A Common Share and $15.3 million or $1.56 per diluted Class A Common Share, respectively.

(See the table below for results listed on a quarterly basis.)

        For the nine months ended September 30, 2005 and 2004, comprehensive income/(loss) was ($24.3) million including the net unrealized loss on the available for sale securities of ($49.3) million and $15.2 million including the net unrealized gain on available for sale securities of $0.1 million, respectively. The factors resulting in the unrealized loss on available for sale securities are described above.

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004

        For the three months ended September 30, 2005 and 2004, we recorded $7.9 million and $5.7 million in net income, respectively. Our net interest income for the three months ended September 30, 2005 and 2004 was $10.1 million and $6.6 million, respectively, our net gain on sale of securities was $0.01 million and $0.1 million, respectively and our expenses for those periods were $2.2 million and $1.0 million, resulting in net income of $7.9 million or $0.37 per diluted Class A Common Share and $5.7 million or $0.51 per diluted Class A Common Share, respectively.

        For the three months ended September 30, 2005 and 2004, comprehensive income/(loss) was ($21.5) million including the net unrealized loss on the available for sale securities of ($29.3) million and $14.8 million including the net unrealized gain on available for sale securities of $9.2 million, respectively. The factors resulting in the unrealized loss on available for sale securities are described above.

        The table below shows our average investments held, total interest income, yield on average earning assets, average repurchase balances outstanding, interest expense, average cost of funds, net interest income and net interest spread for the quarter ended September 30, 2005 and the six previous quarters. We commenced operations on December 19, 2003 and quarterly results for the period ended December 31, 2003 are not meaningful.

RATIOS FOR THE QUARTERS HAVE BEEN ANNUALIZED

Quarter Ended	Average Investment Securities Held	Total Interest Income	Yield on Average Interest Earning Assets	Average Balance of Repurchase Agreements Outstanding	Interest Expense	Average Cost of Funds	Net Interest Income	Net Interest Spread
September 30, 2005	$3,867,262,849	$43,574,308	4.507%	$3,723,603,116	$31,829,278	3.419%	$11,745,030	1.088%
June 30, 2005	$3,587,628,779	$36,748,640	4.097%	$3,449,743,973	$26,703,422	3.096%	$10,045,218	1.001%
March 31, 2005	$3,136,142,229	$31,069,934	3.963%	$2,976,409,157	$19,841,710	2.667%	$11,228,224	1.296%
December 31, 2004	$2,305,748,481	$20,463,071	3.550%	$2,159,890,886	$10,824,164	2.005%	$9,638,907	1.545%
September 30, 2004	$1,573,342,668	$11,017,346	2.801%	$1,504,919,407	$4,253,337	1.131%	$6,764,009	1.670%
June 30, 2004	$1,512,480,507	$10,959,098	2.898%	$1,452,004,000	$4,344,012	1.197%	$6,615,086	1.702%
March 31, 2004	$871,140,453	$7,194,033	3.303%	$815,814,500	$2,736,434	1.342%	$4,457,599	1.962%

        As discussed previously, actions by the Federal Reserve and the resulting impact on various market interest rates have adversely impacted the net interest spread earned on our portfolio of MBS securities over our repurchase agreement funding. Management has taken steps to mitigate the continued impact of further interest rate movements initiated by the Federal Reserve. As discussed above, our portfolio of MBS securities has been adjusted and now contains a greater proportion of adjustable rate securities whose coupons reset in 12 months or less. However, while the coupons on these securities reset frequently and their coupons are tied to the same market interest rates impacted by Federal Reserve actions, they do so with a lag and there is no assurance that our net interest spread will not be compressed further.

Liquidity and Capital Resources

        Our primary source of funds as of September 30, 2005 consisted of repurchase agreements totaling $3.7 billion, with a net weighted average borrowing cost of 3.75%. We expect to continue to borrow funds in the form of repurchase agreements. At September 30, 2005, we had master repurchase agreements in place with 19 counter-parties and had outstanding balances under 14 of these agreements. These master repurchase agreements have no stated expiration but can be terminated at any time at our option or at the option of the counter-party. However, once a definitive repurchase agreement under a master repurchase agreement has been entered into, it generally may not be terminated by either party. As of September 30, 2005, all of our existing repurchase agreements mature in less than one year. Increases in short-term interest rates could negatively impact the valuation of our mortgage related securities, which could limit our borrowing ability or cause our lenders to initiate margin calls.

        In December 2004, we entered into contracts and paid commitment fees to three lenders providing for an aggregate of $900.0 million in committed repurchase lines at pre-determined borrowing rates and haircuts for a 364-day period following the commencement date of each contract. We have no obligation to utilize these repurchase lines. During the second quarter of 2005, we increased the size of one of these lines to $1.0 billion and extended the maturity of the $1.0 billion line to April 2006. The total amount of committed lines now stands at $1.6 billion. In addition, $100 million of the $1.0 billion line may be used to finance principal prepayments due to us, but not yet received, by Ginnie Mae, Fannie Mae, and Freddie Mac. This arrangement, which has predetermined fees which are due only if the line is utilized, benefits us by making cash management less dependent of the vagaries of monthly prepays. We believe that this principal prepayment funding arrangement is unique in the industry and will benefit us greatly, primarily by increasing liquidity.

        For liquidity, we will also rely on cash flow from operations, primarily monthly principal and interest payments to be received on our mortgage related securities, as well as any primary securities offerings authorized by our board of directors.

        We believe that equity capital and the funds from the offering of the trust preferred securities, combined with the cash flow from operations and the utilization of borrowings, will be sufficient to enable us to meet anticipated liquidity requirements. Various changes in market conditions could adversely affect our liquidity, including increases in interest rates and increases in prepayment rates substantially above our expectations. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may be required to pledge additional assets to meet margin calls, liquidate mortgage related securities or sell debt or additional equity securities. If required, the sale of mortgage related securities at prices lower than the carrying value of such assets would result in losses and reduced income.

        We may in the future increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes, collateralized mortgage obligations and senior or subordinated notes. All debt securities, other borrowings, and classes of preferred stock will be senior to the Class A Common Stock in a liquidation of our Company. Additional equity offerings may be dilutive to stockholders' equity or reduce the market price of our Class A Common Stock, or both. We are unable to estimate the amount, timing or nature of any additional offerings as they will depend upon market conditions and other factors.

        As discussed previously, we are lending approximately $65.0 million to Opteum, the majority of which will come from the net proceeds of $48.5 million of Bimini Capital Trust II trust preferred securities which we issued and which settled on October 5, 2005.

Contractual Obligations and Commitments

        The following table provides information with respect to our contractual obligations at September 30, 2005.

	Payment due by period
Contractual Obligations	Total	Less than 1 year	More than 5 Years
Repurchase Agreements	$3,729,373,642	$3,729,373,642	$—
Junior subordinated notes due to Bimini Capital Trust I	51,550,000	—	51,550,000

Total	$3,780,923,642	$3,729,373,642	$51,550,000

Critical Accounting Policies

        Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP). These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments which could significantly affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at that time. For a description of all of the accounting policies that management believes are the most critical, refer to our Annual Report on Form 10-K for the year ended December 31, 2004. Certain of our critical accounting policies are described below:

  Classifications of Investment Securities

        In accordance with applicable GAAP, our investments in mortgage related securities are classified as available-for-sale securities. As a result, changes in fair value are recorded as a balance sheet adjustment to accumulated other comprehensive income (loss), which is a component of stockholders' equity, rather than through our statement of operations. If available-for-sale securities were classified as trading securities, there could be substantially greater volatility in earnings from period-to-period.

  Valuations of Mortgage Related Securities

        All investment securities are carried on the balance sheet at fair value. Our mortgage related securities have fair values determined by management based on the average of third-party broker quotes received and/or by independent pricing sources when available. Because the price estimates may vary to some degree between sources, management must make certain judgments and assumptions about the appropriate price to use to calculate the fair values for financial reporting purposes. Different judgments and assumptions could result in different presentations of value.

        When the fair value of an available-for-sale security is less than amortized cost, management considers whether there is an other-than-temporary impairment in the value of the security (for example, whether the security will be sold prior to the recovery of fair value). If, in management's judgment, an other-than-temporary impairment exists, the cost basis of the security is written down to the then-current fair value, and this loss is realized and charged against earnings. The determination of other than temporary impairment is a subjective process, and different judgments and assumptions could affect the timing of loss realization.

        The decline in fair value of investments held in our portfolio at September 30, 2005, and December 31, 2004 is not considered to be other than temporary. Accordingly the write down to fair value is recorded in other comprehensive loss as an unrealized loss. The factors considered in making this determination included the expected cash flow from the investment, the general quality of the mortgage related security owned, any credit protection available, current market conditions, and the magnitude and duration of the historical decline in market prices as well as our ability and intention to hold such securities owned.

  Interest Income Recognition

        Interest income on our mortgage related securities is accrued based on the actual coupon rate and the outstanding principal amount of the underlying mortgages. Premiums and discounts are amortized or accreted into interest income over the estimated lives of the securities using the effective yield method adjusted for the effects of estimated prepayments based on Statement of Financial Accounting Standards, or SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases—an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17." Adjustments are made using the retrospective method to the effective interest computation each reporting period based on the actual prepayment experiences to date and the present expectation of future prepayments of the underlying mortgages. To make assumptions as to future estimated rates of prepayments, we currently use actual market prepayment history for our securities and for similar securities that we do not own and current market conditions. If our estimate of prepayments is incorrect, we are required to make an adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income.

Future REIT Taxable Income Distributions

        In order to maintain our qualification as a REIT, we are required (among other provisions) to distribute dividends to our stockholders in an amount at least equal to 90% of our "REIT taxable income." "REIT taxable income" is a term that describes our operating results following taxation rules and regulations governed by various provisions of the Internal Revenue Code. REIT taxable income is computed differently from our net income as computed in accordance with GAAP ("GAAP net income"). Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income and GAAP net income can be substantial and each item can affect several years. See our Annual Report on Form 10-K for the year ended December 31, 2004 for a more extensive description.

        For the nine month period ended September 30, 2005, our REIT taxable income was estimated to be approximately $1.6 million greater than our GAAP net income, and the we therefore have declared and paid REIT distributions (dividends) during 2005 based on this higher amount. The most significant portion of this amount is attributable to the phantom stock awards, as these awards result in current charges against GAAP net income that are not current deductions for REIT taxable income. The future deduction of phantom stock award charges against REIT taxable income is uncertain both to the year and as to the amount.

        Depending on the actual size of these timing or temporary differences, some of which are not entirely in our control, future REIT distributions (dividends) may be substantially greater than or less than our GAAP net income in any future reporting quarter or year. Since inception through September 30, 2005, our REIT taxable income is estimated to be approximately $2.4 million greater than our GAAP net income.

Inflation

        Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States and our distributions are determined by our board of directors based primarily on REIT taxable net income as calculated for tax purposes; in each case, our activities and balance sheet are measured with reference to historical cost and or fair market value without considering inflation.

BUSINESS

General

        We commenced operations in December 2003 and invest primarily in residential mortgage related securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. We earn returns on the spread between the yield on our assets and our costs, including the interest expense on the funds we borrow. We intend to borrow between eight and 12 times the amount of our equity capital to attempt to enhance our returns to stockholders. For purposes of this calculation, we treat our trust preferred securities as an equity capital equivalent. We are self-managed and self-advised.

        We conducted private placements of our Class A Common Stock in which we raised aggregate net proceeds (after commissions and expenses) of approximately $141.7 million between December 2003 and February 2004. In September 2004 we completed the initial public offering of our shares of Class A Common Stock. Our Class A Common Stock trades on the New York Stock Exchange, or NYSE, under the trading symbol "BMM". We raised approximately $75.9 million in net proceeds in our initial public offering. In December 2004, we completed a secondary offering of our Class A Common Stock, in which we raised approximately $66.7 million in net proceeds. In May 2005, we raised approximately $48.5 million in net proceeds from our private offering of trust preferred securities through Bimini Capital Trust I, a Delaware statutory business trust sponsored and wholly-owned by us. In October 2005, we raised approximately $48.5 million in net proceeds from our private offering of trust preferred securities through Bimini Capital Trust II, a Delaware statutory business trust sponsored and wholly-owned by us.

        As of September 30, 2005 we had total assets of $4.0 billion, substantially all of which consisted of mortgage related securities and cash and cash equivalents. On that date, our portfolio of mortgage related securities totaled $3.9 billion and was comprised of 56.2% adjustable-rate mortgage-backed securities (those that reset within 12 months), 21.5% hybrid adjustable-rate mortgage-backed securities (securities backed by mortgages with fixed initial rates which, after a period, convert to adjustable rates), 21.0% fixed-rate mortgage-backed securities, and 1.4% balloon maturity mortgage-backed securities (securities backed by mortgages where a significant portion of principal is repaid only at maturity). Of this portfolio, 60% was issued by Fannie Mae, 22% was issued by Freddie Mac and 18% was issued by Ginnie Mae.

        Our portfolio had a weighted average yield of 4.07% as of September 30, 2005. Our net weighted average borrowing cost as of September 30, 2005 was 3.75%. The constant prepayment rate for the portfolio was 35.7% for September 2005, which reflects the annualized proportion of principal that was prepaid. The effective duration for the portfolio was 1.19 as of September 30, 2005. Duration measures the price sensitivity of a fixed income security to movements in interest rates. Effective duration captures both the movement in interest rates and the fact that cash flows to a mortgage related security are altered when interest rates move.

        We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code commencing with our taxable year ended December 31, 2003. Provided we continue to qualify as a REIT, we will generally distribute to our stockholders all or substantially all of our taxable income generated from our operations. As long as we retain our REIT status, we generally will not be subject to federal income tax to the extent that we distribute our net income to our stockholders.

Risk Management Approach

        We seek to differentiate ourselves from other mortgage portfolio managers through our approach to risk management. We invest in a limited universe of mortgage related securities, primarily those issued by Fannie Mae, Freddie Mac and Ginnie Mae. Payment of principal and interest underlying securities issued by Ginnie Mae is guaranteed by the U.S. Government. Fannie Mae and Freddie Mac mortgage related securities are guaranteed as to payment of principal and interest by the respective agency issuing the security. We seek to manage the risk of prepayments of the underlying mortgages by creating a diversified portfolio with a variety of prepayment characteristics. Finally, we seek to address interest rate risks by managing the interest rate indices and borrowing periods of our debt, as well as through hedging against interest rate changes.

        We have implemented a risk-based capital methodology patterned on the general principles underlying the proposed risk-based capital standards for internationally active banks of the Basel Committee on Banking Supervision, commonly referred to as the Basel II Accord. The Basel II Accord encourages banks to develop methods for measuring the risks of their banking activities to determine the amount of capital required to support those risks. Similarly, we use our methodology to calculate an internally generated risk measure for each asset in our portfolio. This measure is then used to establish the amount of leverage we use. We expect our risk management program to reduce our need to use hedging techniques.

Our Investment Strategy

        Our board of directors may change our investment strategy without prior notice to you or a vote of our stockholders.

  Asset Acquisition Strategy

        The primary assets in our current portfolio of mortgage related securities are adjustable-rate mortgage-backed securities, hybrid adjustable-rate mortgage-backed securities, fixed-rate mortgage-backed securities and balloon maturity mortgage-backed securities. The mortgage related securities we currently own are obligations issued by Ginnie Mae, a federal agency, and by Freddie Mac and Fannie Mae, which are federally chartered agencies.

        We seek to manage the effects of prepayments of the mortgage loans underlying our fixed-rate securities on our income at a rate materially different than anticipated. Our diversified portfolio includes securities with prepayment characteristics that we expect to result in slower prepayments, such as pools of mortgage-backed securities collateralized by mortgages with low loan balances, mortgages originated under Fannie Mae's Expanded Approval Program or agency pools collateralized by loans against investment properties.

        Borrowers with low loan balances have a lower economic incentive to refinance and have historically prepaid at lower rates than borrowers with larger loan balances. The reduced incentive to refinance has two parts: borrowers with low loan balances will have smaller interest savings because overall interest payments are smaller on their loans; and closing costs for refinancings, which are generally not proportionate to the size of a loan, make refinancing of smaller loans less attractive as it takes a longer period of time for the interest savings to cover the cost of refinancing.

        Fannie Mae's Expanded Approval Program allows borrowers with slightly impaired credit histories or loan-to-value ratios greater than 80% to qualify for conventional conforming financing. Borrowers under this program have proportionately higher delinquency rates than typical Fannie Mae borrowers, resulting in a higher than market interest rate because of the increased default and delinquency risk. Prepayment rates on these securities are lower than average because refinancing is more difficult for delinquent or recently delinquent loans.

        Agency pools collateralized by loans against investment properties generally result in slower prepayments because borrowers financing investment properties are required to pay an up front premium. Payment of this premium requires a larger rate movement for the borrower to achieve the same relative level of savings upon refinancing.

        We have created and will maintain a diversified portfolio to avoid undue geographic, loan originator, and other types of concentrations. By currently maintaining most of our assets in government or government-sponsored or chartered enterprises and government or federal agencies, which may include an implied guarantee of the federal government as to payment of principal and interest, we believe we can significantly reduce our exposure to losses from credit risk. We intend to acquire assets that will enable us to be exempt from the Investment Company Act.

        Legislation may be proposed to change the relationship between certain agencies, such as Fannie Mae and the federal government. This may have the effect of reducing the actual or perceived credit quality of mortgage related securities issued by these agencies. As a result, such legislation could increase the risk of loss on investments in Fannie Mae and/or Freddie Mac mortgage-backed securities. We currently intend to continue to invest in such securities, even if such agencies' relationships with the federal government change.

  Leverage Strategy

        We use leverage in an attempt to increase potential returns to our stockholders. However, the use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. We generally borrow between eight to 12 times the amount of our equity, although our investment policies require no minimum or maximum leverage. For purposes of this calculation, we treat our trust preferred securities as an equity capital equivalent. We use repurchase agreements to borrow against existing mortgage related securities and use the proceeds to acquire additional mortgage related securities.

        We seek to structure the financing in such a way as to limit the effect of fluctuations in short-term rates on our interest rate spread. In general, our borrowings are short-term and we actively manage, on an aggregate basis, both the interest rate indices and interest rate adjustment periods of our borrowings against the interest rate indices and interest rate adjustment periods on our mortgage related securities in order to limit our liquidity and interest rate related risks. We may also employ borrowings under longer term facilities.

        We generally borrow at short-term rates using repurchase agreements. As of September 30, 2005, our debt to equity ratio was 13.1:1, and our repurchase agreements at that date totaled $3.7 billion. For purposes of this calculation, we treat our trust preferred securities as an equity capital equivalent. Repurchase agreements are generally, but not always, short-term in nature. Under these repurchase agreements, we sell securities to a lender and agree to repurchase those securities in the future for a price that is higher than the original sales price. The difference between the sales price we receive and the repurchase price we pay represents interest paid to the lender. This is determined by reference to an interest rate index (such as LIBOR) plus an interest rate spread. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which we effectively pledge our securities as collateral to secure a short-term loan equal in value to a specified percentage of the market value of the pledged collateral. We retain beneficial ownership of the pledged collateral, including the right to distributions. At the maturity of a repurchase agreement, we are required to repay the loan and concurrently receive our pledged collateral from the lender or, with the consent of the lender, we renew such agreement at the then prevailing financing rate. Our repurchase agreements may require us to pledge additional assets to the lender in the event the market value of the existing pledged collateral declines.

        We have engaged AVM, L.P. (a securities broker-dealer) and III Associates (a registered investment adviser affiliated with AVM), to provide us with repurchase agreement trading, clearing and administrative services. III Associates acts as our agent and adviser in arranging for third parties to enter into repurchase agreements with us, executes and maintains records of our repurchase transactions and assists in managing the margin arrangements between us and our counter-parties for each of our repurchase agreements.

        We seek to protect our capital base through the use of a risk-based capital methodology. This methodology is patterned on the general principles underlying the Basel II Accord. These principles are intended to promote the use by internationally active banks of increasingly sophisticated internal risk management processes and measurements for purposes of allocating capital on a weighted basis. Our methodology follows this framework in that the inherent risk of an asset will create a capital allocation for the asset, which will in turn define the amount of leverage we will employ.

        As with the Basel approach, we identify components of risk associated with the assets we employ. However, unlike typical bank loans, which may bear a significant degree of credit risk, the risks associated with the assets we employ are primarily related to movements in interest rates. The elements relating to interest rate risk we analyze are effective duration, convexity, expected return and the slope of the yield curve. "Effective duration" measures the sensitivity of a security's price to movements in interest rates. "Convexity" measures the sensitivity of a security's effective duration to movements in interest rates. "Expected return" captures the market's assessment of the risk of a security. We assume markets are efficient with respect to the pricing of risk.

        While these three risk components primarily address the price movement of a security, we believe the income earning potential of our portfolio—as reflected in the slope of the yield curve—offsets potential negative price movements. We believe the risk of our portfolio is lower when the slope of the yield curve is steep, and thus is inversely proportional to the slope of the yield curve.

        We use these components of risk to arrive at a risk coefficient for each asset. The product of this coefficient and the amount of our investment represents our "risk measure" for the asset. We calculate risk measures for each asset and then aggregate them into the risk measure for the entire portfolio, which guides us to an appropriate amount of overall leverage. We analyze the portfolio's risk measures on a daily basis. The leverage ratio will rise as the risk level of the portfolio declines and will fall as the portfolio's risk level increases. The goal of our approach is to ensure that our portfolio's leverage ratio is appropriate for the level of risk inherent in the portfolio.

  Interest Rate Risk Management

        We believe the primary risk inherent in our investments is the effect of movements in interest rates. This arises because the changes in interest rates on our borrowings will not be perfectly coordinated with the effects of interest rate changes on the income from, or value of, our investments. We therefore follow an interest rate risk management program designed to offset the potential adverse effects resulting from the rate adjustment limitations on our mortgage related securities. We seek to minimize differences between interest rate indices and interest rate adjustment periods of our adjustable-rate mortgage-backed securities and related borrowings by matching the terms of assets and related liabilities both as to maturity and to the underlying interest rate index used to calculate interest rate charges.

        Our interest rate risk management program encompasses a number of procedures, including the following:

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  monitoring and adjusting, if necessary, the interest rate sensitivity of our mortgage related securities compared with the interest rate sensitivities of our borrowings.

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  attempting to structure our repurchase agreements that fund our purchases of adjustable-rate mortgage-backed securities to have a range of different maturities and interest rate adjustment periods. We attempt to structure these repurchase agreements to match the reset dates on our adjustable-rate mortgage-backed securities. At September 30, 2005, the weighted average months to reset of our adjustable-rate mortgage-backed securities was 4.44 months and the weighted average reset on the corresponding repurchase agreements was 3.31 months; and

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  actively managing, on an aggregate basis, the interest rate indices and interest rate adjustment periods of our mortgage related securities compared to the interest rate indices and adjustment periods of our borrowings. Our liabilities under our repurchase agreements are all LIBOR-based, and we select our adjustable-rate mortgage-backed securities to favor LIBOR indexes. As of September 30, 2005, over 29.3% of our adjustable-rate mortgage-backed securities were LIBOR-based.

        As a result, we expect to be able to adjust the average maturities and reset periods of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings mature or are renewed. Through the use of these procedures, we attempt to reduce the risk of differences between interest rate adjustment periods of our adjustable-rate mortgage-backed securities and our related borrowings.

        We may from time to time use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. We may enter into swap or cap agreements, option, put or call agreements, futures contracts, forward rate agreements or similar financial instruments to hedge indebtedness that we may incur or plan to incur. These contracts would be intended to more closely match the effective maturity of, and the interest received on, our assets with the effective maturity of, and the interest owed on, our liabilities. However, no assurances can be given that interest rate risk management strategies can successfully be implemented. Derivative instruments will not be used for speculative purposes.

        We may also use derivative financial instruments in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets. The inability to match closely the maturities and interest rates of our assets and liabilities or the inability to protect adequately against declines in the market value of our assets could result in losses.

Repurchase Agreement Trading, Clearing and Administrative Services

        We have engaged AVM, L.P. (a securities broker-dealer) and III Associates (a registered investment adviser affiliated with AVM), to provide us with repurchase agreement trading, clearing and administrative services. AVM acts as our clearing agent. III Associates acts as our agent and adviser in arranging for third parties to enter into repurchase agreements with us, executes and maintains records of our repurchase transactions and assists in managing the margin arrangements between us and our counter-parties for each of our repurchase agreements.

        AVM and III Associates receive fees for their services, and III Associates also has the opportunity to earn additional incentive fees. AVM receives a fee equal to no greater than 0.20% of the book value of our assets or a minimum annual fee of $250,000. III Associates receives an annual consulting fee of no less than $200,000 and is entitled to receive 45% of the amount by which the financing costs under each of our repurchase agreements secured by III Associates, calculated at an assumed hurdle rate, would exceed the actual financing costs under that repurchase agreement. For the portion of our mortgage related securities with a value up to $3.0 billion, the applicable hurdle rate is LIBOR plus 0.02%. For the portion of our mortgage related securities with a value between $3.0 billion and $5.0 billion, the applicable hurdle rate is LIBOR plus 0.01%. For the portion of our mortgage related securities with a value in excess of $5.0 billion, the applicable hurdle rate is flat LIBOR.

Description of Mortgage Related Securities

  Mortgage-Backed Securities

        Pass-Through Certificates.    We intend to invest in pass-through certificates, which are securities representing interests in pools of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly. In effect, these securities pass through the monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer or guarantor of the securities. Pass-through certificates can be divided into various categories based on the characteristics of the underlying mortgages, such as the term or whether the interest rate is fixed or variable.

        A key feature of most mortgage loans is the ability of the borrower to repay principal earlier than scheduled. This is called a prepayment. Prepayments arise primarily due to sale of the underlying property, refinancing, or foreclosure. Prepayments result in a return of principal to pass-through certificate holders. This may result in a lower or higher rate of return upon reinvestment of principal. This is generally referred to as prepayment uncertainty. If a security purchased at a premium prepays at a higher-than-expected rate, then the value of the premium would be eroded at a faster-than-expected rate. Similarly, if a discount mortgage prepays at a lower-than-expected rate, the amortization towards par would be accumulated at a slower-than-expected rate. The possibility of these undesirable effects is sometimes referred to as "prepayment risk."

        In general, declining interest rates tend to increase prepayments, and rising interest rates tend to slow prepayments. Like other fixed-income securities, when interest rates rise, the value of mortgage related securities generally declines. The rate of prepayments on underlying mortgages will affect the price and volatility of mortgage related securities and may shorten or extend the effective maturity of the security beyond what was anticipated at the time of purchase. If interest rates rise, our holdings of mortgage related securities may experience reduced returns if the borrowers of the underlying mortgages pay off their mortgages later than anticipated. This is generally referred to as extension risk.

        Payment of principal and interest on mortgage pass-through securities issued by Ginnie Mae, although not the market value of the securities themselves, are guaranteed by the full faith and credit of the federal government. Payment of principal and interest on mortgage pass-through certificates issued by Fannie Mae and Freddie Mac, although not the market value of the securities themselves, are guaranteed by the respective agency issuing the security.

        The mortgage loans underlying pass-through certificates can generally be classified in the following five categories:

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  Adjustable-Rate Mortgages.    As of September 30, 2005, 56.2% of our portfolio consisted of adjustable-rate mortgage-backed securities. Adjustable-rate mortgages, or ARMs, are those for which the borrower pays an interest rate that varies over the term of the loan. The interest rate usually resets based on market interest rates, although the adjustment of such an interest rate may be subject to certain limitations. Traditionally, interest rate resets occur at regular set intervals (for example, once per year). We will refer to such ARMs as "traditional" ARMs. Because the interest rates on ARMs fluctuate based on market conditions, ARMs tend to have interest rates that do not deviate from current market rates by a large amount. This in turn can mean that ARMs have less price sensitivity to interest rates.

  •
  Hybrid Adjustable-Rate Mortgages.    As of September 30, 2005, 21.5% of our portfolio consisted of hybrid adjustable-rate mortgage-backed securities. Hybrid ARMs have a fixed-rate for the first few years of the loan, often three, five, or seven years, and thereafter reset periodically like a traditional ARM. Effectively such mortgages are hybrids, combining the features of a pure fixed-rate mortgage and a "traditional" ARM. Hybrid ARMs have price sensitivity to interest rates similar to that of a fixed-rate mortgage during the period when the interest rate is fixed and similar to that of an ARM when the interest rate is in its periodic reset stage. However, because many hybrid ARMs are structured with a relatively short initial time span during which the interest rate is fixed, even during that segment of its existence, the price sensitivity may be high.

  •
  Fixed-Rate Mortgages.    As of September 30, 2005, 21.0% of our portfolio consisted of fixed-rate mortgage-backed securities. Fixed-rate mortgages are those where the borrower pays an interest rate that is constant throughout the term of the loan. Traditionally, most fixed-rate mortgages have an original term of 30 years. However, shorter terms (also referred to as final maturity dates) have become common in recent years. Because the interest rate on the loan never changes, even when market interest rates change, over time there can be a divergence between the interest rate on the loan and current market interest rates. This in turn can make a fixed-rate mortgage's price sensitive to market fluctuations in interest rates. In general, the longer the remaining term on the mortgage loan, the greater the price sensitivity.

  •
  Balloon Maturity Mortgages.    As of September 30, 2005, 1.3% of our portfolio consisted of balloon maturity mortgage-backed securities. Balloon maturity mortgages are a type of fixed-rate mortgage where all or most of the principal amount is due at maturity, rather than paid down, or amortized, over the life of the loan. These mortgages have a static interest rate for the life of the loan. However, the term of the loan is usually quite short, typically less than seven years. As the balloon maturity mortgage approaches its maturity date, the price sensitivity of the mortgage declines.

  •
  Collateralized Mortgage Obligations.    As of September 30, 2005, none of our portfolio consisted of floating rate collateralized mortgage obligations. Collateralized mortgage obligations, or CMOs, are a type of mortgage-backed security. Interest and principal on a CMO are paid, in most cases, on a monthly basis. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities issued directly by or under the auspices of Ginnie Mae, Freddie Mac or Fannie Mae. CMOs are structured into multiple classes, with each class bearing a different stated maturity. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class. Investors holding the longer maturity classes receive principal only after the first class has been retired. Generally, fixed-rate mortgages are used to collateralize CMOs. However, the CMO tranches need not all have fixed-rate coupons. Some CMO tranches have floating rate coupons that adjust based on market interest rates, subject to some limitations. Such tranches, often called "CMO floaters," can have relatively low price sensitivity.

        Although there are a variety of other mortgage related securities, including various derivative securities, securities known as "inverse floaters," "inverse I.O.'s" and "residuals," we do not expect to invest in them.

  Other Investments

        We may purchase interest rate caps to hedge against quick and unexpected changes in our funding rates. The purchaser of these caps is only at risk for the fee paid. We may also enter into longer term funding arrangements with acceptable counter-parties. We intend to limit these investments to less than 10% of our total assets.

        We also intend to operate in a manner that will not subject us to regulation under the Investment Company Act. Although it does not anticipate any major changes at this time, our board of directors has the authority to modify or waive our current operating policies and our strategies without prior notice to you and without stockholder approval.

Policies With Respect to Certain Other Activities

        If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

        We have authority to offer our Class A Common Stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

        Subject to gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

        We may engage in the purchase and sale of investments. We do not underwrite the securities of other issuers.

        Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Custodian Bank

        J.P. Morgan Chase & Co. is our custodian bank and entitled to fees for its services.

Competition

        When we invest in mortgage related securities and other investment assets, we compete with a variety of institutional investors, including other REITs, insurance companies, mutual funds, pension funds, investment banking firms, banks and other financial institutions that invest in the same types of assets. Many of these investors have greater financial resources and access to lower costs of capital than we do. The existence of these competitive entities, as well as the possibility of additional entities forming in the future, may increase the competition for the acquisition of mortgage related securities, resulting in higher prices and lower yields on assets.

Website Access to our Periodic SEC Reports

        The Internet address of our corporate website is www.biminireit.com. We make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% stockholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.

        Materials we file with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that will contain our reports, proxy and information statements, and other information regarding our company that we will file electronically with the SEC.

Employees

        As of September 30, 2005 we had 11 full-time employees.

Facilities

        Our principal offices are located at 3305 Flamingo Drive, Vero Beach, Florida 32963.

Legal Proceedings

        We are not a party to any legal proceedings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We believe the primary risk inherent in our investments is the effect of movements in interest rates. This arises because the changes in interest rates on our borrowings will not be perfectly coordinated with the effects of interest rate changes on the income from, or value of, our investments. We therefore follow an interest rate risk management program designed to offset the potential adverse effects resulting from the rate adjustment limitations on our mortgage related securities. We seek to minimize differences between the interest rate indices and interest rate adjustment periods of our adjustable-rate mortgage-backed securities and those of our related borrowings.

        Our interest rate risk management program encompasses a number of procedures, including the following:

  •
  monitoring and adjusting, if necessary, the interest rate sensitivity of our mortgage related securities compared with the interest rate sensitivities of our borrowings;

  •
  attempting to structure our repurchase agreements that fund our purchases of adjustable-rate mortgage-backed securities to have a range of different maturities and interest rate adjustment periods. We attempt to structure these repurchase agreements to match the reset dates on our adjustable-rate mortgage-backed securities. At September 30, 2005, the weighted average months to reset of our adjustable-rate mortgage-backed securities was 4.44 months and the weighted average reset on the corresponding repurchase agreements was 3.31 months; and

  •
  actively managing, on an aggregate basis, the interest rate indices and interest rate adjustment periods of our mortgage related securities compared to the interest rate indices and adjustment periods of our borrowings. Our liabilities under our repurchase agreements are all LIBOR-based, and we, among other considerations, select our adjustable-rate mortgage-backed securities to favor LIBOR indexes. As of September 30, 2005, over 29.3% of our adjustable-rate mortgage-backed securities were LIBOR-based.

        As a result, we expect to be able to adjust the average maturities and reset periods of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings mature or are renewed. Through the use of these procedures, we attempt to reduce the risk of differences between interest rate adjustment periods of our adjustable-rate mortgage-backed securities and those of our related borrowings.

        Because we attempt to match our assets and liabilities from an interest rate perspective and hold our assets to maturity, we expect to have limited exposure to changes in interest rates. However, we will be exposed to changes in interest rates either (i) upon refinancing borrowings that expire before the related assets are repaid or (ii) upon reinvesting (and refinancing) proceeds following the maturity of current investments, if interest rates were to rise substantially.

        As a further means of protecting our portfolio against the effects of major interest rate changes we may employ a limited hedging strategy under which we purchase interest rate cap contracts (under which we would generally be entitled to payment if interest rate indices exceed the agreed rates).

Interest Rate Risk

        We are subject to interest rate risk in connection with our investments in mortgage related securities and our related debt obligations, which are generally repurchase agreements of limited duration that are periodically refinanced at current market rates.

Effect on Net Interest Income

        We fund our investments in long-term fixed-rate and hybrid adjustable-rate mortgage-backed securities with short-term borrowings under repurchase agreements. During periods of rising interest rates, the borrowing costs associated with those fixed-rate and hybrid adjustable-rate mortgage-backed securities tend to increase while the income earned on such fixed-rate mortgage-backed securities and hybrid adjustable-rate mortgage-backed securities (during the fixed-rate component of such securities) may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses. We may enter into interest rate cap contracts or forward funding agreements seeking to mitigate the negative impact of a rising interest rate environment. Hedging techniques will be based, in part, on assumed levels of prepayments of our fixed-rate and hybrid adjustable-rate mortgage-backed securities. If prepayments are slower or faster than assumed, the life of the mortgage related securities will be longer or shorter, which would reduce the effectiveness of any hedging techniques we may utilize and may result in losses on such transactions. Hedging techniques involving the use of derivative securities are highly complex and may produce volatile returns. Our hedging activity will also be limited by the asset and sources-of-income requirements applicable to us as a REIT.

Extension Risk

        We invest in fixed-rate and hybrid adjustable-rate mortgage-backed securities. Hybrid adjustable-rate mortgage-backed securities have interest rates that are fixed for the first few years of the loan—typically three, five, seven or 10 years—and thereafter their interest rates reset periodically on the same basis as adjustable-rate mortgage-backed securities. As of September 30, 2005, approximately 21.5% of our investment portfolio was comprised of hybrid adjustable-rate mortgage-backed securities. We compute the projected weighted average life of our fixed-rate and hybrid adjustable-rate mortgage-backed securities based on the market's assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable-rate mortgage-backed security is acquired with borrowings, we may, but are not required to, enter into interest rate cap contracts or forward funding agreements that effectively cap or fix our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related mortgage-backed security. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related mortgage-backed security. However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related mortgage-backed security could extend beyond the term of the swap agreement or other hedging instrument. This situation could negatively impact us as borrowing costs would no longer be fixed after the end of the hedging instrument, while the income earned on the fixed-rate or hybrid adjustable-rate mortgage-backed security would remain fixed. This situation may also cause the market value of our fixed-rate and hybrid adjustable-rate mortgage-backed securities to decline with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets and incur losses to maintain adequate liquidity.

Adjustable-Rate and Hybrid Adjustable-Rate Mortgage-Backed Security Interest Rate Cap Risk

        We also invest in adjustable-rate and hybrid adjustable-rate mortgage-backed securities, which are based on mortgages that are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which an adjustable-rate or hybrid adjustable-rate mortgage-backed security's interest yield may change during any given period. However, our borrowing costs pursuant to our repurchase agreements will not be subject to similar restrictions. Hence, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our adjustable-rate and hybrid adjustable-rate mortgage-backed securities would effectively be limited by caps. This problem will be magnified to the extent we acquire adjustable-rate and hybrid adjustable-rate mortgage-backed securities that are not based on mortgages which are fully indexed. Further, the underlying mortgages may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our adjustable-rate and hybrid adjustable-rate mortgage-backed securities than we need in order to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would negatively impact our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

        We intend to fund a substantial portion of our acquisitions of adjustable-rate and hybrid adjustable-rate mortgage-backed securities with borrowings that have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the mortgage related securities we are financing. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our mortgage related securities and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore, our cost of funds would likely rise or fall more quickly than would our earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our financial condition, cash flows and results of operations.

Prepayment Risk

        Prepayment rates for existing mortgage related securities generally increase when prevailing interest rates fall below the market rate existing when the underlying mortgages were originated. In addition, prepayment rates on adjustable-rate and hybrid adjustable-rate mortgage-backed securities generally increase when the difference between long-term and short-term interest rates declines or becomes negative. Prepayments of mortgage related securities could harm our results of operations in several ways. Some adjustable-rate mortgages underlying our adjustable-rate mortgage-backed securities may bear initial "teaser" interest rates that are lower than their "fully-indexed" rates, which refers to the applicable index rates plus a margin. In the event that such an adjustable-rate mortgage is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the holder of the related mortgage-backed security would have held such security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the expected life of the adjustable-rate mortgage-backed security. We currently own mortgage related securities that were purchased at a premium. The prepayment of such mortgage related securities at a rate faster than anticipated would result in a write-off of any remaining capitalized premium amount and a consequent reduction of our net interest income by such amount. Finally, in the event that we are unable to acquire new mortgage related securities to replace the prepaid mortgage related securities, our financial condition, cash flow and results of operations could be harmed.

Effect on Fair Value

        Another component of interest rate risk is the effect changes in interest rates will have on the market value of our assets. We face the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

        We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data, and different models and methodologies can produce different duration numbers for the same securities.

        The following sensitivity analysis table shows the estimated impact on the fair value of our interest rate-sensitive investments at September 30, 2005, assuming rates instantaneously fall 100 basis points, rise 100 basis points and rise 200 basis points:

	Interest Rates Fall 100 BPS	Interest Rates Rise 100 BPS	Interest Rates Rise 200 BPS
Adjustable-Rate
Fair Value 2,166,581,042
Change in Fair Value	15,975,860	(15,975,860)	(31,951,719)
Change as a % of Fair Value	0.74%	(0.74)%	(1.47)%
Fixed-Rate
Fair Value 809,119,878
Change in Fair Value	17,696,967	(17,696,967)	(35,393,933)
Change as a % of Fair Value	2.19%	(2.19)%	(4.37)%
Hybrid
Fair Value 829,053,560
Change in Fair Value	10,856,624	(10,856,624)	(21,713,247)
Change as a % of Fair Value	1.31%	(1.31)%	(2.62)%
Balloon
Fair Value 53,565,222
Change in Fair Value	1,135,885	(1,135,885)	(2,271,770)
Change as a % of Fair Value	2.12%	(2.12)%	(4.24)%
Cash
Fair Value 130,089,802
Portfolio Total
Fair Value 3,858,319,702
Change in Fair Value	45,665,336	(45,665,336)	(91,330,669)
Change as a % of Fair Value	1.18%	(1.18)%	(2.37)%

        The table below reflects the same analysis presented above but with the figures in the columns that indicate the estimated impact of a 100 basis point fall, a 100 basis point rise, and a 200 basis point rise adjusted to reflect the impact of convexity.

	Interest Rates Fall 100 BPS	Interest Rates Rise 100 BPS	Interest Rates Rise 200 BPS
Adjustable-Rate
Fair Value 2,166,581,042
Change in Fair Value	8,982,778	(20,621,332)	(48,832,614)
Change as a % of Fair Value	0.41%	(0.95)%	(2.25)%
Fixed-Rate
Fair Value 809,119,878
Change in Fair Value	11,245,358	(23,630,687)	(51,949,329)
Change as a % of Fair Value	1.39%	(2.92)%	(6.42)%
Hybrid
Fair Value 829,053,560
Change in Fair Value	7,356,364	(13,527,596)	(31,010,304)
Change as a % of Fair Value	0.89%	(1.63)%	(3.74)%
Balloon
Fair Value 53,565,222
Change in Fair Value	970,842	(1,210,298)	(2,481,626)
Change as a % of Fair Value	1.81%	(2.26)%	(4.63)%
Cash
Fair Value 130,089,082
Portfolio Total
Fair Value 3,858,319,702
Change in Fair Value	28,555,342	(58,989,913)	(134,273,873)
Change as a % of Fair Value	0.74%	(1.53)%	(3.48)%

        In addition to changes in interest rates, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our assets would likely differ from that shown above, and such difference might be material and adverse to our stockholders.

        Our liabilities as of September 30, 2005, consisting primarily of repurchase agreements as well as $50.0 million of trust preferred securities, are also affected by changes in interest rates. As rates rise, the value of the underlying asset, or the collateral, declines. In certain circumstances, we could be required to post additional collateral in order to maintain the repurchase agreement position. We maintain a substantial cash position, as well as unpledged assets, to cover these types of situations. As an example, if interest rates increased 200 basis points, as shown on the prior table, our collateral as of September 30, 2005 would decline in value by approximately $134.3 million.

MANAGEMENT OF THE COMPANY

Our Executive Officers and Directors

        The following table sets forth certain information regarding our executive officers and directors:

Name	Age	Position
Jeffrey J. Zimmer	48	Chairman of the Board, Chief Executive Officer and President
Robert E. Cauley, CFA	47	Chief Financial Officer, Chief Investment Officer, Secretary and Director
Amber K. Luedke	29	Treasurer and Senior Vice President
Peter R. Norden	51	Senior Executive Vice President and Director
Kevin L. Bespolka	43	Independent Director(1)(2)(3)
Maureen A. Hendricks	54	Independent Director(1)(3)
W. Christopher Mortenson	59	Independent Director(1)(3)
Buford H. Ortale	44	Independent Director(1)(2)
Jason Kaplan	31	Independent Director

(1)
Member of Audit Committee.

(2)
Member of Governance and Nominating Committee.

(3)
Member of Compensation Committee.

        Jeffrey J. Zimmer is our Chairman, Chief Executive Officer, President and one of our founders. He was most recently a Managing Director in the Mortgage-Backed and Asset Backed Department at RBS/Greenwich Capital Markets. From 1990 through 2003, he held various positions in the mortgage-backed department at Greenwich Capital. While there, Mr. Zimmer worked closely with some of the nation's largest mortgage banks, hedge funds, and investment management firms on various mortgage-backed securities investments. He has sold and researched almost every type of mortgage-backed security in his 21 years in the mortgage business. He has negotiated terms on and participated in the completion of dozens of new underwritten public and privately placed mortgage-backed deals for customers of Greenwich Capital. Mr. Zimmer was employed at Drexel Burnham Lambert in the institutional mortgage-backed sales area from 1984 until 1990. He received his MBA in finance from Babson College in 1983 and a BA in economics and speech communication from Denison University in 1980.

        Robert E. Cauley is our Chief Investment Officer, Chief Financial Officer, Secretary and one of our founders. He was previously Vice President, Portfolio Manager at Federated Investment Management Company in Pittsburgh, Pennsylvania where from 1996 until September 2003 he was also a lead portfolio manager, co-manager, or assistant portfolio manager of $4.25 billion (base capital, unlevered amount) in mortgage and asset backed securities funds. From 1994 to 1996, he was an associate at Lehman Brothers in the asset-backed structuring group. From 1992 to 1994 he was a credit analyst in the highly levered firms group and the aerospace group at Barclay's Bank. Mr. Cauley has invested in, researched, or structured almost every type of mortgage-backed security. Mr. Cauley, who is a CFA and a CPA, received his MBA in finance and economics from Carnegie Mellon University and his BA in accounting from California State University, Fullerton. Mr. Cauley served in the United States Marine Corps for four years.

        Amber K. Luedke is our Treasurer and Senior Vice President. Until she joined our company in September 2004, she was a staff accountant for the public accounting firm Ahearn, Jasco + Company P.A., in Pompano Beach, Florida. While there, she performed bookkeeping, consulting and tax work for a variety of companies in a variety of industries. Through this experience she gained valuable knowledge and understanding of the mortgage-backed securities industry. Prior to joining Ahearn, Jasco in the fall of 2003 she was employed for three years as a staff accountant by Kennedy and Coe, LLC, a public accounting firm in Kansas where she specialized in taxation of the agricultural industry. Ms. Luedke received her Master of Accountancy degree in 2000 from Kansas State University and her BS in Business Administration from Kansas State University in 1999. She is licensed in Kansas and Florida as a Certified Public Accountant.

        Peter R. Norden is our Senior Executive Vice President, and the Chief Executive Officer and President of Opteum. Peter has been the Chief Executive Officer of Opteum Financial Services, LLC since 1999. In addition to overseeing Opteum, Mr. Norden serves on the Fannie Mae CEO Advisory Board and the GMAC/RFC National Advisory Board. He is also a past President of the Mortgage Bankers Association of New Jersey. In 1988, Mr. Norden acquired Olde Towne Mortgage Company, where he served as the company's Chief Executive Officer, which merged with First Builders Financial Corporation to form First Town Mortgage Corporation. Peter served as President and CEO of First Town until its purchase in 1999 by Chase Manhattan Mortgage Corporation. Mr. Norden began his career in mortgage banking 30 years ago as a senior auditor for the Newark, N.J.-based Touche Ross and Company. Mr. Norden received his BS in Accounting from Fairleigh Dickinson University in 1975.

        Kevin L. Bespolka is currently Managing Director - Head of Foreign Exchange, Emerging Markets and Commodities Proprietary Trading with Dresdner Kleinwort Wasserstein, an investment bank based in Europe. He was previously the Chief Financial Officer of Kidsnet, a company that provides safe internet access for children that he co-founded in 2000. He worked at Merrill Lynch from 1991 to 1999, first as the global head of non-dollar bond option trading and European fixed income proprietary trading, then as global head of foreign exchange options and proprietary trading and finally as the global co-head of debt proprietary trading. Before joining Merrill Lynch, he worked in the Debt Capital Markets Group at Morgan Stanley, structuring public and private placements of non-standard debt securities. Mr. Bespolka graduated magna cum laude from Swarthmore College in 1984.

        Maureen A. Hendricks was most recently a Senior Advisory Director at Salomon Smith Barney from 2001 until January 2003. She was previously the Head of Global Energy and Power at Salomon Smith Barney prior to her retirement in 2001. She was also formerly the Head of Global Capital Markets, Head of Corporate Fixed Income—Americas, Head of European Equities, Co-Head of Global Equity Derivatives, and Head of Structured Finance for JP Morgan Securities. She graduated magna cum laude from Smith College. She is Chairman of the Management Development Compensation Committee, former chairman of the Audit Committee and a member of the board of directors of Millipore Corporation.

        W. Christopher Mortenson is currently a Managing Director with Integrated Corporate Relations, a strategic investor relations firm. He worked at Deutsche Bank Alex Brown from January 1986 to June 2002, first as the head of Software/Services Equity Research, then as a Managing Director and the firm's Global Software and Services Strategist. From 1980 to 1985 Mr. Mortenson was a Senior Analyst at Brean Murray Securities. From 1978 to 1980 he was the CFO of Master Design Corp., and he was a principal at Arthur Young & Company from 1970 to 1978. He has served on the boards of IQ Financial Services and Presence OnLine Pty. Mr. Mortenson graduated cum laude from Harvard College in 1968 and received his MBA from Stanford University in 1970.

        Buford H. Ortale founded and was a Managing Director of the high yield bond group of NationsBanc Capital Markets from 1993 to 1996. Before that, he was at Merrill Lynch in the Merchant

Banking Group. Mr. Ortale has been involved in numerous private equity investments, including start-ups in which he was an original stockholder. His pre-IPO investments include iPayment, Dr. Pepper/Seven Up, Ztel, Ptek, Texas Capital Bancshares, and Healthstream. He has also served on the boards of several companies including Ztel, Ptek, and Phyve Corporation. He is currently President of Sewanee Ventures, a private equity and investment banking firm that he founded in 1996. Mr. Ortale received an MBA from Vanderbilt University.

        Jason Kaplan is President of Kaplan Companies of Highland Park, New Jersey, a regional real estate development and property management company. He has served in this position since December 2004 and prior to that he served as vice-president since joining this company in 1996. Mr. Kaplan is the President of the Central Jersey Builders Association and is on the board of directors of the Central New Jersey Jewish Home for the Aged in Franklin Township, New Jersey. Mr. Kaplan received his BS in finance and real estate from the Wharton School at the University of Pennsylvania.

Other Officers

        George H. Haas IV joined our company in April 2004. He is Senior Vice President and Head of Mortgage Research. Mr. Haas worked at National City Mortgage Company from June 2002 to April 2004, most recently as Vice President of Risk Analytics in the Servicing Asset Risk Management Department. While there, Mr. Haas specialized in researching the impact of mortgage prepayments on a $155 billion mortgage servicing portfolio. He has presented his research at conferences to other fixed income and mortgage banking professionals. Mr. Haas worked at Homeside Lending Inc. from December 2001 to May 2002, where he was a member of the Capital Markets Finance Group, specializing in mortgage servicing rights, hedging and market risk oversight. Prior to December 2001, Mr. Haas attended Oklahoma State University, where he received his MS in Economics, with an econometric and statistical analysis emphasis, and his BS in Business Economics.

Board Composition

        Our board of directors currently consists of eight members. Directors will be elected for a term of three years and hold office until their successors are elected and qualified. Our bylaws provide that except in the case of a vacancy, the majority of the members of our board of directors and of any committee of our board of directors must at all times be independent directors. The term "independent directors" refers to those directors who meet the independence requirements under the rules and regulations of the New York Stock Exchange, as in effect from time to time. A vacancy on our board of directors resulting from the removal of a director may be filled by a vote of our directors, subject, however, to the right of our stockholders to elect a successor to fill any such vacancy resulting from the removal of a director by our stockholders. Except in the case of a removal of a director by our stockholders, vacancies occurring on our board of directors among the independent directors will be filled by the vote of a majority of the remaining directors, including the independent directors. A vacancy on our board resulting from an increase in the number of directors will be filled by the vote of a majority of the entire board of directors.

        Our charter provides for three classes of directors with staggered terms of three years, with one class elected every year. Messrs. Bespolka and Mortenson are Class I directors and will hold office until 2007. Messrs. Norden, Cauley and Mr. Ortale are Class II directors and will hold office until our annual meeting of stockholders in 2008. Mr. Zimmer and Ms. Hendricks are Class III directors and will hold office until 2006. Mr. Kaplan has been elected to the board of directors for a term of one year, ending November 2006.

        Our charter provides for the indemnification of our directors and officers to the fullest extent permitted by Maryland law. Our other employees and agents may be indemnified to such extent as shall be authorized by our board of directors or our bylaws. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification."

Board Committees

        We have established an audit committee, a compensation committee and a governance and nominating committee of our board of directors. Other committees may be established by our board of directors from time to time.

  Audit Committee

        The audit committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our internal and independent auditors, including the results and scope of their audit. The audit committee currently consists of Ms. Hendricks (Chairperson and Audit Committee Financial Expert), Mr. Bespolka, Mr. Mortenson and Mr. Ortale. We believe that a majority of the members of the audit committee satisfy the audit committee membership independence requirements of the SEC and the independence and other standards of the New York Stock Exchange.

  Compensation Committee

        The compensation committee of our board of directors reviews and recommends to the board the compensation and benefits of all of our executive officers, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Mr. Bespolka (Chairperson), Ms. Hendricks and Mr. Mortenson.

  Governance and Nominating Committee

        The corporate governance and nominating committee of our board of directors identifies individuals qualified to become members of our board of directors, selects, or recommends that our board of directors select, the director nominees for each annual meeting of our stockholders and develops our corporate governance principles. The corporate governance and nominating committee currently consists of Mr. Ortale (Chairperson) and Mr. Bespolka.

  Compensation of Directors

        Our independent directors each receive annual compensation of $78,000. Additionally, each independent director receives reimbursement for travel and hotel expenses associated with attending such board and committee meetings. The chairperson of each of the compensation committee and the governance and nominating committee is entitled to an additional annual fee of $6,000. The chairperson of the audit committee is entitled to an additional annual fee of $12,000. The secretary of the independent directors is entitled to an additional annual fee of $6,000. A minimum of one-half of the compensation payable to our independent directors is in the form of our Class A Common Stock and each of our independent directors has the right to elect to receive all or a portion of the balance of such compensation in the form of Class A Common Stock. The grants of stock are under our stock incentive plan, and are subject in all respects to the terms thereof. See "—Stock Incentive Plan." As of September 30, 2005, all four of our independent directors had elected to receive 100% of their compensation in shares of Class A Common Stock. Directors employed directly by us are not separately compensated for their service as directors.

Corporate Governance

  Lead Independent Director

        On the recommendation of the governance and nominating committee, our independent directors meet in regularly scheduled executive sessions without management. Our board of directors has established the position of lead independent director and our independent directors have elected Ms. Hendricks to serve in that position. In her role as lead independent director, Mrs. Hendricks' responsibilities include:

  •
  scheduling and chairing meetings of the independent directors and setting their agendas;

  •
  facilitating communications between the independent directors and management; and

  •
  acting as a point of contact for persons who wish to communicate with the independent directors.

  Code of Business Conduct and Ethics

        Our board of directors has established a code of business conduct and ethics, which is available on our corporate website. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

        Waivers to the code of business conduct and ethics may be granted only by the governance and nominating committee of the board. In the event that the committee grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section of our corporate website at www.biminireit.com. The information on that website is not a part of this prospectus.

  Public Availability of Corporate Governance Documents

        Our key corporate governance documents, including our code of business conduct and the charters of our audit committee, compensation committee and governance and nominating committee are:

  •
  available on our corporate website; and

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  available in print to any stockholder who requests them from our corporate secretary.

Compensation of Executive Officers

        The following table summarizes the compensation we awarded or paid to our Chairman, Chief Executive Officer and President and to our Chief Investment Officer, Chief Financial Officer and Secretary in 2003 and 2004. We refer to the persons identified in the following table as our named executive officers.

Summary Compensation Table

	Annual Compensation								Long-Term Compensation
									Awards			Payouts
Name and Position	Year	Salary			Bonus			Other	Restricted Stock Awards		Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation
Jeffrey J. Zimmer, President and Chief Executive Officer	2003 2004	$ $	4,583 227,500	(1)	$	— 548,917	(2)	— —	— $2,797,500	(3)	— —	— —	— $14,231	(4)
Robert E. Cauley, Chief Investment Officer, Chief Financial Officer and Secretary	2003 2004	$ $	4,583 188,854	(1)	$	— 324,278	(5)	— —	— $1,865,250	(6)	— —	— —	$14,224 —	(7)

(1)
Represents salary received from commencement of operations to year end. Annual salary for a full year of operations would have been $150,000.

(2)
Includes a one-time bonus of $250,000 pursuant to Mr. Zimmer's employment agreement with us, awarded upon the effectiveness of our resale registration statement.

(3)
Represents a grant of 186,500 phantom shares with dividend equivalent rights. In 2004, 22,150 of these shares vested. Provided that grantee continues his employment, additional shares vest as follows: 13,650 shares vest in February 2005, and thereafter, 13,700 shares vest each quarter through November 2007. The shares shall fully vest upon (i) Termination of Service by us without Cause or for Disability, (ii) Termination of Service by the Grantee for "Good Reason," within 30 days of the occurrence (or initial occurrence, in the case of a continuing condition) thereof, (iii) the Grantee's death while employed or (iv) the occurrence of a Change of Control while employed (as such terms are defined in the grantee's employment agreement).

(4)
Includes $12,466 for health and dental insurance and $1,745 automobile allowance.

(5)
Includes a one-time bonus of $125,000 pursuant to Mr. Cauley's employment agreement with us, awarded upon the effectiveness of our resale registration statement.

(6)
Represents a grant of 124,350 phantom shares with dividend equivalent rights. In 2004, 15,550 of these shares vested. Provided that grantee continues his employment, additional shares vest as follows: 9,050 shares in each quarter from February 2005 through November 2006, and thereafter, 9,100 shares vest each quarter through November 2007. The shares shall fully vest upon (i) Termination of Service by us without Cause or for Disability, (ii) Termination of Service by the Grantee for "Good Reason," within 30 days of the occurrence (or initial occurrence, in the case of a continuing condition) thereof, (iii) the Grantee's death while employed or (iv) the occurrence of a Change of Control while employed (as such terms are defined in the grantee's employment agreement).

(7)
Includes $12,466 for health and dental insurance and $1,627 automobile allowance.

Executive Employment Agreements

        We entered into employment agreements with Messrs. Zimmer and Cauley in 2003, which were amended and restated in 2004. The employment agreements provide for Mr. Zimmer to serve as our President and Chief Executive Officer and Mr. Cauley to serve as our Chief Investment Officer and Chief Financial Officer. These employment agreements require Messrs. Zimmer and Cauley to devote substantially full-time attention and time to our affairs, but also permit them to devote time to their outside business interests. The employment agreements terminate in April 2007; provided, however, that the term shall automatically be extended for one-year periods unless, not later than six months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. The employment agreements provide for an annual base salary of $400,000 to Mr. Zimmer and $267,500 to Mr. Cauley. Messrs. Zimmer and Cauley will be entitled to bonuses at the discretion of the compensation committee, which shall consider, among other things, whether completion of a capital raising event should result in the payment of a bonus. In addition, subject to approval by the compensation committee, Messrs. Zimmer and Cauley may participate in our employee benefit plans, including, but not limited to, the 2003 stock incentive plan. Messrs. Zimmer and Cauley are covered by medical, vision and dental insurance at our expense.

        Each employment agreement also provides that, at our expense, the executive officer or his estate will be entitled to life insurance in an amount of at least $2,500,000 for Mr. Zimmer and $2,000,000 for Mr. Cauley and long-term disability insurance benefits, and to receive continued coverage under our group health plans for a period of three years in the event of his death or disability.

        Upon the termination of an executive officer's employment either by us for "cause" or by the executive officer without "good reason" during the term of his employment agreement, such executive officer will be entitled to receive his base salary and bonus accrued through the date of termination of the executive officer's employment. All unvested equity awards will be terminated.

        Upon the termination of an executive officer's employment either by us without "cause" or by the executive officer for "good reason" or by the executive officer for any reason within three months after a "change of control", the executive officer will be entitled under his employment agreement to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

  •
  lump-sum cash payment equal to 300% of the sum of his then-current annual base salary plus average bonus over the prior three years;

  •
  his prorated annual bonus for the year in which the termination occurs;

  •
  all stock options held by the executive officer will become fully exercisable and will continue to be exercisable for their full terms and all restricted stock held by such executive officer will become fully vested;

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  health benefits for three years following the executive officer's termination of employment at no cost to the executive officer, subject to reduction to the extent that the executive officer receives comparable benefits from a subsequent employer; and

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  outplacement services at our expense.

        "Cause" under the employment agreements generally includes (i) conviction of felony or certain other crimes, (ii) willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement, (iii) repeated failure to adhere to certain directions, policies and practices or to devote required time and efforts to us, (iv) certain willful and continued failures to perform properly assigned duties, (v) material breach of certain restrictive covenants, or (vi) certain other breaches of the employment agreement. "Good reason" under the employment agreements generally includes (i) the material reduction of authority, duties and responsibilities, the failure to continue as a member of our board (or as chairman of the board, as applicable), or the assignment of duties materially inconsistent with the executive's positions, (ii) a reduction in salary, (iii) the relocation of the executive's office to more than 25 miles from Vero Beach, Florida, (iv) our failure to pay certain compensation, or (v) our material and willful breach of the employment agreement. Conditions otherwise constituting cause or good reason may be subject to specified opportunities to cure. "Change of control" under the employment agreements generally includes (i) certain acquisitions of 30% or more of the voting power or our capital stock by a person or group, (ii) certain consolidations or mergers where our stockholders do not immediately thereafter own at least 50% of the voting power of the resulting company, (iii) certain sales or other transfers of substantially all of our assets to a third party or the approval by our stockholders of a plan of our liquidation or dissolution, and (iv) certain significant changes in the composition of our board of directors.

        Under the employment agreements, we have agreed to make an additional tax gross-up payment to the executive officer if any amounts paid or payable to the executive officer would be subject to the excise tax imposed on certain so-called "excess parachute payments" under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of 10% or less would avoid the excise tax, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment.

        Each employment agreement also contains confidentiality provisions that apply indefinitely and non-compete provisions that include covenants not to: (i) conduct, directly or indirectly, any business involving mortgage REITs without the consent of our board of directors, whether such business is conducted by him individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; or (ii) own interests in any entity that is competitive, directly or indirectly, with any business carried on by us or our successors, subsidiaries and affiliates.

        Each of Messrs. Zimmer and Cauley is bound by his non-competition covenant for so long as he is an officer of the company and for a one-year period thereafter, unless his employment is terminated by us without "cause" or by him with "good reason" (in each case, as defined in his employment agreement) or by him for any reason after a "change in control" (as defined in his employment agreement) of our company, in which case his covenant not to compete will lapse on the date of his termination. A copy of each employment agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

2003 Long Term Incentive Compensation Plan

        We have adopted a 2003 Long Term Incentive Compensation Plan. The purpose of the 2003 Long Term Incentive Compensation Plan is to provide us with the flexibility to use stock options and other awards as part of an overall compensation package to provide performance-based compensation to attract and retain qualified personnel. We believe that awards under the 2003 Long Term Incentive Compensation Plan may serve to broaden the equity participation of key employees and further link the long-term interests of management and stockholders. As of September 30, 2005, we had awarded 518,461 phantom shares to employees under this plan.

  Administration

        The 2003 Long Term Incentive Compensation Plan is administered by the compensation committee appointed by our board of directors. The compensation committee consists of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, a non-employee director under Rule 16b-3 and an outside director under Section 162(m), or if no committee exists, the board of directors. References below to the committee include a reference to the board for those periods in which the board is acting.

        The compensation committee has the full authority to administer and interpret the 2003 Long Term Incentive Compensation Plan, to authorize the granting of awards, to determine the eligibility of an employee, director or consultant to receive an award, to determine the number of shares of Class A Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2003 Long Term Incentive Compensation Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2003 Long Term Incentive Compensation Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2003 Long Term Incentive Compensation Plan or the administration or interpretation thereof. In the case of grants to directors, the grants shall, unless otherwise provided by the board of directors, be made and administered by the board of directors rather than the compensation committee. In connection with this authority, the compensation committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The plan also provides for the possibility of a right of first refusal and certain repurchase rights.

  Eligibility and Types of Awards

        Key employees, directors and consultants are eligible to be granted stock options, restricted stock, phantom shares, dividend equivalent rights and other stock-based awards under the 2003 Long Term Incentive Compensation Plan.

  Available Shares

        Subject to adjustment upon certain corporate transactions or events, a maximum of 4,000,000 shares of our Class A Common Stock (but not more than 10% of the Class A Common Stock outstanding on the date of grant) may be subject to stock options, shares of restricted stock, phantom shares and dividend equivalent rights under the 2003 Long Term Incentive Compensation Plan. In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive options for more than 2,000,000 shares of our Class A Common Stock over the life of the 2003 Long Term Incentive Compensation Plan. Any Class A Common Stock withheld or surrendered by plan participants in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for issuance under the 2003 Long Term Incentive Compensation Plan. If an option or other award granted under the 2003 Long Term Incentive Compensation Plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2003 Long Term Incentive Compensation Plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. Also, no award may be granted under our 2003 Long Term Incentive Compensation Plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding shares of our common stock.

  Awards Under the Plan

        Stock Options.    The terms of specific options, including whether options shall constitute "incentive stock options" for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the compensation committee. The exercise price of an option shall be determined by the compensation committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our Class A Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of grant, such stock options shall vest ratably over a five-year period beginning on the date of grant.

        Restricted Stock.    Restricted stock will be subject to restrictions (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right or property) as the compensation committee shall determine. Unless otherwise determined by the compensation committee at the time of grant, restricted stock awards shall vest over a three-year period. Unless otherwise determined by the compensation committee, provided the participant remains in our service, each award will vest in three equal annual installments and 50% of each award is subject to achieving pre-determined financial hurdles in each of those three years. Except as otherwise determined by the compensation committee, upon a termination of employment or other service for cause or by the grantee for any reason during the applicable restriction period, all shares of restricted stock still subject to restrictions shall be forfeited to us.

        Phantom Shares.    Phantom shares will vest as provided in the agreements governing the applicable awards. A phantom share represents a right to receive the fair market value of a share of our Class A Common Stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of our Class A Common Stock in excess of a base value established by the committee at the time of grant. Phantom shares are generally settled by transfer of shares of our Class A Common Stock; however, the compensation committee may determine at the time of grant that phantom shares are settled (i) in cash at the applicable fair market value, (ii) in cash or by transfer of shares at the election of the participant or (iii) in cash or by transfer of shares at our election. The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years. In addition, the compensation committee may establish a program under which distributions with respect to phantom shares may be deferred for additional periods as set forth in the preceding sentence.

        During the nine months ended September 30, 2005, we granted 204,861 phantom shares to employees. Each phantom share represents a right to receive a share of our Class A Common Stock. Dividend equivalent rights were also granted on 203,361 of these phantom shares; the remaining 1,500 phantom shares are not entitled to receive dividend equivalent rights until they vest.

        Phantom share awards are valued at the fair value of our Class A Common Stock at the date of the grant. The total grant date value of all awards is $7,822,313 and the grant date value of awards granted in 2005 is $3,118,313. The phantom awards do not have an exercise price. The grant date value is being amortized to compensation expense on a straight-line basis over the vesting period of the respective award. The phantom shares vest, based on the employees' continuing employment, following a quarterly schedule as provided in the grant agreements, for periods through November 15, 2008.

        As of September 30, 2005, a total of 518,461 phantom stock awards have been granted since the inception of the 2003 Plan, of which, 136,094 shares have fully vested, 380,277 shares remain unvested, and 2,090 shares were forfeited due to the termination of the grantee's employment. The future compensation charge that is eliminated by the forfeiture totaled $31,852. No phantom share awards have expired. Of the vested shares, 10,196 were distributed to grantees during the nine months ended September 30, 2005. As of September 30, 2005, 506,175 phantom shares were outstanding. Total compensation cost recognized for the nine and three months ended September 30, 2005 and 2004 was $1,574,661 and $554,904, respectively, and $401,561 and $344,145 respectively. Dividends paid on phantom shares are charged to retained earnings when declared.

        Dividend Equivalents.    A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends declared on shares of common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Class A Common Stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

        Other Stock-Based Awards.    The 2003 Long Term Incentive Compensation Plan authorizes the granting of other awards based upon the Class A Common Stock (including the grant of securities convertible into Class A Common Stock and stock appreciation rights), and subject to terms and conditions established at the time of grant.

  Change in Control

        Upon a change in control of us (as defined in the 2003 Long Term Incentive Compensation Plan), the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the compensation committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

  Amendment and Termination

        Our board of directors may amend the 2003 Long Term Incentive Compensation Plan as it deems advisable, except that it may not amend the 2003 Long Term Incentive Compensation Plan in any way that would adversely affect a participant with respect to an award previously granted unless the amendment is required in order to comply with applicable laws. In addition, our board of directors may not amend the 2003 Long Term Incentive Compensation Plan without stockholder approval if the amendment would cause the 2003 Long Term Incentive Compensation Plan to fail to comply with any requirement of applicable law in the absence of stockholder approval or applicable exchange or similar rule.

2004 Performance Bonus Plan

        The compensation committee may grant two types of bonuses: (i) an annual supplemental bonus and (ii) a formula bonus. Unless otherwise provided for by the compensation committee, the formula bonus is only awarded if our funds from operations exceed the product of (i) 25% of (A) the annualized 10-year U.S. Treasury rate for the applicable quarterly period, as determined by the committee, plus (B) 2.25% and (ii) the weighted average book value of our company. To the extent this occurs, a certain percentage of the excess will be allocated among selected key employees as determined by the compensation committee. In addition, the fourth quarterly formula bonus for a year will be adjusted (but not to below zero) by the compensation committee so that the aggregate of the four quarterly formula bonuses for the year reflect performance as determined on a full-year basis. Notwithstanding the foregoing, formula bonuses shall never cause general and administrative expenses to exceed 18 basis points of assets, as determined by the compensation committee. The compensation committee may decide whether to grant an annual supplemental bonus, in addition to the formula bonus, based on the performance of the company as compared with its peer group and other material factors not otherwise taken into account for purposes of the formula bonus. No annual supplemental bonus shall exceed 100% of the key employee's aggregate salary for the year, except that, in the case of any employee with an employment agreement that contemplates bonus payments, as is the case with Messrs. Zimmer and Cauley, the compensation committee may provide, in its discretion, that bonuses in excess of 100% of the key employee's aggregate salary for the year may be paid to such employee. Further, in addition to the formula bonus and the annual supplemental bonus, any capital-raising bonus provided for under an employment agreement shall be payable as contemplated by the applicable employment agreement. The compensation committee may provide for partial bonus payments at target and other levels. The compensation committee may determine that bonuses shall be paid in cash or stock, or a combination thereof. Unless otherwise provided for by the compensation committee, (i) (A) formula bonuses shall, at the election of the employee, be paid in cash, stock (or other equity-based compensation) or any combination thereof, and (B) supplemental annual bonuses shall be paid 60% in cash and 40% in stock (or other equity-based compensation) and may be subject to various additional limitations, (ii) formula bonuses shall be vested as they are earned and the equity portion of the annual supplemental bonus shall vest over three years, (iii) subject to the governing plan and applicable award agreement, dividends and dividend equivalents shall be payable with respect to such stock (or other equity), and (iv) stock (or other stock-based compensation) will vest upon the occurrence of certain changes in control and certain terminations of employment. The compensation committee may provide for programs under which the payment of bonuses may be deferred at the election of the employee.

        In 2004, Mr. Zimmer received an aggregate formula bonus of $298,917 and Mr. Cauley received an aggregate formula bonus of $199,278 under the 2004 Performance Bonus Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Ortale, one of our directors, was previously a Managing Director in the Investment Banking Group at Avondale Partners, LLC, one of the placement agents for our private placement that we completed in January 2004. Mr. Ortale now has a continuing affiliation with Avondale pursuant to which he receives compensation from investment banking fees earned by Avondale on transactions referred to Avondale by Mr. Ortale. Mr. Ortale was compensated by Avondale for referring our company to Avondale in an amount equal to $360,000.

        As of September 30, 2005, our outside directors have elected to receive 100% of their directors' compensation in shares of our Class A Common Stock. Accordingly, Ms. Hendricks and Messrs. Bespolka, Mortenson and Ortale have received total consideration of $434,443 as compensation for their services as directors from September 24, 2003 (inception) through September 30, 2005 through the issuance of a total of 29,514 shares of our Class A Common Stock. Our Class A Common Stock was valued at $15.00 per share for the issuances on January 15, 2004, on April 15, 2004, on May 27, 2004 and on July 15, 2004, at $15.97 per share for the issuance on November 8, 2004, at $15.42 per share for the issuance on January 8, 2005 and at $13.63 per share for the issuance on April 20, 2005 and at $14.08 per share for the issuance on July 25, 2005.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock contains the material terms of our capital stock and is subject to and qualified in its entirety by reference to our charter and our bylaws and any amendments thereto, copies of which are attached as exhibits to the registration statement of which this prospectus forms a part.

General

        Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.001 par value per share, and up to 10,000,000 shares of preferred stock, $0.001 par value per share. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

Common Stock

  General

        Of the 100,000,000 shares of common stock we may issue under our charter, 98,000,000 shares have been designated as Class A Common Stock, 1,000,000 shares have been designated as Class B Common Stock and 1,000,000 shares have been designated as Class C Common Stock. All shares of our Class A Common Stock offered hereby will be duly authorized and, upon our receipt of the full consideration therefor, will be fully paid and non-assessable. Holders of our shares of common stock have no sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation's charter. Our charter provides that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that amendments to the provisions of our charter relating to the removal of directors must be approved by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

  Class A Common Stock

        Each outstanding share of Class A Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of shares of our Class A Common Stock are not entitled to cumulate their votes in the election of directors.

        Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding ownership limitations, holders of shares of our Class A Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor.

  Class B Common Stock

        Of the 1,000,000 shares of our Class B Common Stock authorized for issuance under our charter, 319,388 shares were purchased by our founders, Messrs. Zimmer and Cauley, in October 2003.

        Each outstanding share of Class B Common Stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. Holders of our shares of Class B Common Stock are not entitled to cumulate their votes in the election of directors. Holders of our shares of Class A Common Stock and Class B Common Stock vote together as one class in all matters, except that any matters which would adversely affect the rights and preferences of Class B

Common Stock as a separate class require a separate approval by holders of a majority of the outstanding shares of our Class B Common Stock.

        Holders of our shares of Class B Common Stock are entitled to receive dividends on each share of Class B Common Stock in an amount equal to the dividends declared on each share of Class A Common Stock if, as and when authorized and declared by our board of directors out of assets legally available therefor.

  Class C Common Stock

        Of the 1,000,000 shares of our Class C Common Stock authorized for issuance under our charter, 319,388 were purchased by Flagstone Securities, LLC in October 2003.

        No dividends will be paid on the Class C Common Stock. Holders of shares of our Class C Common Stock are not entitled to vote on any matter submitted to a vote of stockholders, including the election of directors, except that any matters that would adversely affect the rights and privileges of the Class C Common Stock as a separate class require the approval of a majority of the Class C Common Stock.

  Liquidation Rights

        As used herein, "Class A Per Share Preference Amount" means $15.00, adjusted equitably for any stock splits, stock combinations, stock dividends or the like.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, after payment or adequate provision for all known debts, liabilities and preference amounts payable on any preferred stock outstanding, liquidation proceeds shall be allocated as follows:

          (i)  first, to each share of Class A Common Stock outstanding, the Class A Per Share Preference Amount;

         (ii)  second, (x) to each share of Class B Common Stock outstanding, its pro rata share of $1.9 million, less the aggregate Class A Per Share Preference Amount with respect to shares of Class A Common Stock issued on conversion of Class B Common Stock (such amount being the "Class B Per Share Preference Amount") and (y) to each share of Class C Common Stock outstanding, its pro rata share of $1.9 million, less the aggregate Class A Per Share Preference Amount with respect to shares of Class A Common Stock issued on conversion of Class C Common Stock (such amount being the "Class C Per Share Preference Amount"); and

        (iii)  finally, any excess pro rata on a share for share basis to holders of our common stock outstanding.

        Whenever funds are insufficient to pay in full the applicable Class A Per Share Preference Amount, the available funds shall be allocated ratably among the shares of Class A Common Stock. Whenever funds are insufficient to pay in full the applicable Class B Per Share Preference Amount and the Class C Per Share Preference Amount, the available funds shall be allocated ratably in accordance with the amount owing to the shares of Class B Common Stock and Class C Common Stock under (ii) above.

  Conversion of the Class B Common Stock and Class C Common Stock

        Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which our board of directors shall have been notified that, as of the end of such fiscal quarter, the stockholders' equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class B Common Stock (or portion thereof to be converted) had occurred, and otherwise determined in accordance with GAAP, equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class B

Common Stock to be converted into Class A Common Stock in any quarter shall not exceed an amount that will cause the stockholders' equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; provided further, that such conversions shall continue to occur until all shares of Class B Common Stock have been converted into shares of Class A Common Stock.

        Each share of Class C Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which our board of directors shall have been notified that, as of the end of such fiscal quarter, the stockholders' equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class C Common Stock had occurred and giving effect to the conversion of all of the shares of Class B Common Stock as of such date, and otherwise determined in accordance with GAAP, equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class C Common Stock to be converted into Class A Common Stock shall not exceed an amount that will cause the stockholders' equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; and provided further, that such conversions shall continue to occur until all shares of Class C Common Stock have been converted into shares of Class A Common Stock.

        Following such conversions, all authorized shares of Class B Common Stock and Class C Common Stock so converted shall be cancelled and become authorized but unissued shares of Class A Common Stock.

Preferred Stock

        Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the date of this prospectus, we issued 1.8 million Class A Convertible Preferred Stock. We have no present plans to issue any additional preferred stock other than the $17.5 million worth of preferred stock that shockholders of Opteum may be eligible to receive over the next five years, pursuant to the merger agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Merger Agreement."

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock will provide us with increased flexibility in making investment acquisitions and in meeting other needs which might arise. The additional shares of our common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Ownership Limitations

        Restrictions under our Charter.    Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit that prohibits any person from acquiring or holding, directly or indirectly, applying attribution rules under the Internal Revenue Code, shares of stock in excess of 9.8% of the total number or value of our common stock, whichever is more restrictive, or our stock in the aggregate. Our charter further prohibits (i) any person from beneficially or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and (ii) any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the number or value of the outstanding shares of our stock (whichever is more restrictive) would result in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, to determine or ensure our status as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

        If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust, and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

        Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary. If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

        All certificates representing shares of our common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

        Every record holder of 0.5% or more (or such other percentage as required by the Internal Revenue Code and the related Treasury regulations) of all classes or series of our stock, including shares of our common stock on any dividend record date during each taxable year, within 30 days after the end of the taxable year, shall be required to give written notice to us stating the name and address of such record holder, the number of shares of each class and series of our stock which the record holder beneficially owns and a description of the manner in which such shares are held. Each such record holder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the stock ownership limits. In addition, each record holder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective.

        These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the Class A Common Stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Their mailing address is 17 Battery Place, New York, New York, 10004. Their telephone number is (212) 845-3200.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and our charter and bylaws contains the material terms of our charter and our bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and bylaws.

Classification of Board of Directors

        Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than fifteen. Any vacancy on our board may be filled by a majority of the remaining directors, even if such a majority constitutes less than a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Our stockholders may elect a successor to fill a vacancy on our board which results from the removal of a director. Our bylaws provide that a majority of our board of directors must be independent directors.

        Pursuant to our charter, our board of directors is divided into three classes of directors. Beginning in 2004, directors of each class will be chosen for three-year terms upon the expiration of their current terms and every other year one class of our directors will be elected by our stockholders. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at the applicable annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

        The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders.

Removal of Directors

        Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, will preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees except upon the existence of cause for removal and a substantial affirmative vote.

Limitation of Liability and Indemnification

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

        Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter shall include expenses (including attorney's fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Our bylaws also permit us to indemnify and advance expenses to any person who served any of our predecessors in any of the capacities described above and to any employee or agent of us or a predecessor of us.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Maryland Business Combination Act

        The MGCL establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then-outstanding voting stock or any affiliate or associate who beneficially owned, directly or indirectly, 10% or more of the voting power of our then-outstanding voting stock within the two year period prior to the date in question. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless our board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must be approved by at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares; and

  •
  66 2/3% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

        Our charter contains a provision exempting us from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, by an amendment to our charter. If such provision is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders' best interests.

Maryland Control Share Acquisitions Act

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more, but less than one-third; (ii) one-third or more, but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Amendment to the Charter

        Except as provided below, our charter, including its provisions on classification of our board of directors, may be amended only if approved by our stockholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter. Amendments to the provisions of our charter relating to the removal of directors will be required to be approved by our stockholders by the affirmative vote at least two-thirds of all votes entitled to be cast on the matter.

Dissolution

        Our dissolution must be approved by our stockholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) at the direction of our board of directors, or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

CLASS A COMMON STOCK AVAILABLE FOR FUTURE SALE

        Prior to our initial public offering on September 21, 2004, there was no public market for our Class A Common Stock. Future sales of substantial amounts of our Class A Common Stock in the public market, or the possibility of such sales occurring, could harm prevailing market prices for our Class A Common Stock or could impair our ability to raise capital through further offerings of equity securities.

        As of September 30, 2005, we had outstanding 20,397,210 shares of our Class A Common Stock. We also have reserved an additional 3,462,689 shares of our Class A Common Stock for issuance under our 2003 Long Term Incentive Compensation Plan, 506,175 shares for issuance upon exchange of phantom shares that we have issued under our 2003 Long Term Incentive Compensation Plan and 638,776 shares for issuance upon conversion of Class B and Class C Common Stock. All of the 5,750,000 shares of our Class A Common Stock sold in our initial public offering and 4,600,000 shares sold in our secondary offering are freely tradable without restriction under the Securities Act. We have filed a registration statement on Form S-8 under the Securities Act covering all shares of our Class A Common Stock issued, reserved for issuance or subject to outstanding options under our 2003 Long Term Incentive Compensation Plan. All 20,397,210 outstanding shares of our Class A Common Stock are available for sale in the public market.

PRINCIPAL STOCKHOLDERS

        The following table presents information known to us regarding the beneficial ownership of our common stock. In accordance with SEC rules, each listed person's beneficial ownership includes:

•
all shares the investor actually owns (of record or beneficially);

•
all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•
all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, information is given as of September 30, 2005. The table presents information regarding:

•
each of our named executive officers;

•
each of our directors;

•
all of our directors and executive officers as a group; and

•
each stockholder known to us to own beneficially more than 5% of our common stock.

        Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown throughout as beneficially owned by them, subject to community property laws, where applicable.

	Beneficial ownership
	Number	Percent(1)
Directors and Officers(2)
Jeffrey J. Zimmer(3)	392,381	1.89
Robert E. Cauley(4)	193,703	1.00
Amber K. Luedke(5)	1,668	*
Buford H. Ortale(6)	122,207	*
Kevin L. Bespolka(7)	74,541	*
Maureen A. Hendricks(8)	47,129	*
W. Christopher Mortenson	9,266	*
All directors and officers as a group (7 persons)	766,354	3.70

*
Holdings represent less than 1% of all shares outstanding.

(1)
Calculated using 20,716,598 shares of Class A and Class B Common Stock outstanding as of September 30, 2005.

(2)
The address of each of our officers and directors is c/o Bimini Mortgage Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

(3)
Includes 10,549 shares owned by members of Mr. Zimmer's immediate family, 1,623 shares held by Mr. Zimmer's IRA and 207,602 shares of Class B Common Stock, which votes together as a class with Class A Common Stock. Also includes 98,902 phantom shares that have vested or will vest within 60 days of September 30, 2005. Each phantom share represents a right to receive one share of our Class A Common Stock.

(4)
Includes 2,500 shares held by Mr. Cauley's IRA and 111,786 shares of Class B Common Stock, which votes together as a class with Class A Common Stock. Also includes 56,639 phantom shares that have vested or will vest within 60 days of September 30, 2005. Each phantom share represents a right to receive one share of our Class A Common Stock.

(5)
Includes 1,668 phantom shares that have vested or will vest within 60 days of September 30, 2005. Each phantom share represents a right to receive one share of our Class A Common Stock.

(6)
Includes 10,000 shares owned by the Ortale Family Foundation.

(7)
Includes 6,667 shares owned by members of Mr. Bespolka's immediate family and 8,000 shares held in Mr. Bespolka's IRA.

(8)
Includes 8,367 shares owned by John K. Hendricks Revocable Trust Dated July 9, 2003, 8,367 shares owned by Maureen A. Hendricks Revocable Trust Dated July 9, 2003 and 17,580 shares held by members of Mrs. Hendricks' immediate family.

SELLING STOCKHOLDERS

        Except as otherwise disclosed, the following table shows information as of September 30, 2005, with respect to the beneficial ownership of our Class A Common Stock by the selling stockholders that may be offered from time to time under this prospectus by the selling stockholders. The percentage of all shares of our Class A and Class B Common Stock beneficially owned by the selling stockholders is based on 20,716,598 shares of our Class A and Class B Common Stock outstanding as of September 30, 2005. The Securities and Exchange Commission has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that the stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. The selling stockholders may offer all, a portion or none of the shares of our Class A Common Stock owned by them. Shares may also be sold by donees, pledgees or other transferees or successors in interest of the selling stockholders and the term "selling stockholder" refers to all such transferees or successors.

        Unless described below, to our knowledge, none of the selling stockholders has had a material relationship with us or any of our affiliates within the past three years.

Name of Selling Shareholders	Number of Shares Owned		Percent	Shares Being Registered Hereby		Percentage Ownership After Offering(1)
Bespolka, Kevin L.(2)	67,874		*	3,917
Bespolka, Lars C.	6,667		*	6,667
Bonanno, Francis A.	1,930		*	1,930
Dolphin Offshore Partners L.P.(3)	66,666		*	66,666
Eidelman, David R. and Rachel R.	4,000		*	4,000
First Commonwealth Mortgage Trust(4)	10,000		*	10,000
Flagstone Securities LLC(5)	469,388	(6)	2.3	469,388	(6)
Gallo, Ray E.	720		*	720
Global REIT LP(7)	10,000		*	10,000
Hilbrink Family Revocable Trust U/A 5/2/04	740		*	740
Kaplan, Philip G. and Judith A.	3,000		*	3,000
Kranzberg, Kenneth	2,500		*	2,500
Long, George A.	10,000		*	10,000
Mortenson, W. Christopher(8)	9,266		*	1,204
Ortale, Buford H.(9)	112,207		*	104,542
The Ortale Family Foundation(9)	10,000		*	10,000
Pluard, Anna	3,334		*	3,334
Powers, Christopher L.	3,000		*	3,000
Putnam, Sarah R.	10,000		*	10,000
Rapp, Fred P. Trust A U/A Dated 12/21/77	7,000		*	7,000
Rapp, Fred P. Trust B U/A Dated 12/21/77	21,000		*	21,000
Redmond, Sandford	10,000		*	10,000
Sexton, Kevin, W.	10,000		*	10,000
Wasatch Advisors, Inc.(10)	657,675		3.2	657,675
Totals	1,506,967		7.3	1,427,283

*
Less than 1%.

(1)
Assumes that all shares of Class A Common Stock being registered hereby are sold, although the selling stockholders are not obligated to sell any such shares of Class A Common Stock.

(2)
Mr. Bespolka is a member of our board of directors.

(3)
Dolphin Offshore Partners, L.P. is an unregistered private investment Delaware investment partnership, the sole managing partner of which is Dolphin Management, Inc. Peter E. Salas, as the President and controlling partner of Dolphin Management, Inc., controls the shares held by Dolphin Offshore Partners, L.P.

(4)
Ken McGraw, as Chairman and President, and Robert Messer, as Executive Vice President of First Commonwealth Mortgage Trust, control the shares held by First Commonwealth Mortgage Trust.

(5)
This selling stockholder had a material relationship with us within the past three years; it was the placement agent in our private placements and was the managing underwriter of our initial public offering. Flagstone Securities, LLC is registered under the Securities Exchange Act of 1934 as a broker-dealer. Flagstone Securities, LLC is a wholly-owned subsidiary of Flagstone Capital, LLC. John Webb, as managing member of Flagstone Capital, LLC, controls the shares held by Flagstone Securities, LLC.

(6)
Includes 319,388 shares of Class A Common Stock receivable upon conversion of Class C Common Stock when certain conditions are met. See "Description of Capital Stock—Conversion of the Class B Common Stock and Class C Common Stock."

(7)
Rob Scharar, as the President of Global REIT L.P., controls the shares held by Global REIT L.P.

(8)
Mr. Mortenson is a member of our board of directors.

(9)
Mr. Ortale is a member of our board of directors and controls the shares held by the Ortale Family Foundation.

(10)
Represents 657,675 shares held by Wasatch Core Growth Fund, 88,950 registered shares held by Wasatch Micro Cap Fund, 1,300 registered shares held by O'Malley Seidler Partners Small Cap Growth Fund L.P. and 6,450 registered shares held by various separate accounts.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material federal income tax considerations regarding our qualification and taxation as a REIT and the material federal income tax consequences resulting from the acquisition, ownership and disposition of our common stock. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of federal income taxation that may be relevant to a holder of our common stock in light of the stockholder's particular circumstances or, except to the extent discussed under the headings "—Taxation of Tax-Exempt Stockholders," and "—Taxation of Non-United States Stockholders" below, to particular types of stockholders which are subject to special tax rules, including, among others, expatriates, partnerships, grantor trusts, insurance companies, tax-exempt entities, financial institutions or broker-dealers, persons who are not citizens or residents of the United States, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the U.S. dollar. This discussion assumes that you will hold our common stock as a "capital asset," generally property held for investment under the Internal Revenue Code.

        The information in this summary is based on the Internal Revenue Code, current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. No assurance can be given that future legislation, Treasury regulations, administrative interpretations and practices and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the information in this summary is based. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following summary will not be challenged by the IRS or will be sustained by a court if so challenged, and we will not seek a ruling with respect to any part of the information discussed in this summary. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury regulations, and administrative and judicial interpretations of the Code.

        YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE IMPACT OF YOUR PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. THIS INCLUDES THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

        We have elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2003. We believe that we have been organized and have operated, and intend to continue to be organized and operate in a manner so as to, qualify as a REIT. However, no assurance can be given that we in fact qualify or will remain qualified as a REIT. In connection with this offering, we have received the opinion of our legal counsel, Clifford Chance US LLP, that commencing with our taxable year ended December 31, 2003, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is not binding on the IRS or any court. In addition, the opinion of our counsel is based on various assumptions and is conditioned upon certain representations made by us as to factual matters, including factual representations concerning our business and assets as set forth in this prospectus, and assumes that the actions described in this prospectus are completed in a timely fashion. Our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Clifford Chance US LLP. No assurance can be given that our actual results for any particular taxable year will satisfy these requirements. See "—Failure to Qualify as a REIT." In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

        So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we currently distribute to our stockholders. As a result, we generally will not be required to pay federal income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation.

        Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. Even as a REIT, however, we will be required to pay U.S. federal tax, as follows.

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  We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain.

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  We may be subject to the "alternative minimum tax" on our items of tax preference, if any.

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  If we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 90% (95% for taxable years commencing with our taxable year beginning on January 1, 2005) of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by a fraction intended to reflect our profitability.

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  Pursuant to the American Jobs Creation Act of 2004 (the "Act") commencing with our taxable year beginning on January 1, 2005, if we fail to satisfy any of the REIT asset tests, as described below, by more than a de minimis amount, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

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  Pursuant to the Act, commencing with our taxable year beginning on January 1, 2005, if we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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  We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for the year; (ii) 95% of our REIT capital gain net income for the year; and (iii) any undistributed taxable income from prior periods. This distribution requirement is in addition to, and different from, the distribution requirements discussed below in the section entitled "—Annual Distribution Requirements."

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  If we acquire any asset from a corporation which is or has been taxed as a C corporation under the Internal Revenue Code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (i) the fair market value of the asset, over (ii) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain will apply unless an election under Treasury regulation Section 1.337(d)-7(c) is made to cause the C corporation to recognize all of the gain inherent in the property at the time of acquisition of the asset.

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  We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income.

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  We could be subject to a 100% excise tax if our dealings with any taxable REIT subsidiaries are not at arm's length.

Requirements for Qualification as a REIT

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (i)
  that is managed by one or more trustees or directors;

  (ii)
  that issues transferable shares or transferable certificates to evidence beneficial ownership;

  (iii)
  that would be taxable as a domestic corporation but for Sections 856 through 859 of the Internal Revenue Code;

  (iv)
  that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

  (v)
  that is beneficially owned by 100 or more persons;

  (vi)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

  (vii)
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

        Our stock must be beneficially held by at least 100 persons, the "100 stockholder rule," and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the "5/50 rule." In determining whether five or fewer individuals hold our shares, certain attribution rules of the Internal Revenue Code apply. For purposes of the 5/50 rule, pension trusts and other specific tax-exempt entities generally are treated as individuals, except that certain tax-qualified pension funds are not considered individuals and beneficiaries of such trusts are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of the 5/50 rule. Our charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the 100 stockholder rule and the 5/50 rule. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the stock ownership rules. If we fail to satisfy any of these stock ownership rules, our status as a REIT may terminate. If, however, we complied with the rules contained in the applicable Treasury regulations that require a REIT to determine the actual ownership of its stock, as discussed below, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement of the 5/50 rule, we would not be disqualified as a REIT.

        To monitor our compliance with the stock ownership tests, we are required to maintain records regarding the actual ownership of our shares of stock. To do so, we are required to demand written statements each year from the record holders of certain percentages of our shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include our dividends in gross income). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A record holder who fails or refuses to comply with the demand must submit a statement with his tax return disclosing the actual ownership of the shares of stock and certain other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Effect of Subsidiary Entities

        As of the date of this prospectus, we do not own stock in another corporation except for the stock we own in Opteum. However, we may in the future own stock in another corporation, provided that such ownership is consistent with our qualification as a REIT. If we own all of the outstanding stock of a corporation, such corporation will be treated as a "qualified REIT subsidiary" and will not be treated as a separate corporation from us. Additionally, all of such corporation's assets and liabilities as well as items of income, gain, loss, deduction and credit will be treated as our assets, liabilities and items of income, gain, loss, deduction and credit for federal income tax purposes and for the REIT gross income and asset tests.

        We may make an election, together with a corporation we own stock in, to treat such corporation as our "taxable REIT subsidiary." A taxable REIT subsidiary may earn income that would be nonqualifying income if earned directly by a REIT and is generally subject to full corporate level tax. A REIT may own up to 100% of all outstanding stock of a taxable REIT subsidiary. However, no more than 20% of a REIT's assets may consist of the securities of taxable REIT subsidiaries. Any dividends that a REIT receives from a taxable REIT subsidiary will generally be eligible to be taxed at the preferential rates applicable to qualified dividend income and, for purposes of REIT gross income tests, will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). Additionally, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, an excise tax equal to 100% of such excess will be imposed.

        An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. If we own 100% of the interests of such an entity, we will be treated as owning its assets and receiving its income directly. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership, based on percentage capital interests, for the purposes of the applicable REIT qualification tests. Pursuant to the Act, commencing with our taxable year beginning on January 1, 2005, this rule will be modified for purposes of the 10% value test described below. Under the Act, for purposes of the 10% value test only, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. Thus, our proportionate share of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest directly or indirectly will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Income Tests

        We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

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  under the "75% gross income test," we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, dividends or other distributions on, and gain from the sale of, stock in other REITs, gain from the disposition of "qualified real estate assets," i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, and income from certain types of temporary investments; and

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  under the "95% gross income test," we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (i) the sources of income that satisfy the 75% gross income test, and (ii) dividends, interest and gain from the sale or disposition of stock or securities, including, through our taxable year ending December 31, 2004, some interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge debt incurred to acquire qualified real estate assets.

        For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

        Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If,

however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date we became committed to make or purchase the mortgage loan, a portion of the interest income, equal to (i) such highest principal amount minus such value, divided by (ii) such highest principal amount, generally will not be qualifying income for purposes of the 75% gross income test. Interest income received with respect to non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations or CMOs, however, generally will not be qualifying income for purposes of the 75% gross income test.

        Generally, interest earned by a REIT ordinarily does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally is and will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property), the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such taxable year if we are entitled to relief under applicable provisions of the Internal Revenue Code. Generally, we may avail ourselves of these relief provisions if:

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  we attach a schedule of the sources of our income to our federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        Pursuant to the Act, commencing with our taxable year beginning on January 1, 2005, these relief provisions will be modified. Under the Act, in order to maintain our qualification as a REIT if we fail to satisfy the 75% or 95% gross income test, such failure must be due to reasonable cause and not due to willful neglect, and, following our identification of such failure for any taxable year, we must set forth a description of each item of our gross income that satisfies the REIT gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury.

        If we are entitled to avail ourselves of the relief provisions, we will maintain our qualification as a REIT but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Foreclosure Property

        Net income realized by us from foreclosure property would generally be subject to tax at the maximum federal corporate tax rate (currently at 35%). Foreclosure property means real property and related personal property that is acquired through foreclosure following a default on a lease of such property or indebtedness secured by such property and for which an election is made to treat the property as foreclosure property.

Prohibited Transaction Income

        Any gain realized by us on the sale of any asset other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business, will be prohibited transaction income and subject to a 100% excise tax. Prohibited transaction income may also adversely affect our ability to satisfy the gross income test for qualification as a REIT. Whether an asset is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all facts and circumstances surrounding the particular transaction. While the Internal Revenue Code provides a safe harbor which, if met, would not cause a sale of an asset to result in a prohibited transaction income, we may not be able to meet the requirements of such safe harbor in all circumstances. Any sales of assets made through a taxable REIT subsidiary will not be subject to the prohibited transaction tax.

Asset Tests

        At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

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  at least 75% of the value of our total assets must be represented by qualified real estate assets, cash, cash items and government securities;

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  not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

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  of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we generally may not own more than 10% by vote or value of any one issuer's outstanding securities, in each case except with respect to securities of any qualified REIT subsidiaries or taxable REIT subsidiaries and in the case of the 10% value test except with respect to "straight debt" having specified characteristics and other excluded securities, as described in the Internal Revenue Code, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) our interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test, and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of our interest as a partner in the partnership; and

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  the value of the securities we own in any taxable REIT subsidiaries, in the aggregate, may not exceed 20% of the value of our total assets.

        Qualified real estate assets include interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of "real estate assets" (determined as if we held such assets), we will be treated as holding directly our proportionate share of the assets of such REMIC), and shares of other REITs. Non-REMIC CMOs, however, generally do not qualify as qualified real estate assets for this purpose.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled TRSs" as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

        We believe that all or substantially all of the mortgage related securities that we own are and will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property) or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Pursuant to the Act, commencing with our taxable year beginning on January 1, 2005, if we fail to meet any of the 5% or 10% asset tests, after the 30 day cure period, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. For violations of any of the REIT asset tests due to reasonable cause that are larger than this amount, the Act permits us to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets; provided that we file a schedule for such quarter describing each asset that causes us to fail to satisfy the asset test in accordance with regulations prescribed by the Secretary.

Annual Distribution Requirements

        To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income," and

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  90% of our after-tax net income, if any, from foreclosure property, less

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  the excess of the sum of specified items of our non-cash income items over 5% of REIT taxable income, as described below.

        For purposes of these distribution requirements, our "REIT taxable income" is computed without regard to the dividends paid deduction and net capital gain. In addition, for purposes of this test, the specified items of non-cash income include income attributable to leveled stepped rents, certain original issue discount, certain like-kind exchanges that are later determined to be taxable and income from cancellation of indebtedness.

        Only distributions that qualify for the "dividends paid deduction" available to REITs under the Internal Revenue Code are counted in determining whether the distribution requirements are satisfied.

We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year, paid on or before the first regular dividend payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

        In addition, dividends distributed by us must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.

        To the extent that we do not distribute all of our net capital gain, or we distribute at least 90%, but less than 100%, of our REIT taxable income, we will be required to pay tax on this undistributed income at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

        Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income. In addition, we will recognize taxable income in advance of the related cash flow if any of our subordinated mortgage related securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments. As a result of the foregoing, we may have less cash than is necessary to distribute to all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

        If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for federal income tax purposes. If all or a portion of our company is treated as a taxable mortgage pool, our status as a REIT generally should not be impaired. However, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the applicable Treasury regulations. The Treasury Department has not yet issued regulations governing the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income tax allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders. A stockholder's share of any excess inclusion income:

  •
  could not be offset by net operating losses of a stockholder;

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  would be subject to tax as unrelated business taxable income to a tax-exempt holder;

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  would be subject to the application of the federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and

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  would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our stock held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

Hedging Transactions

        From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments. Although it is not our current policy, we may in the future enter into other hedging transactions, including rate locks and guaranteed financial contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any payment under or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent we hedge with other types of financial instruments or for other purposes, any payment under or gain from such transactions would not be qualifying income for purposes of the 95% or 75% gross income tests. Pursuant to recently enacted legislation, commencing with our taxable year beginning on January 1, 2005, the rules relating to hedging transactions have been amended. Under the Act, except to the extent provided by Treasury regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us, which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, to the extent that the transaction hedges any indebtedness incurred or to be incurred by us to acquire or carry real estate assets. We will monitor the income generated by any such transactions in order to ensure that such gross income, together with any other nonqualifying income received by us, will not cause us to fail to satisfy the 95% or 75% gross income tests.

Failure to Qualify as a REIT

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay taxes, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as dividends from a C corporation to the extent of our current and accumulated earnings and profits, and United States stockholders (as defined below) may be taxable at preferential rates on such dividends, and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. Pursuant to recently enacted legislation, commencing with our taxable year beginning on January 1, 2005, specified cure provisions will be available to us in the event we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT. Under the Act, we would be provided additional relief in the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than violations of the REIT gross income or asset tests, as described above, for which other specified cure provisions are available) if (i) the violation is due to reasonable cause, and (ii) we pay a penalty of $50,000 for each failure to satisfy the provision.

Taxation of Taxable United States Stockholders

        For purposes of the discussion in this prospectus, the term "United States stockholder" means a beneficial holder of our stock that is, for federal income tax purposes:

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  a citizen or resident of the United States (as determined for federal income tax purposes);

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  a corporation, or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

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  an estate the income of which is subject to federal income taxation regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

        Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to United States stockholders as ordinary income. Such REIT dividends generally are ineligible for the new reduced tax rate (with a maximum of 15%) for corporate dividends received by individuals, trusts and estates in years 2003 through 2008. However, such rate will apply to the extent that we make distributions attributable to amounts, if any, we receive as dividends from non-REIT corporations or to the extent that we make distributions attributable to the sum of (i) the excess of our REIT taxable income (excluding net capital gains) for the preceding year over the tax paid on such income, and (ii) the excess of our income subject to the built-in gain tax over the tax payable by us on such income. Provided that we qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis that each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder's adjusted tax basis in its stock will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. The calculation of the amount of distributions that are applied against or exceed adjusted tax basis are made on a share-by-share basis. To the extent that we make distributions, if any, that are attributable to excess inclusion income, such amounts may not be offset by net operating losses of a United States stockholder. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the year preceding the year of payment. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

        Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. For tax years prior to 2009, this capital gain income will generally be taxable to non-corporate United States stockholders at a maximum of a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

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  include their proportionate share of our undistributed net capital gains in their taxable income;

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  receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

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  increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock

        Distributions we make, undistributed net capital gain includible in income and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any "passive losses" against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, and undistributed net capital gain includible in our stockholders' income, generally will be treated as investment income for purposes of computing the investment interest limitation under the Internal Revenue Code, provided the proper election is made.

        If we, or a portion of our assets, were to be treated as a taxable mortgage pool, or if we were to acquire REMIC residual interests, our stockholders (other than certain thrift institutions) may not be permitted to offset certain portions of the dividend income they derive from our shares with their current deductions or net operating loss carryovers or carrybacks. The portion of a stockholder's dividends that will be subject to this limitation will equal the allocable share of our "excess inclusion income."

Dispositions of Stock

        A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder's adjusted tax basis in the stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. However, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains. For tax years prior to 2009, capital gain of an individual United States stockholder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital loss is limited.

Information Reporting and Backup Withholding

        We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, along with the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability, if any, and otherwise be refundable, provided the proper forms are filed on a timely basis. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

        The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the Internal Revenue Code, i.e., property the acquisition or holding of which is or is treated as financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we do not hold an asset that gives rise to "excess inclusion" income, as defined in Section 860E of the Internal Revenue Code, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. However, if we were to hold residual interests in a REMIC, or if we or a pool of our assets were to be treated as a taxable mortgage pool, a portion of the dividends paid to a tax-exempt stockholder that is attributable to excess inclusion income may be subject to tax as unrelated business taxable income. Although we do not believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, we cannot assure you that that the IRS might not successfully maintain that such a taxable mortgage pool exists.

        For tax-exempt stockholders that are social clubs, voluntary employees' beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a substantial portion of the dividends received with respect to our stock may constitute unrelated business taxable income, or UBTI, if we are treated as a "pension-held REIT" and you are a pension trust which:

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  is described in Section 401(a) of the Internal Revenue Code; and

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  holds more than 10%, by value, of our equity interests.

        Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501 (a) of the Internal Revenue Code are referred to below as "qualified trusts."

        A REIT is a "pension-held REIT" if:

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  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

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  either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

        The percentage of any REIT dividends treated as unrelated business taxable income under these rules is equal to the ratio of:

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  the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

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  the total gross income, less directly related expenses, of the REIT.

        A de minimis exception applies where this percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a pension-held REIT.

Taxation of Non-United States Stockholders

        The rules governing federal income taxation of non-United States stockholders are complex and no attempt will be made herein to provide more than a summary of these rules. "Non-United States stockholders" means beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled "—Taxation of Taxable United States Stockholders").

        PROSPECTIVE NON-UNITED STATES STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

        Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of U.S. real property interests and that are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation, unless a treaty reduces or eliminates these taxes. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

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  a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

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  the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Any portion of the dividends paid to non-United States stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

        Distributions in excess of our current and accumulated earnings and profits that are not treated as attributable to the gain from our disposition of a U.S. real property interest will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder's stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against U.S. tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits and the proper forms are filed with the IRS by the non-United States stockholder on a timely basis. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a U.S. real property interest. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10% if our stock was considered to be a U.S. real property interest. We do not expect that our stock will be considered a U.S. real property interest.

        Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a U.S. real property interest generally will not be subject to income taxation, unless (1) investment in our stock is effectively connected with the non-United States stockholder's U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (and a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% withholding tax on the individual's capital gains.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a U.S. real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage related securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder's conduct of a U.S. trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder.

        If we distribute any amount attributable to the disposition of a United States real property interest, we will be required to withhold and to remit to the IRS 35% of any distribution to non-United States stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-United States stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-United States stockholder's United States federal income tax liability, and to the extent that it exceeds such non-United States stockholder's United States federal income tax liability, will be refundable provided that the proper forms are filed on a timely basis. Pursuant to the Act, commencing with our taxable year beginning on January 1, 2005, any capital gain dividend with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax, if the non-United States stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as an ordinary dividend distribution generally subject to withholding at a rate of 30% (unless otherwise reduced or eliminated by an applicable income tax treaty).

        Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, an alternative exemption to tax under FIRPTA might be available (i) if we are not (and have not been for the five year period prior to the sale) a U.S. real property holding corporation (as defined in the Internal Revenue Code and applicable Treasury regulations to generally include a corporation, 50% or more of the assets of which consist of U.S. real property interests) or (ii) the selling non-United States stockholder owns, actually or constructively, 5% or less of our Class A Common Stock during a specified testing period to the extent such stock is regularly traded on an established securities market. We do not expect that our assets will cause us to be considered a U.S. real property holding corporation.

        If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gains not subject to FIRPTA will be taxable to a non-United States stockholder if the non-United States stockholder's investment in the stock is effectively connected with a trade or business in the U.S. (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or the non-United States stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

Information Reporting and Backup Withholding for Non-United States Stockholders

        If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing non-United States stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a "controlled foreign corporation" for federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a

U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (i) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a non-United States stockholder, and (ii) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder. Other information reporting rules apply to non-United States stockholders, and prospective non-United States stockholders should consult their own tax advisors regarding these requirements.

Possible Legislative or Other Action Affecting Tax Consequences

        You should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could affect the tax consequences of an investment in us.

State, Local and Foreign Taxation

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder's state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

ERISA CONSIDERATIONS

        A fiduciary of a pension, profit sharing, retirement or other employee benefit plan ("Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of such Plan's assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction.

        The Department of Labor (the "DOL") has issued final regulations (the "Regulations") as to what constitutes assets of an employee benefit plan under ERISA. Under the Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

        The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." We believe that the restrictions imposed under our articles of incorporation on the transfer of the common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be "freely transferable." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

        Assuming that the common stock will be "widely held" and "freely transferable," we believe that the common stock will be publicly offered securities for purposes of the Regulations and that our assets will not be deemed to be "plan assets" of any Plan that invests in the common stock.

PLAN OF DISTRIBUTION

        We are registering the shares of our Class A Common Stock covered by this prospectus to permit holders to conduct public resales of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the shares of our Class A Common Stock by the selling stockholders. We have been advised by the selling stockholders that the selling stockholders or pledgees, donees or transferees of, or other successors in interest to, the selling stockholders may sell all or a portion of the shares of our Class A Common Stock beneficially owned by them and offered hereby from time to time either:

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  directly; or

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  through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the shares of our Class A Common Stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of the shares of our Class A Common Stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        Unless otherwise permitted by law, if the shares are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, then we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Determination of Offering Price

        Except as may be described in any prospectus supplement accompanying this prospectus, the selling stockholders may offer their shares of Class A Common Stock pursuant to this prospectus at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The offering price will be determined by the participants in the purchase and sale (or other transfer) transaction based on factors they consider important.

        The public price at which our shares trade in the future might be below the offering price.

        The aggregate proceeds to the selling stockholders from the sale of the shares of our Class A Common Stock offered by them hereby will be the purchase price of the shares of our Class A Common Stock less discounts and commissions, if any and any other expenses.

Methods of Distribution

        The sales described in the preceding paragraphs may be effected in transactions:

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  on any national securities exchange or quotation service on which the shares of our Class A Common Stock may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

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  through the writing of options whether the options are listed on an option exchange or otherwise; or

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  through the settlement of short sales (except that no selling stockholders may satisfy its obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement).

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the shares of our Class A Common Stock, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of our Class A Common Stock in the course of hedging their positions. The selling stockholders may also sell the shares of our Class A Common Stock short and deliver shares of our Class A Common Stock to close out short positions, or loan or pledge shares of our Class A Common Stock to broker-dealers that in turn may sell the shares of our Class A Common Stock.

        The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of Class A Common Stock which may be resold thereafter pursuant to this prospectus if the shares of Class A Common Stock are delivered by the selling stockholders. However, if the shares of Class A Common Stock are to be delivered by the selling stockholders' successors in interest, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the successors in interest as selling stockholders under this prospectus.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of our Class A Common Stock by the selling stockholders; provided, however, that Flagstone Securities, LLC is a registered broker-dealer and therefore deemed to be an underwriter. Each selling stockholder that is affiliated with a registered broker-dealer has advised us that, at the time it purchased the offered shares, it acquired the shares for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act of 1933, as amended. Selling stockholders might not sell any, or might not sell all, of the shares of our Class A Common Stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our Class A Common Stock by other means not described in this prospectus.

        To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of Class A Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific shares of Class A Common Stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of Class A Common Stock and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the shares of Class A Common Stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholders, in order for the shares of Class A Common Stock to be sold under cover of this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, if applicable, the shares of Class A Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our Class A Common Stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of our Class A Common Stock to engage in market-making activities with respect to the particular shares of our Class A Common Stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of our Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the underlying shares of our Class A Common Stock.

Underwriting Discounts and Commissions, Indemnification and Expenses

        Brokers, dealers, underwriters or agents participating in the distribution of the shares of Class A Common Stock pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares of Class A Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares of our Class A Common Stock pursuant to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of our Class A Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. Neither we nor any selling stockholder can presently estimate the amount of such compensation. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        Pursuant to the registration rights agreement, which appears as an exhibit to the registration statement of which this prospectus forms a part, we have agreed to indemnify each selling stockholder that purchased in our private placements, each person, if any, who controls such selling stockholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, employees, representatives and agents of any of the foregoing, against specified liabilities arising under the Securities Act. Each selling stockholder has agreed to indemnify us, within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against specified liabilities arising under the Securities Act.

        We have agreed, among other things, to bear all expenses, other than selling expenses, commissions and discounts, in connection with the registration and sale of the shares of our Class A Common Stock covered by this prospectus.

Registration Period

        In connection with our private placement of Class A Common Stock, we entered into a registration rights agreement with the initial purchasers of the Class A Common Stock in our private placements pursuant to which we agreed to file the registration statement of which this prospectus is a part. The registration rights agreement appears as an exhibit to the registration statement of which this prospectus forms a part.

        We will use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the date on which no "registrable shares" (as defined in the registration rights agreement) remain outstanding, which will generally occur when all of the privately placed shares have either been resold in a registered sale or are eligible for resale under Rule 144. In addition, our obligation to keep the registration statement of which this prospectus is a part effective is subject to specified, permitted exceptions. We may suspend the selling stockholders' use of this prospectus and offers and sales of the shares of Class A Common Stock pursuant to this prospectus for a period not to exceed an aggregate of 90 days in any 12-month period, if our board makes a good faith determination that a suspension is in our best interests.

CUSIP Number

        The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the shares of our Class A Common Stock covered by this prospectus included shares with two different CUSIP numbers, depending upon whether the sale of the shares to the selling stockholder was conducted (a) by us under Rule 501 or (b) by the initial purchaser under Rule 144A. Prior to any registered resale, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.

        Any sales of Class A Common Stock pursuant to this prospectus must be settled with shares of our Class A Common Stock bearing our general (not necessarily restricted) Class A Common Stock CUSIP number. A selling stockholder named in this prospectus may obtain shares bearing our general Class A Common Stock CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, Continental Stock Transfer & Trust Company. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling stockholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

Stock Market Listing

        Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "BMM."

Stabilization and Other Transactions

        As described above, the selling stockholders may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered by this prospectus.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by our counsel, Clifford Chance US LLP, New York, New York.

EXPERTS

        The financial statements of Bimini Mortgage Management, Inc. at December 31, 2004 and 2003, and for the period from September 24, 2003 (date of inception) through December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
ABOUT BIMINI MORTGAGE MANAGEMENT

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our Class A Common Stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC's website at www.sec.gov.

        As a result of our initial public offering, we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports and proxy statements. We will also make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

BIMINI MORTGAGE MANAGEMENT, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Bimini Mortgage Management, Inc.

        We have audited the accompanying balance sheets of Bimini Mortgage Management, Inc. (the Company) as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2004 and for the period from September 24, 2003 (date of inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bimini Mortgage Management, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended December 31, 2004 and for the period from September 24, 2003 (date of inception) through December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP Certified Public Accountants

Miami, Florida
January 26, 2005

BIMINI MORTGAGE MANAGEMENT, INC.

BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
MORTGAGE-BACKED SECURITIES:
Available for sale, pledged to counterparties, at fair value	$2,901,158,559	$197,990,559
Available for sale, at fair value	72,074,338	27,750,602

TOTAL MORTGAGE-BACKED SECURITIES	2,973,232,897	225,741,161
CASH AND CASH EQUIVALENTS	128,942,436	18,404,130
RESTRICTED CASH	8,662,000	—
PRINCIPAL PAYMENTS RECEIVABLE	3,419,199	—
PURCHASED INTEREST RECEIVABLE	—	958,569
ACCRUED INTEREST RECEIVABLE	11,377,807	71,480
PROPERTY AND EQUIPMENT, net	2,050,923	89,088
PREPAID AND OTHER ASSETS	732,469	21,248

	$3,128,417,731	$245,285,676

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$2,771,162,957	$188,841,000
Accrued interest payable	7,980,829	20,086
Unsettled security purchases	65,765,630	—
Compensation and related benefits payable	87,323	—
Accounts payable, accrued expenses and other	458,665	109,399

TOTAL LIABILITIES	2,845,455,404	188,970,485

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Class A Common Stock, $0.001 par value; 98,000,000 shares designated; issued and outstanding, 20,368,915 shares at December 31, 2004 and 4,012,102 shares at December 31, 2003	20,369	4,012
Class B Common Stock, $0.001 par value; 1,000,000 shares designated, 319,388 shares issued and outstanding each period	319	319
Class C Common Stock, $0.001 par value; 1,000,000 shares designated, 319,388 shares issued and outstanding each period	319	319
Additional paid-in capital	285,174,651	56,597,117
Accumulated other comprehensive loss	(1,155,771)	(19,409)
Accumulated deficit	(1,077,560)	(267,167)

STOCKHOLDERS' EQUITY, net	282,962,327	56,315,191

	$3,128,417,731	$245,285,676

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.

STATEMENTS OF OPERATIONS

	Year ended December 31, 2004	September 24, 2003 (inception) through December 31, 2003
Interest income, net of amortization of premium and discount	$49,633,548	$71,480
Interest expense	(22,157,947)	(20,086)

NET INTEREST INCOME	27,475,601	51,394

Gains on sales of mortgage-backed securities	750,936	—
Losses on sales of mortgage-backed securities	(655,389)	—

NET GAIN ON SALES OF MORTGAGE-BACKED SECURITIES	95,547	—

DIRECT OPERATING EXPENSES:
Trading costs, commissions, and other trading expenses	1,037,625	15,583
Other direct costs	170,250	29,899

TOTAL DIRECT OPERATING EXPENSES	1,207,875	45,482

GENERAL AND ADMINISTRATIVE EXPENSES:
Compensation and related benefits	2,497,600	35,964
Directors' fees	174,386	—
Directors' liability insurance	176,263	—
Occupancy costs	62,232	13,675
Audit, legal and other professional fees	329,514	85,340
Start up and organization costs	—	111,092
Other administrative expenses	266,368	27,008

TOTAL GENERAL AND ADMINISTRATIVE EXPENSES	3,506,363	273,079

NET INCOME (LOSS)	$22,856,910	$(267,167)

BASIC AND DILUTED INCOME (LOSS) PER CLASS A COMMON SHARE	$1.97	$(0.54)

BASIC AND DILUTED INCOME PER CLASS B COMMON SHARE	$2.05	$—

WEIGHTED AVERAGE NUMBER OF CLASS A COMMON SHARES OUTSTANDING USED IN COMPUTING PER SHARE AMOUNTS:
BASIC AND DILUTED	11,452,258	497,859

WEIGHTED AVERAGE NUMBER OF CLASS B COMMON SHARES OUTSTANDING USED IN COMPUTING PER SHARE AMOUNTS:
BASIC AND DILUTED	159,694	—

CASH DIVIDENDS DECLARED PER:
CLASS A COMMON SHARE	$1.97	$—

CLASS B COMMON SHARE	$1.06	$—

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

	Common stock, Amounts at par value
					Accumulated Other Comprehensive Loss
				Additional Paid-in Capital		Accumulated Deficit
	Class A	Class B	Class C				Total
Initial capitalization as of September 24, 2003, sale of Class B common shares	$—	$319	$—	$1,181	$—	$—	$1,500
Sale of Class A common shares	7	—	—	28	—	—	35
Sale of Class C common shares	—	—	319	1,181	—	—	1,500
Issuance of Class A shares pursuant to a private offering	4,005	—	—	56,594,727	—	—	56,598,732
Net loss	—	—	—	—	—	(267,167)	(267,167)
Unrealized loss on available for sale securities, net	—	—	—	—	(19,409)	—	(19,409)

Comprehensive loss	—	—	—	—	—	—	(286,576)

Balances, December 31, 2003	4,012	319	319	56,597,117	(19,409)	(267,167)	56,315,191

Issuance of Class A common shares as board compensation	12	—	—	174,374	—	—	174,386
Sale of Class A common shares in January 2004	5,837	—	—	82,858,509	—	—	82,864,346
Sale of Class A common shares in February 2004	158	—	—	2,248,313	—	—	2,248,471
Cash dividends declared, March 2004	—	—	—	—	—	(3,903,569)	(3,903,569)
Cash dividends declared, June 2004	—	—	—	—	—	(5,369,410)	(5,369,410)
Sale of Class A common shares in September 2004	5,750	—	—	75,875,807	—	—	75,881,557
Cash dividends declared, September 2004						(5,537,295)	(5,537,295)
Amortization of equity plan compensation				745,756			745,756
Reclassify net unrealized gain on security sales					(95,547)		(95,547)
Sale of Class A common shares in December 2004	4,600	—	—	66,674,775	—	—	66,679,375
Cash dividends declared, December 2004						(8,857,029)	(8,857,029)
Net income						22,856,910	22,856,910
Unrealized loss on available for sale securities, net					(1,040,815)		(1,040,815)

Comprehensive income							21,816,095

Balances, December 31, 2004	$20,369	$319	$319	$285,174,651	$(1,155,771)	$(1,077,560)	$282,962,327

BIMINI MORTGAGE MANAGEMENT, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004	September 24, 2003 (inception) through December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$22,856,910	$(267,167)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of premium and discount	21,391,807	—
Stock compensation and depreciation	947,028	6,661
Gain on sale of mortgage-backed securities	(95,547)	—
Changes in certain assets and liabilities:
Accrued interest receivable	(11,306,327)	(71,480)
Prepaids and other assets	(711,221)	(21,248)
Accrued interest payable	7,960,743	20,086
Accounts payable, accrued expenses and other	436,589	109,399

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	41,479,982	(223,749)

CASH FLOWS FROM INVESTING ACTIVITIES:
From available-for-sale securities:
Purchases	(3,409,261,768)	(226,719,139)
Sales	360,124,493	—
Principal repayments	342,517,917	—
Purchases of property and equipment	(1,988,721)	(94,540)

NET CASH USED IN INVESTING ACTIVITIES	(2,708,608,079)	(226,813,679)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(8,662,000)	—
Net borrowings under repurchase agreements	2,582,321,957	188,841,000
Proceeds from sales of common stock, net of costs of issuance	227,673,749	56,600,558
Cash dividends paid	(23,667,303)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,777,666,403	245,441,558

NET CHANGE IN CASH AND CASH EQUIVALENTS	110,538,306	18,404,130
CASH AND CASH EQUIVALENTS, Beginning of the period	18,404,130	—

CASH AND CASH EQUIVALENTS, End of the period	$128,942,436	$18,404,130

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$14,197,204	$—

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Unsettled security purchases	$65,765,630	$—

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Description

        Bimini Mortgage Management, Inc. (the "Company") was incorporated in Maryland on September 24, 2003, and it commenced its planned business activities on December 19, 2003, the date of the initial closing of a private issuance of its common stock.

        The Company was formed to invest primarily in residential mortgage related securities issued by the Federal National Mortgage Association (more commonly known as Fannie Mae), the Federal Home Loan Mortgage Corporation (more commonly known as Freddie Mac) and the Government National Mortgage Association (more commonly known as Ginnie Mae).

        The Company has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. In order to maintain its REIT status, the Company must comply with a number of requirements under Federal tax law, including that it must distribute at least 90% of its annual taxable net income to its stockholders, subject to certain adjustments.

        On September 21, 2004, the Company issued a total of 5,000,000 shares of Class A Common Stock in an initial public offering and on September 24, 2004, issued 750,000 shares of Class A Common Stock pursuant to the exercise of an over allotment option by the underwriters, and received proceeds of $75,881,557, which is net of underwriters fees and expenses totaling $7,481,136.

        On December 16, 2004, the Company issued a total of 4,000,000 shares of Class A Common Stock in a secondary public offering and on December 17, 2004, issued 600,000 shares of Class A Common Stock pursuant to the exercise of an over allotment option by the underwriters, and received proceeds of $66,679,375 which is net of underwriters fees and expenses totaling $4,620,625.

Basis of Presentation and Use of Estimates

        The accompanying financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates affecting the accompanying financial statements include the fair values of mortgage-backed securities and the prepayment speeds used to calculate amortization and accretion of premiums and discounts on mortgage-backed securities.

Securities and Interest Income Recognition

        The Company invests primarily in residential mortgage related securities issued by Fannie Mae, Freddie Mac, and Ginnie Mae.

        In accordance with GAAP, the Company classifies its investments as either trading investments, available-for-sale investments or held-to-maturity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Although the Company intends to hold its mortgage-backed securities until maturity, it may, from time to time, sell any of its mortgage-backed securities as part of the overall management of the business. The Company currently classifies all of its securities as available-for-sale, and assets so classified are carried on the balance sheet at fair value, and unrealized gains or losses arising from changes in market values are reported as other comprehensive income or loss as a component of stockholders' equity. Other than temporary impairment losses, if any, are reported in earnings.

        Securities are recorded on the date the securities are purchased or sold, which is generally the trade date. Realized gains or losses from securities transactions are determined based on the specific identified cost of the securities.

        Interest income is accrued based on the outstanding principal amount of the securities and their stated contractual terms. Premiums and discounts associated with the purchase of the securities are accreted or amortized into interest income over the estimated lives of the assets adjusted for estimated prepayments using the effective interest method. Adjustments are made using the retrospective method to the effective interest computation each reporting period based on the actual prepayment experiences to date, and the present expectation of future prepayments of the underlying mortgages.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates its fair value at December 31, 2004 and 2003.

        Restricted cash represents cash held on deposit as collateral with certain repurchase agreement counter-parties (i.e. lenders). Such amounts may be used to make principal and interest payments on the related repurchase agreements.

Credit Risk

        At December 31, 2004, the Company had limited its exposure to credit losses on its portfolio of securities by purchasing primarily securities from federal agencies or federally chartered entities, such as, but not limited to, Fannie Mae, Freddie Mac, and Ginnie Mae. The portfolio is diversified to avoid undue loan originator, geographic and other types of concentrations. The Company manages the risk of prepayments of the underlying mortgages by creating a diversified portfolio with a variety of prepayment characteristics.

        The Company is engaged in various trading and brokerage activities in which counter-parties primarily include broker-dealers, banks, and other financial institutions. In the event counter-parties do not fulfill their obligations, the Company may be exposed to risk of loss. The risk of default depends on the creditworthiness of the counter-party and/or issuer of the instrument. It is the Company's policy to review, as necessary, the credit standing for each counter-party.

Property and Equipment, net

        Property and equipment, net, consisting primarily of computer equipment, office furniture, land and building, is recorded at acquisition cost and depreciated using the straight-line method over the estimated useful lives of the assets. Asset lives range from five years for computer equipment to thirty years for the building. Property and equipment at December 31, 2004 and 2003 is net of accumulated depreciation of $32,338 and $5,452, respectively. Depreciation expense for the year ended December 31, 2004 was $26,886. Depreciation expense for the period from September 24, 2003 (date of inception) through December 31, 2003 was $5,452.

Repurchase Agreements

        The Company finances the acquisition of its mortgage-backed securities ("MBS") through the use of repurchase agreements. Under these repurchase agreements, the Company sells securities to a lender and agrees to repurchase the same securities in the future for a price that is higher than the original sales price. The difference between the sale price that the Company receives and the repurchase price that the Company pays represents interest paid to the lender. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which the Company pledges its securities as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral. The Company retains beneficial ownership of the pledged collateral. At the maturity of a repurchase agreement, the Company is required to repay the loan and concurrently receives back its pledged collateral from the lender or, with the consent of the lender, the Company may renew such agreement at the then prevailing financing rate. These repurchase agreements may require the Company to pledge additional assets to the lender in the event the estimated fair value of the existing pledged collateral declines. As of December 31, 2004 and 2003, the Company did not have any margin calls on its repurchase agreements that it was not able to satisfy with either cash or additional pledged collateral.

        Original terms to maturity of the Company's repurchase agreements generally range from one month to 36 months; however, the Company is not precluded from entering into repurchase agreements with longer maturities. Should a counter-party decide not to renew a repurchase agreement at maturity, the Company must either refinance elsewhere or be in a position to satisfy this obligation. If, during the term of a repurchase agreement, a lender should file for bankruptcy, the Company might experience difficulty recovering its pledged assets and may have an unsecured claim against the lender's assets for the difference between the amount loaned to the Company and the estimated fair value of the collateral pledged to such lender. At December 31, 2004, the Company had amounts outstanding under repurchase agreements with twelve separate lenders with a maximum net exposure (the difference between the amount loaned to the Company and the estimated fair value of the security pledged by the Company as collateral) to any single lender of $29,004,728. At December 31, 2003, the Company had amounts outstanding under repurchase agreements with three separate lenders with a maximum net exposure to any single lender of approximately $3,750,000.

        In December 2004, the Company entered into contracts and paid commitment fees to three lenders providing for an aggregate of $900 million in committed repurchase lines at pre-determined borrowing rates and haircuts for a 364 day period following the commencement date of each contract. The Company has no obligation to utilize these repurchase lines.

        At December 31, 2004, the Company's repurchase agreements had the following counter-parties, amounts at risk and weighted average remaining maturities:

Repurchase Agreement Counterparties	Amount Outstanding ($000)	Amount at Risk(1) ($000)	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount Outstanding
UBS Investment Bank, LLC	$512,697	$29,005	64	18.5%
Nomura Securities International, Inc.	463,901	26,083	99	16.7
Bank of America Securities, LLC	309,270	18,079	66	11.2
Deutsche Bank Securities, Inc.	308,645	16,246	227	11.1
Lehman Brothers	257,191	8,793	81	9.3
Bear Stearns & Co. Inc.	255,229	14,068	127	9.2
Countrywide Securities Corp	178,574	8,447	43	6.4
Morgan Stanley	119,659	352	65	4.3
Daiwa Securities America Inc	114,436	5,287	67	4.2
Goldman Sachs	107,822	1,706	37	3.9
Merrill Lynch	83,561	2,268	172	3.0
JP Morgan Securities	60,178	3,152	37	2.2

Total	$2,771,163	$133,486		100.0%

(1)
Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities, plus accrued interest expense.

        At December 31, 2003, the Company's repurchase agreements had the following counterparties, amounts at risk and weighted average remaining maturities:

Repurchase Agreement Counterparties	Amount Outstanding ($000)	Amount at Risk(1) ($000)	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount Outstanding
Countrywide Securities Corp.	$87,923	3,750	64	46.6%
Bear Stearns & Co. Inc.	67,252	3,454	112	35.6
Daiwa Securities America Inc.	33,666	1,991	177	17.8
Total	$188,841	$9,195	102	100%

(1)
Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities, plus accrued interest expense.

Stock-Based Compensation

        Stock-based compensation is accounted for using the fair value based method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." For stock and stock-based awards issued to employees, a compensation charge is recorded against earnings based on the fair value of the award. For transactions with non-employees in which services are performed in exchange for the Company's common stock or other equity instruments, the transactions are recorded on the basis of the fair value of the service received or the fair value of the equity instruments issued, whichever is more readily measurable at the date of issuance. The Company's stock-based compensation transactions resulted in an aggregate of $920,142 compensation expense for the year ended December 31, 2004, and $1,209 of compensation expense for the period from September 24, 2003 (date of inception) to December 31, 2003.

Earnings Per Share

        The Company follows the provisions of SFAS No. 128, "Earnings per Share," (SFAS 128) and the guidance provided in EITF 03-6, "Participating Securities and the two-class method under FASB Statement No. 128, Earnings Per Share," (EITF 03-6) which requires companies with complex capital structures, common stock equivalents, or two classes of participating securities to present both basic and diluted earnings per share ("EPS") on the face of the statement of operations. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for common stock equivalents.

        As further described in Note 5, effective July 9, 2004, the shares of Class B Common Stock, participating and convertible into Class A Common Stock, became entitled to receive dividends in an amount equal to the dividends declared on each share of Class A Common Stock if, as and when authorized and declared by the Board of Directors. Following the provisions of EITF 03-6, the Class B Common Stock, beginning in the three-month period ended September 30, 2004, is included in the computation of basic EPS using the two-class method, and consequently is presented separately from Class A Common Stock. Prior to July 9, 2004, the Class B shares of common stock are not included in the basic EPS computation as the conditions to participate in earnings were not met, and they were not included in the computation of diluted Class A EPS as the conditions for conversion to Class A shares were not met (see Note 5).

        The Class C common shares are not included in the basic EPS computation as these shares do not have participation rights. The Class C common shares totaling 319,388 are not included in the computation of diluted Class A EPS as the conditions for conversion to Class A shares were not met (see Note 5).

        The table below reconciles the numerators and denominators of the basic and diluted EPS.

	Year ended December 31, 2004	From September 24, 2003 (inception) through December 31, 2003
Basic and diluted EPS per Class A common share:
Numerator: net income allocated to the Class A common shares	$22,529,855	$(267,167)
Denominator—basic and diluted:
Class A common shares outstanding at the balance sheet date	20,368,915	4,012,102
Phantom shares issued as of December 31, 2004	313,600	—
Effect of weighting	(9,230,257)	(3,514,243)
Weighted average shares—basic and diluted	11,452,258	497,859
Basic and diluted EPS per Class A common share	$1.97	$(0.54)
Basic and diluted EPS per Class B common share:
Numerator: net income allocated to the Class B common shares	$327,055	$—
Denominator—basic and diluted:
Class B common shares outstanding at the balance sheet date	319,388	319,388
Effect of weighting (based on the date the Class B shares participate in dividends)	(159,694)	(319,388)
Weighted average shares—basic and diluted	159,694	—
Basic and diluted EPS per Class B common share	$2.05	$—

Comprehensive Income

        In accordance with SFAS No. 130, "Reporting Comprehensive Income," the Company is required to separately report its comprehensive income. Other comprehensive income refers to revenue, expenses, gains, and losses that under GAAP are included in comprehensive income but are excluded from net income, as these amounts are recorded directly as an adjustment to stockholders' equity. Other comprehensive income arises from unrealized gains or losses generated from changes in market values of its securities held as available-for-sale.

Income Taxes

        The Company has elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code. Provided the Company qualifies as a REIT, the Company will routinely distribute substantially all of its taxable income generated from operations to its stockholders. The Company will generally not be subject to Federal income tax to the extent that it distributes its net income to the stockholders, and satisfies the ongoing REIT requirements including meeting certain asset, income and stock ownership tests.

        The deferred tax asset generated by the net operating loss for the period from September 24, 2003 (date of inception) to December 31, 2003 has been offset by a full valuation allowance, as management believes, pursuant to the REIT status of the Company, that it is not likely that the loss will be utilized in the future to offset taxes payable. There is no tax provision included for the year ended December 31, 2004, as the Company has satisfied the REIT taxation requirements for 2004.

Recent Accounting Pronouncements

        At its November 2003 meeting, the Emerging Issues Task Force ("EITF") of the FASB reached a consensus in EITF Issue No. 03-01 regarding disclosures to be made when held-to-maturity or available-for-sale investments are impaired at the balance sheet date but for which an

"other-than-temporary" loss has not been recognized. At the March 2004 meeting, the EITF expanded their guidance in this area. The Company has adopted these disclosure requirements.

        In March 2004, the EITF reached final consensuses on EITF 03-6 which provides additional guidance to determine whether a security is a participating security and therefore subject to the two-class method under SFAS 128. The guidance in EITF 03-6 clarifies the notion of what constitutes a participating security, and is effective for fiscal periods (interim or annual) beginning after March 31, 2004. In addition, the consensuses in EITF 03-6 nullifies the guidance in EITF Topic No. D-95, "Effect of Participating Convertible Securities on the Computation of Basic Earnings Per Share," and requires the use of the two-class method to compute basic EPS by companies with participating convertible securities. The Company has followed the guidance in EITF 03-6 in its EPS calculations.

        In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," a revision of SFAS No. 123, which addresses the accounting for share-based payment transactions. SFAS No. 123(R) eliminates the ability to account for employee share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees," and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. The Company does not anticipate that SFAS No. 123(R) will have an impact on the Company, as the Company already uses the fair value method of accounting for all of its share-based payments.

NOTE 2. SECURITIES

        At December 31, 2004 and 2003, all of the Company's securities were classified as available-for-sale and, as such, are reported at their estimated fair value. Estimated fair value was determined based on the average of third-party broker quotes received and/or independent pricing sources when available.

        The following are the carrying values of the Company's securities at December 31, 2004 and 2003:

	December 31, 2004	December 31, 2003
Floating Rate CMO's	$250,438,730	$56,887,052
Hybrid Arms and Balloons	569,623,089	65,218,850
Adjustable Rate Mortgages	1,403,381,666	20,024,916
Fixed Rate Mortgages	749,789,412	83,610,343

	$2,973,232,897	$225,741,161

        The following table presents the components of the carrying value of the Company's MBS portfolio at December 31, 2004 and 2003:

	December 31, 2004	December 31, 2003
Principal balance	$2,876,568,150	$220,674,223
Unamortized premium	98,202,287	5,120,342
Unaccreted discount	(381,769)	(33,995)
Gross unrealized gains	7,824,313	97,935
Gross unrealized losses	(8,980,084)	(117,344)

Carrying value/estimated fair value	$2,973,232,897	$225,741,161

        The following table presents for the Company's investments with gross unrealized losses, the estimated fair value and gross unrealized losses aggregated by investment category, at December 31, 2004:

	Less than 12 Months		More than 12 Months		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Floating Rate CMO's	$—	$—	$—	$—	$—	$—
Hybrid Arms and Balloons	334,918,233	(1,974,605)	31,954,324	(75,968)	366,872,557	(2,050,573)
Adjustable Rate Mortgages	479,284,021	(2,930,772)	9,374,573	(21,845)	488,658,594	(2,952,617)
Fixed Rate Mortgages	519,546,019	(3,950,372)	11,260,668	(26,522)	530,806,687	(3,976,894)

	$1,333,748,273	$(8,855,749)	$52,589,565	$(124,335)	$1,386,337,838	$(8,980,084)

        All of the Company's investments have contractual maturities greater than two years. Actual maturities of MBS are generally shorter than stated contractual maturities. Actual maturities of the Company's MBS are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal.

        The decline in fair value of investments is not considered to be other than temporary. Accordingly, the write down to fair value is recorded in other comprehensive loss as an unrealized loss. The factors considered in making this determination included: the expected cash flow from the investment, the general quality of the MBS owned, any credit protection available, current market conditions, and the magnitude and duration of the historical decline in market prices as well as the Company's ability and intention to hold such securities owned.

NOTE 3. REPURCHASE AGREEMENTS

        The Company has entered into repurchase agreements to finance most of its security purchases. The repurchase agreements are short-term borrowings that bear interest rates that have historically moved in close relationship to LIBOR (London Interbank Offered Rate). At December 31, 2004, the Company had an outstanding amount of $2,771,162,957 with a net weighted average borrowing rate of 2.28%, and these agreements were collateralized by MBS with a fair value of $2,901,158,559 and restricted cash of $8,662,000. At December 31, 2003, the Company had an outstanding amount of $188,841,000 with a net weighted average borrowing rate of 1.11% and these agreements were collateralized by MBS with a fair value of $197,990,559.

        At December 31, 2004, the Company's repurchase agreements had remaining maturities as summarized below:

	OVERNIGHT (1 DAY OR LESS)	BETWEEN 2 AND 30 DAYS	BETWEEN 31 AND 90 DAYS	GREATER THAN 90 DAYS	TOTAL
Agency-Backed Mortgage-Backed Securities:
Amortized cost of securities sold, including accrued interest receivable	$—	$821,387,879	$975,251,727	$1,028,522,165	$2,825,161,771
Fair market value of securities sold, including accrued interest receivable	$—	$823,087,580	$975,020,524	$1,025,389,631	$2,823,497,735
Repurchase agreement liabilities associated with these securities	$—	$797,655,321	$968,417,528	$1,005,090,108	$2,771,162,957
Net weighted average borrowing rate	0	2.28%	2.11%	2.45%	2.28%

        At December 31, 2003, the Company's repurchase agreements had remaining maturities as summarized below:

	OVERNIGHT (1 DAY OR LESS)	BETWEEN 2 AND 30 DAYS	BETWEEN 31 AND 90 DAYS	GREATER THAN 90 DAYS	TOTAL
Agency-Backed Mortgage-Backed Securities:
Amortized cost of securities sold, including accrued interest receivable	$—	$39,495,843	$82,812,818	$75,737,580	$198,046,241
Fair market value of securities sold, including accrued interest receivable	$—	$39,486,390	$82,786,807	$75,782,795	$198,055,992
Repurchase agreement liabilities associated with these securities	$—	$37,798,000	$79,119,000	$71,924,000	$188,841,000
Net weighted average borrowing rate	0	1.10%	1.09%	1.13%	1.11%

NOTE 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. All securities are reflected in the financial statements at their estimated fair value as of December 31, 2004 and 2003. Estimated fair values for MBS are based on the average of third-party broker quotes received and/or independent pricing sources when available. However, the fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market exchange. Cash and cash equivalents, accrued interest receivable, repurchase agreements and accrued interest payable are reflected in the financial statements at their costs, which approximates their fair value because of the short-term nature of these instruments.

NOTE 5. CAPITAL STOCK

Authorized Shares

        The total number of shares of capital stock which the Company has the authority to issue is 110,000,000 shares, consisting of 100,000,000 shares of common stock having a par value of $0.001 per share and 10,000,000 shares of preferred stock having a par value of $0.001 per share. The Board of Directors has the authority to classify any unissued shares by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares.

Common Stock

        Of the 100,000,000 authorized shares of common stock, 98,000,000 shares were designated as Class A Common Stock, 1,000,000 shares were designated as Class B Common Stock and 1,000,000 shares were designated as Class C Common Stock. Holders of shares of common stock have no sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities.

Class A Common Stock

        Each outstanding share of Class A Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of shares of Class A Common Stock are not entitled to cumulate their votes in the election of directors.

        Subject to the preferential rights of any other class or series of stock and to the provisions of the Company's charter regarding the restrictions on transfer of stock, holders of shares of Class A Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors.

Class B Common Stock

        Each outstanding share of Class B Common Stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. Holders of shares of Class B Common Stock are not entitled to cumulate their votes in the election of directors. Holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class in all matters except that any matters which would adversely affect the rights and preferences of Class B Common Stock as a separate class shall require a separate approval by holders of a majority of the outstanding shares of our Class B Common Stock.

        Holders of shares of Class B Common Stock are entitled to receive dividends on each share of Class B Common Stock in an amount equal to the dividends declared on each share of Class A Common Stock if, as and when authorized and declared by the Board of Directors. No dividends may be declared on the shares of Class B Common Stock until after the most recent dividend payment date for the Class A Common Stock for which cumulative dividends paid on each share of Class A Common Stock are equal to or greater than the difference between the book value per share of Class A Common Stock at the time of issuance of such share of Class A Common Stock and $15.00 per share; provided further that aggregate dividends declared on the Class B Common Stock shall not exceed 3% of total dividends declared on the Class A and Class B Common Stock, and any reduction pursuant to this provision shall be allocated pro rata across all shares of Class B Common Stock. As of July 9, 2004, the cumulative dividends paid on each share of Class A Common Stock are now greater than the difference between the book value per share of Class A Common Stock at the time of its issuance and

$15.00 per share; therefore, as of July 9, 2004, the shares of Class B Common Stock are now entitled to receive dividends in an amount equal to the dividends declared on each share of Class A Common Stock if, as and when authorized and declared by the Board of Directors.

        Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which the Company's Board of Directors were notified that, as of the end of such fiscal quarter, the stockholders' equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class B Common Stock (or portion thereof to be converted) had occurred, and otherwise determined in accordance with GAAP, equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class B Common Stock to be converted into Class A Common Stock in any quarter shall not exceed an amount that will cause the stockholders' equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; provided further, that such conversions shall continue to occur until all shares of Class B Common Stock have been converted into shares of Class A Common Stock; and provided further, that the total number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock shall not exceed 3% of the total shares of common stock outstanding prior to completion of an initial public offering of the Company's Class A Common Stock. The Company's Class A Common Stock has a book value per share of $13.89 at December 31, 2004.

Class C Common Stock

        No dividends will be paid on the Class C Common Stock. Holders of shares of Class C Common Stock are not entitled to vote on any matter submitted to a vote of stockholders, including the election of directors, except that any matters that would adversely affect the rights and privileges of the Class C Common Stock as a separate class shall require the approval of a majority of the Class C Common Stock.

        Each share of Class C Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which the Company's Board of Directors were notified that, as of the end of such fiscal quarter, the stockholders' equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class C Common Stock had occurred and giving effect to the conversion of all of the shares of Class B Common Stock as of such date, and otherwise determined in accordance with GAAP, equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class C Common Stock to be converted into Class A Common Stock shall not exceed an amount that will cause the stockholders' equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; and provided further, that such conversions shall continue to occur until all shares of Class C Common Stock have been converted into shares of Class A Common Stock and provided further, that the total number of shares of Class A Common Stock issuable upon conversion of the Class C Common Stock shall not exceed 3% of the total shares of common stock outstanding prior to completion of an initial public offering of the Company's Class A Common Stock. The Company's Class A Common Stock has a book value per share of $13.89 at December 31, 2004.

Preferred Stock

        The Company's Board of Directors has the authority to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized. Prior to issuance of shares of each class or series of preferred stock, the Board of Directors is required to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As of December 31, 2004 and 2003, no shares of preferred stock are outstanding, and the Company has no present plans to issue any preferred stock.

Initial Capitalization

        The three initial independent directors of the Company's Board of Directors subscribed for a total of 7,500 shares of Class A Common Stock in October 2003 at par value, or a price of $0.001 per share. Compensation totaling $28 was recorded as a result of this issuance. See below for a description of additional Class A Common Stock issuances.

        Of the 1,000,000 shares of Class B Common Stock authorized for issuance, 319,388 shares were issued to the Company's initial officers, Jeffrey J. Zimmer and Robert E. Cauley, in October 2003 for a total price of $1,500. Of the 1,000,000 shares of Class C Common Stock authorized for issuance, 319,388 shares were subscribed to by Flagstone Securities, LLC in October 2003 at par value, or a price of $0.001 per share. Compensation totaling $1,181 was recorded as a result of this issuance.

Issuances of Common Stock

        On December 11, 2003, the Company began a private placement offering (the "Offering") of up to 10,000,000 shares of Class A Common Stock at a price to the investors of $15.00 per share. On December 19, 2003, the Company completed a first closing, in which the Company issued 4,004,602 shares and received proceeds of $56,598,732, which is net of placement agency fees and expenses totaling $3,350,297. On January 30, 2004, the Offering was closed, and the Company issued an additional 5,837,055 shares and received proceeds of $82,864,346, which is net of placement agency fees and expenses totaling $4,691,479.

        On February 17, 2004, the Company issued a total of 158,343 shares of Class A Common Stock in a private offering and received proceeds of $2,248,471, which is net of placement agency fees and expenses totaling $126,674.

        On September 21, 2004, the Company issued a total of 5,000,000 shares of Class A Common Stock in an initial public offering and, on September 24, 2004 issued 750,000 shares of Class A Common Stock pursuant to the exercise of an over allotment option by the underwriters. Proceeds of $75,881,557, which is net of underwriter fees and expenses totaling $7,481,136 were received by the Company.

        On December 16, 2004, the Company issued a total of 4,000,000 shares of Class A Common Stock in a secondary public offering and, on December 17, 2004 issued 600,000 shares of Class A Common Stock pursuant to the exercise of an over allotment option by the underwriters. Proceeds of $66,679,375, which is net of underwriter fees and expenses totaling $4,620,625 were received by the Company.

        During 2004, the Company issued a total of 11,415 shares of Class A Common Stock to its directors for the payment of director fees. The compensation charges for these issuances were recorded at the respective fair-values at the date of each issuance in accordance with SFAS No. 123. Total compensation charges related to these issuances was $174,386 for the year ended December 31, 2004.

Dividends

        On March 11, 2004, the Company's Board of Directors declared a $0.39 per share cash distribution to holders of its Class A Common Stock, totaling $3,903,569. The distribution was paid on April 23, 2004.

        On June 2, 2004, the Company's Board of Directors declared a $0.52 per share cash distribution to holders of its Class A Common Stock. Dividends payable on the 10,012,188 shares of Class A common stock outstanding total $5,206,338. Including the dividends paid on the 313,600 phantom shares granted under the Company's stock incentive plan (see Note 7), the distribution totaled $5,369,410. The distribution was paid on July 9, 2004.

        On August 24, 2004, the Company's Board of Directors declared a $0.52 per share cash distribution to holders of its Class A Common Stock. Dividends were payable on 10,015,656 shares of Class A Common Stock, 313,600 phantom shares granted under the Company's stock incentive plan (see Note 7) and 319,388 shares of Class B Common Stock. The distribution totaling $5,537,295 was paid on October 8, 2004.

        On November 30, 2004, the Company's Board of Directors declared a $0.54 per share cash distribution to holders of its Class A Common Stock. Dividends were payable on 15,768,915 shares of Class A Common Stock, 313,600 phantom shares granted under the Company's stock incentive plan (see Note 7) and 319,388 shares of Class B Common Stock. The distribution totaling $8,857,029 was paid on December 29, 2004.

NOTE 6. TRANSACTIONS WITH RELATED PARTIES

Transactions with Stockholders

        During the period from September 24, 2003 (date of inception) through December 19, 2003, the Company's start-up activities were being fully paid for and supported by the Company's President and CEO, Jeffrey J. Zimmer. Mr. Zimmer was also a Class B stockholder during this period of time. On December 19, 2003, at the initial closing of the Offering, the Company reimbursed the CEO $247,980 for these costs, which were recorded primarily as property and equipment and operating expenses.

        The entire issuance of Class C Common Stock was purchased by Flagstone Securities, LLC. Flagstone was the placement agent for the Company's Class A Common Stock private placement offerings, and pursuant to the terms of the offerings, received fees for its services. Through December 31, 2003, Flagstone had received $2,943,042 in fees from the Offering, and Flagstone received an additional $4,747,517 from the proceeds of the Offerings that closed in January and February 2004. Flagstone was the lead underwriter for the Company's Class A Common Stock initial public offering and pursuant to the terms of the offering, received fees of $5,836,250 in connection with the sale of Class A Common Stock in the initial public offering, including shares issued in the exercise of the underwriters' over allotment option. Flagstone was also the lead underwriter for the Company's additional Class A Common Stock public offering and pursuant to the terms of the offering, received fees of $4,278,000 in connection with the sale of Class A Common Stock in the secondary public offering, including shares issued in the exercise of the underwriters' over allotment option.

Employment Agreements

        The Company entered into employment agreements with the Company's initial officers, Jeffrey J. Zimmer and Robert E. Cauley, in 2003. The employment agreements provide for Mr. Zimmer to serve as President and Chief Executive Officer and Mr. Cauley to serve as Chief Investment Officer and Chief Financial Officer. The employment agreements terminate in December 2006; provided, however, that the term shall automatically be extended for one-year periods unless, not later than six months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. The employment agreements provide for an initial annual base salary of $150,000 to each of Messrs. Zimmer and Cauley and for Mr. Zimmer to receive a $250,000 cash bonus and for Mr. Cauley to receive a $125,000 cash bonus at the time of the effectiveness of a resale shelf registration statement on Form S-11 covering the resale of the Class A Common Stock sold in the Company's Offering. These bonuses were paid in November 2004. Messrs. Zimmer and Cauley will also be entitled to bonuses at the discretion of the compensation committee.

        Upon the termination of an executive officer's employment either by the Company without "cause" or by the executive officer for "good reason" or by the executive officer for any reason within three months after a "change of control," the executive officer will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims: lump-sum cash payment equal to 300% of the sum of his then-current annual base salary plus average bonus over the prior three years; his prorated annual bonus for the year in which the termination occurs; all stock options held by the executive officer will become fully exercisable and will continue to be exercisable for their full terms and all restricted stock held by such executive officer will become fully vested; health benefits for three years following the executive officer's termination of employment at no cost to the executive officer, subject to reduction to the extent that the executive officer receives comparable benefits from a subsequent employer; and outplacement services at Company expense.

        Each of Messrs. Zimmer and Cauley is bound by a non-competition covenant for so long as he is an officer of the Company and for a one-year period thereafter, unless his employment is terminated by the Company without "cause" or by him with "good reason" (in each case, as defined in his employment agreement) or by him for any reason after a "change in control" (as defined in his employment agreement) of the Company, in which case his covenant not to compete will lapse on the date of his termination.

        Messrs. Zimmer and Cauley's employment agreements were amended and restated in 2004. The amended and restated agreements extend the term of the agreements to April 2007 and provide that on September 16, 2004, when the registration statement for the Company's Class A Common Shares became effective that Mr. Zimmer's annual base salary increased to $400,000 and Mr. Cauley's annual base salary increased to $267,500.

Other

        In January 2004, the three independent directors received a total of 1,650 shares of Class A Common Stock, valued at $24,750, as compensation for their activities as directors. In April 2004, the three independent directors received a total of 2,651 shares of Class A Common Stock, valued at $39,765, as compensation for their activities as directors. In May 2004, a new independent director was added to the Board of Directors and was issued 387 shares of Class A Common Stock, valued at $5,805, as compensation for his activities as a director. In July 2004, the four independent directors received a total of 3,468 shares of Class A Common Stock, valued at $52,020, as compensation for their activities as directors. In October 2004, the four independent directors received a total of 3,259 shares of Class A Common Stock, valued at $52,046, as compensation for their activities as directors.

        One of the Company's directors, Mr. Buford Ortale, was previously a Managing Director in the Investment Banking Group at Avondale Partners, LLC ("Avondale"), one of the placement agents for the Company's Offering that was completed in January 2004. Mr. Ortale has a continuing affiliation with Avondale pursuant to which he receives compensation from investment banking fees earned by Avondale on transactions referred to Avondale by Mr. Ortale. Mr. Ortale has been paid $360,000 from Avondale for referring the Company to Avondale.

NOTE 7. STOCK INCENTIVE PLAN

        On December 1, 2003, the Company adopted the 2003 Long Term Incentive Compensation Plan (the "2003 Plan") to provide the Company with the flexibility to use stock options and other awards as part of an overall compensation package to provide a means of performance-based compensation to attract and retain qualified personnel. The 2003 Plan was amended and restated in March 2004. Key employees, directors and consultants are eligible to be granted stock options, restricted stock, phantom shares, dividend equivalent rights and other stock-based awards under the 2003 Plan. The 2003 Plan is administered by the Board of Directors or a committee of the Board of Directors, which has the full authority to administer and interpret the 2003 Plan, to authorize the granting of awards, to determine the eligibility of an employee, director or consultant to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2003 Plan), and to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2003 Plan).

        The Committee may prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2003 Plan or the administration or interpretation thereof. In connection with this authority, the committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.

        Subject to adjustment upon certain corporate transactions or events, a maximum of 4,000,000 shares of the Class A Common Stock (but not more than 10% of the Class A Common Stock outstanding on the date of grant) may be subject to stock options, shares of restricted stock, phantom shares and dividend equivalent rights under the 2003 Plan. As of December 31, 2003, no awards had been granted under the 2003 Plan.

        On June 15, 2004, an award of phantom shares was granted to three members of senior management. The award was for 313,600 phantom shares, consisting of 186,500 shares to Mr. Zimmer, 124,350 shares to Mr. Cauley and 2,750 to Mr. Haas. Each phantom share represents a right to receive a share of the Company's Class A Common Stock, and a dividend equivalent right was also granted on each phantom share. The phantom shares vest, based on the employees' continuing employment, on a quarterly schedule as provided in the grant agreements, beginning August 15, 2004 through

November 15, 2007. As of December 31, 2004, 38,050 shares had fully vested and none had expired or were forfeited. Distributions of the vested Class A Common Stock may be deferred at the election of the grantee.

        The phantom share awards were valued at the fair value of the Company's Class A Common Stock at the date of the grant, or $15 per share, for a total grant date value of $4,704,000. The phantom awards do not have an exercise price. The grant date value is being amortized to compensation expense on a straight-line basis over the vesting period. Total compensation cost recognized for the year ended December 31, 2004 was $745,756. Dividends paid on phantom shares are charged to retained earnings when declared.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Litigation, Claims, and Assessments

        In the ordinary course of business, the Company is exposed to various claims, threats, and legal proceedings. In management's opinion, the outcome of such matters, if any, will not have a material impact upon the Company's financial position and results of operations.

NOTE 9. SUMMARIZED QUARTERLY RESULTS (UNAUDITED)

        The following is a presentation of the quarterly results of operations for the year ended December 31, 2004.

	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Interest income	$7,194,033	$10,959,098	$11,017,346	$20,463,071
Interest expense	2,736,434	4,344,012	4,253,337	10,824,164
Net interest income	4,457,599	6,615,086	6,764,009	9,638,907
Net gain on sales of mortgage-backed securities	—	—	121,664	(26,117)
Direct operating expenses	225,983	279,867	327,604	374,421
General and administrative expenses	288,454	768,026	811,976	1,637,907
Net income	$3,943,162	$5,567,193	$5,746,093	$7,600,462
Net income per Class A Common Share—Basic and Diluted	$0.49	$0.56	$0.51	$0.44
Net income per Class B Common Share—Basic and Diluted	N/A	N/A	$0.53	$0.46
Weighted average number of Class A common shares outstanding—Basic and Diluted	8,001,052	10,011,655	10,866,734	16,825,286
Weighted average number of Class B common shares outstanding—Basic and Diluted	—	—	319,388	319,388

        The following is a presentation of the quarterly results of operations for the year ended December 31, 2003.

	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Interest income	N/A	N/A	$—	$71,480
Interest expense	N/A	N/A	—	20,086
Net interest income	N/A	N/A	—	51,394
Net gain on sales of mortgage-backed securities	N/A	N/A	—	—
Direct operating expenses	N/A	N/A	—	45,482
General and administrative expenses	N/A	N/A	46,459	226,620
Net income(Loss)	N/A	N/A	$(46,459)	$(220,708)
Net income(Loss) per Class A Common Share—Basic and Diluted	N/A	N/A	—	N/A
Net income per Class B Common Share—Basic and Diluted	N/A	N/A	—	$(0.54)
Weighted average number of Class A common shares outstanding—Basic and Diluted	N/A	N/A	—	497,859
Weighted average number of Class B common shares outstanding—Basic and Diluted	N/A	N/A	—	N/A

PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements

BIMINI MORTGAGE MANAGEMENT, INC.

BALANCE SHEETS

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
MORTGAGE-BACKED SECURITIES:
Pledged to counterparties, at fair value	$3,856,216,501	$2,901,158,559
Unpledged, at fair value	2,103,201	72,074,338

TOTAL MORTGAGE-BACKED SECURITIES	3,858,319,702	2,973,232,897
CASH AND CASH EQUIVALENTS	130,089,802	128,942,436
RESTRICTED CASH	—	8,662,000
PRINCIPAL PAYMENTS RECEIVABLE	29,192,949	3,419,199
ACCRUED INTEREST RECEIVABLE	16,696,603	11,377,807
PROPERTY AND EQUIPMENT, net	2,619,988	2,050,923
INVESTMENT IN BIMINI CAPITAL TRUST I	1,550,000	—
PREPAIDS AND OTHER ASSETS	3,949,278	732,469

	$4,042,418,322	$3,128,417,731

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$3,729,373,642	$2,771,162,957
Junior subordinated notes due to Bimini Capital Trust I	51,550,000	—
Accrued interest payable	20,104,380	7,980,829
Unsettled security purchases	—	65,765,630
Dividend payable	8,064,084	—
Compensation and related costs payable	175,291	87,323
Accounts payable, accrued expenses and other	546,131	458,665

TOTAL LIABILITIES	3,809,813,528	2,845,455,404

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $0.001 par value; 98,000,000 shares designated; issued and outstanding, 20,397,210 shares at September 30, 2005 and 20,368,915 shares at December 31, 2004	20,397	20,369
Class B common stock, $0.001 par value; 1,000,000 shares designated, 319,388 shares issued and outstanding each period	319	319
Class C common stock, $0.001 par value; 1,000,000 shares designated, 319,388 shares issued and outstanding each period	319	319
Additional paid-in capital	286,923,304	285,174,651
Accumulated other comprehensive loss	(52,470,499)	(1,155,771)
Accumulated deficit	(1,869,046)	(1,077,560)

TOTAL STOCKHOLDERS' EQUITY	232,604,794	282,962,327

	$4,042,418,322	$3,128,417,731

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.
STATEMENTS OF INCOME

	Nine months ended		Three months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(Unaudited)		(Unaudited)
Interest income, net of amortization of premium and discount	$111,392,882	$29,170,477	$43,574,308	$11,017,346
Interest expense	(80,053,678)	(11,691,806)	(33,508,546)	(4,405,998)

NET INTEREST INCOME	31,339,204	17,478,671	10,065,762	6,611,348

NET GAIN ON SALES OF MORTGAGE-BACKED SECURITIES	1,993,457	121,664	11,075	121,664

DIRECT OPERATING EXPENSES	923,205	480,227	299,287	177,048

GENERAL AND ADMINISTRATIVE EXPENSES:
Compensation and related expenses	3,925,044	1,204,435	1,402,435	563,629
Directors' fees	260,057	122,341	84,015	52,021
Directors' liability insurance costs	209,754	102,887	78,823	34,296
Audit, legal and other professional fees	570,594	221,584	209,994	98,500
Other administrative expenses	442,498	212,413	127,026	61,425

TOTAL GENERAL AND ADMINISTRATIVE EXPENSES	5,407,947	1,863,660	1,902,293	809,871

NET INCOME	$27,001,509	$15,256,448	$7,875,257	$5,746,093

BASIC AND DILUTED INCOME PER CLASS A COMMON SHARE	$1.27	$1.56	$0.37	$0.51

BASIC AND DILUTED INCOME PER CLASS B COMMON SHARE	$1.27	$1.65	$0.37	$0.53

WEIGHTED AVERAGE NUMBER OF CLASS A COMMON SHARES OUTSTANDING USED IN COMPUTING PER SHARE AMOUNTS:
BASIC AND DILUTED	20,864,842	9,648,176	20,900,703	10,866,734

WEIGHTED AVERAGE NUMBER OF CLASS B COMMON SHARES OUTSTANDING USED IN COMPUTING PER SHARE AMOUNTS:
BASIC AND DILUTED	319,388	106,074	319,388	319,388

CASH DIVIDENDS DECLARED PER:
CLASS A COMMON SHARE	$1.31	$1.43	$0.38	$0.52

CLASS B COMMON SHARE	$1.31	$0.52	$0.38	$0.52

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2005
(UNAUDITED)

	Common Stock, Amounts at Par Value
					Accumulated Other Comprehensive Loss
				Additional Paid-in Capital		Accumulated Deficit
	Class A	Class B	Class C				Total
Balances, December 31, 2004	$20,369	$319	$319	$285,174,651	$(1,155,771)	$(1,077,560)	$282,962,327

Issuance of Class A common shares for board compensation and phantom share exercises	28			260,028			260,056
Cash dividends declared, March 2005						(11,241,953)	(11,241,953)
Amortization of equity plan compensation				1,574,661			1,574,661
Stock issuance costs				(86,036)			(86,036)
Reclassify unrealized net gain on security sales					(1,993,457)		(1,993,457)
Cash dividends declared, May 2005						(8,486,958)	(8,486,958)
Cash dividends declared, August 2005						(8,064,084)	(8,064,084)
Net income						27,001,509	27,001,509
Unrealized loss on available for sale securities, net					(49,321,271)		(49,321,271)

Comprehensive loss							(24,313,219)

Balances, September 30, 2005	$20,397	$319	$319	$286,923,304	$(52,470,499)	$(1,869,046)	$232,604,794

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.
STATEMENTS OF CASH FLOWS

	Nine months ended September 30, 2005	Nine months ended September 30, 2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27,001,509	$15,256,448
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premium and discount	16,657,961	13,717,516
Stock compensation, depreciation and amortization	2,007,587	539,803
Net gain on sales of mortgage-backed securities	(1,993,457)	(121,664)
Changes in certain assets and liabilities:
Accrued interest receivable	(5,318,794)	(5,698,098)
Prepaids and other assets	(3,435,994)	(72,814)
Accrued interest payable	12,123,551	6,280,663
Accounts payable, accrued expenses and other	175,434	409,822

NET CASH PROVIDED BY OPERATING ACTIVITIES	47,217,794	30,311,676

CASH FLOWS FROM INVESTING ACTIVITIES:
From available-for-sale securities:
Purchases	(2,307,378,255)	(1,974,987,075)
Sales	240,735,761	360,124,493
Principal repayments	1,024,037,076	188,228,139
Purchases of property and equipment	(624,319)	(128,854)

NET CASH USED IN INVESTING ACTIVITIES	(1,043,229,737)	(1,426,763,297)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in restricted cash	8,662,000	—
Net borrowings under repurchase agreements	958,210,685	1,359,777,814
Net proceeds from trust preferred securities offering	50,101,571	—
Stock issuance costs	(86,036)	—
Proceeds from sales of common stock, net of costs of issuance	—	161,312,122
Cash dividends paid	(19,728,911)	(9,272,979)

NET CASH PROVIDED BY FINANCING ACTIVITIES	997,159,309	1,511,816,957

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,147,366	115,365,336
CASH AND CASH EQUIVALENTS, Beginning of the period	128,942,436	18,404,130

CASH AND CASH EQUIVALENTS, End of the period	$130,089,802	$133,769,466

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$84,195,289	$5,053,119

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash dividends declared and payable, not yet paid	$8,064,084	$5,537,295

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)
SEPTEMBER 30, 2005

NOTE 1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Description

        Bimini Mortgage Management, Inc. (the "Company") was incorporated in Maryland on September 24, 2003 and it commenced its planned business activities on December 19, 2003, the date of the initial closing of a private issuance of its common stock.

        The Company was formed to invest primarily in residential mortgage related securities issued by the Federal National Mortgage Association (more commonly known as Fannie Mae), the Federal Home Loan Mortgage Corporation (more commonly known as Freddie Mac) and the Government National Mortgage Association (more commonly known as Ginnie Mae).

        The Company has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. In order to maintain its REIT status, the Company must comply with a number of requirements under Federal tax law, including that it must distribute at least 90% of its annual taxable net income to its stockholders, subject to certain adjustments. As a REIT, the Company will routinely distribute substantially all of its taxable income generated from operations to its stockholders. The Company will generally not be subject to Federal income tax to the extent that it distributes its net income to the stockholders, and satisfies the ongoing REIT requirements including meeting certain asset, income and stock ownership tests.

  Merger Agreement

        On September 29, 2005, the Company executed a definitive merger agreement with Opteum Financial Services, LLC ("Opteum"), a privately held home mortgage lender headquartered in Paramus, New Jersey. Opteum has nearly 1,000 associates operating out of 30 offices and lending in 44 states. The transaction, in which Opteum will become a wholly-owned taxable REIT subsidiary of the Company, is expected to close in November 2005 and is subject to customary closing conditions.

        Under the terms of the merger agreement, the Company has agreed to issue in the merger 3,717,242 shares of Class A Common Stock and 1,800,000 Series A convertible preferred shares to the stockholders of Opteum in exchange for 100% of the stock of Opteum. The new class of preferred shares would be convertible into Class A Common Stock of the Company, on a one-for-one basis, if the Company's stockholders approve the conversion at a future stockholder meeting. In addition, the Company has agreed to lend approximately $65 million to Opteum to repay existing debt. The Company has also agreed to pay the Opteum stockholders a contingent earn-out of up to $17.5 million over the next five years payable in cash, or under certain circumstances, Series A convertible preferred shares, based on the achievement by Opteum of certain specific financial objectives. In return, Opteum has agreed that at the time of the merger it will have a book value of $60 million. The three most senior executives of Opteum agreed to enter into long term employment contracts upon completion of the merger.

Interim Financial Statements

        The accompanying interim financial statements reflect all adjustments, consisting of normal recurring items that, in the opinion of management, are necessary for a fair presentation of the Company's financial position, results of operations, statement of stockholder equity and cash flows for the periods presented. These interim financial statements have been prepared in accordance with disclosure requirements for interim financial information and accordingly, they may not include all of the information and footnotes required by U.S. generally accepted accounting principles ("GAAP") for annual financial statements. The operating results for the interim period ended September 30, 2005 are not necessarily indicative of results that can be expected for the year ended December 31, 2005. The financial statements included as part of this Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Certain prior year amounts have been reclassified to conform to the current year presentation.

Basis of Presentation and Use of Estimates

        The accompanying financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates affecting the accompanying financial statements include the fair values of mortgage-backed securities ("MBS") and the prepayment speeds used to calculate amortization and accretion of premiums and discounts on MBS.

Securities and Interest Income Recognition

        The Company invests primarily in residential mortgage related securities issued by Fannie Mae, Freddie Mac, and Ginnie Mae.

        In accordance with GAAP, the Company classifies its investments as either trading investments, available-for-sale investments or held-to-maturity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Although the Company intends to hold its MBS until maturity, it may, from time to time, sell any of its MBS as part of the overall management of the business. The Company currently classifies all of its securities as available-for-sale, and assets so classified are carried on the balance sheet at fair value, and unrealized gains or losses arising from changes in market values are excluded from earnings and reported in other comprehensive income or loss as a component of stockholders' equity. Other than temporary impairment losses, if any, are reported in earnings.

        Securities are recorded on the date the securities are purchased or sold, which is generally the trade date. Realized gains or losses from securities transactions are determined based on the specific identification method.

        Interest income is accrued based on the outstanding principal amount of the securities and their stated contractual terms. Premiums and discounts associated with the purchase of the securities are accreted or amortized into interest income over the estimated lives of the assets adjusted for estimated prepayments using the effective interest method. Adjustments are made using the retrospective method to the effective interest computation each reporting period based on the actual prepayment experiences to date, and the present expectation of future prepayments of the underlying mortgages.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates its fair value at September 30, 2005 and December 31, 2004.

Restricted Cash

        Restricted cash represents cash held on deposit as collateral with certain repurchase agreement counter-parties. Such amounts may be used to make principal and interest payments on the related repurchase agreements.

Credit Risk

        At September 30, 2005, the Company had limited its exposure to credit losses on its portfolio of securities by purchasing primarily securities from federal agencies or federally chartered entities, such as, but not limited to, Fannie Mae, Freddie Mac, and Ginnie Mae. The portfolio is diversified to avoid undue loan originator, geographic and other types of concentrations. The Company manages the risk of prepayments of the underlying mortgages by creating a diversified portfolio with a variety of prepayment characteristics.

        The Company is engaged in various trading and brokerage activities in which counter-parties primarily include broker-dealers, banks, and other financial institutions. In the event counter-parties do not fulfill their obligations, the Company may be exposed to risk of loss. The risk of default depends on the creditworthiness of the counter-party and/or issuer of the instrument. It is the Company's policy to review, as necessary, the credit standing for each counter-party.

Repurchase Agreements

        The Company finances most acquisitions of its MBS through the use of repurchase agreements. Under these repurchase agreements, the Company sells securities to a lender and agrees to repurchase the same securities in the future for a price that is higher than the original sales price. The difference between the sale price that the Company receives and the repurchase price that the Company pays represents interest paid to the lender. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which the Company pledges its securities as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral. The Company retains beneficial ownership of the pledged collateral. At the maturity of a repurchase agreement, the Company is required to repay the loan and concurrently receives back its pledged collateral from the lender or, with the consent of the lender, the Company may renew such agreement at the then prevailing financing rate. These repurchase agreements may require the Company to pledge additional assets to the lender in the event the estimated fair value of the existing pledged collateral declines. As of September 30, 2005 and December 31, 2004, the

Company did not have any margin calls on its repurchase agreements that it was not able to satisfy with either cash or additional pledged collateral.

        Original terms to maturity of the Company's repurchase agreements generally range from one month to 36 months; however, the Company is not precluded from entering into repurchase agreements with longer maturities. Should a counter-party decide not to renew a repurchase agreement at maturity, the Company must either refinance elsewhere or be in a position to satisfy this obligation. If, during the term of a repurchase agreement, a lender should file for bankruptcy, the Company might experience difficulty recovering its pledged assets and may have an unsecured claim against the lender's assets for the difference between the amount loaned to the Company and the estimated fair value of the collateral pledged to such lender. At September 30, 2005, the Company had amounts outstanding under repurchase agreements with 14 separate lenders with a maximum net exposure (the difference between the amount loaned to the Company and the estimated fair value of the security pledged by the Company as collateral) to any single lender of approximately $39.0 million. At December 31, 2004, the Company had amounts outstanding under repurchase agreements with 12 separate lenders with a maximum net exposure to any single lender of approximately $29.0 million.

        At September 30, 2005, the Company's repurchase agreements had the following counter-parties, amounts at risk and weighted average remaining maturities (unaudited):

Repurchase Agreement Counter-parties	Amount Outstanding	Amount at Risk(1)	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount Outstanding
	($000)	($000)
Deutsche Bank Securities, Inc.	$941,027	$11,777	129	25.3%
Nomura Securities International, Inc.	817,596	38,926	174	21.9%
Cantor Fitzgerald	530,931	24,645	160	14.2%
REFCO Securities, LLC	323,273	9,359	115	8.7%
Washington Mutual	233,932	10,961	14	6.3%
Bear Stearns & Co. Inc.	196,476	6,813	217	5.3%
Goldman Sachs	188,989	5,670	39	5.1%
JP Morgan Securities	132,036	5,575	142	3.5%
Merrill Lynch	128,119	1,677	188	3.4%
UBS Investment Bank, LLC	109,052	4,627	123	2.9%
Lehman Brothers	57,982	1,345	21	1.6%
Countrywide Securities Corp.	45,975	2,653	82	1.2%
Daiwa Securities America Inc.	19,825	1,167	279	0.5%
Morgan Stanley	4,161	172	95	0.1%

Total	$3,729,374	$125,367		100.0%

(1)
Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities, plus accrued interest expense.

        At December 31, 2004, the Company's repurchase agreements had the following counter-parties, amounts at risk and weighted average remaining maturities:

Repurchase Agreement Counter-parties	Amount Outstanding	Amount at Risk(1)	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount Outstanding
	($000)	($000)
UBS Investment Bank, LLC	$512,697	$29,005	64	18.5%
Nomura Securities International, Inc.	463,901	26,083	99	16.7
Banc of America Securities, LLC	309,270	18,079	66	11.2
Deutsche Bank Securities, Inc.	308,645	16,246	227	11.1
Lehman Brothers	257,191	8,793	81	9.3
Bear Stearns & Co. Inc.	255,229	14,068	127	9.2
Countrywide Securities Corp.	178,574	8,447	43	6.4
Morgan Stanley	119,659	352	65	4.3
Daiwa Securities America Inc.	114,436	5,287	67	4.2
Goldman Sachs	107,822	1,706	37	3.9
Merrill Lynch	83,561	2,268	172	3.0
JP Morgan Securities	60,178	3,152	37	2.2

Total	$2,771,163	$133,486		100.0%

(1)
Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities, plus accrued interest expense.

Stock-Based Compensation

        Stock-based compensation is accounted for using the fair value based method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The adoption of SFAS No. 123(R), "Share-Based Payment," on January 1, 2006 is not expected to have a significant impact on the Company. For stock and stock-based awards issued to employees, a compensation charge is recorded against earnings based on the fair value of the award. For transactions with non-employees in which services are performed in exchange for the Company's common stock or other equity instruments, the transactions are recorded on the basis of the fair value of the service received or the fair value of the equity instruments issued, whichever is more readily measurable at the date of issuance. The Company currently incurs share-based payment charges for its stock incentive plan (see note 6) and for shares issued to its outside directors for payment of their directors fees. All of the Company's stock-based compensation transactions resulted in an aggregate of $1,834,717 and $638,919 of compensation expense for the nine and three months ended September 30, 2005, respectively, and $523,902 and $396,216 of compensation expense for the nine and three months ended September 30, 2004, respectively.

Earnings Per Share

        The Company follows the provisions of SFAS No. 128, "Earnings per Share," (SFAS 128) and the guidance provided in EITF 03-6, "Participating Securities and the two-class method under FASB Statement No. 128, Earnings Per Share," (EITF 03-6) which requires companies with complex capital structures, common stock equivalents, or two classes of participating securities to present both basic and diluted earnings per share ("EPS") on the face of the statement of income. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for common stock equivalents.

        Effective July 9, 2004, the shares of Class B Common Stock, participating and convertible into Class A Common Stock, became entitled to receive dividends in an amount equal to the dividends declared on each share of Class A Common Stock if, as and when authorized and declared by the Board of Directors. Following the provisions of EITF 03-6, the Class B Common Stock, beginning in the three-month period ended September 30, 2004, is included in the computation of basic EPS using the two-class method, and consequently is presented separately from Class A Common Stock. Prior to July 9, 2004, the Class B shares of common stock are not included in the basic EPS computation as the conditions to participate in earnings were not met, and they were not included in the computation of diluted Class A EPS as the conditions for conversion to Class A shares were not met.

        The Class C common shares are not included in the basic EPS computation as these shares do not have participation rights. The Class C common shares totaling 319,388 are not included in the computation of diluted Class A EPS as the conditions for conversion to Class A shares were not met.

        The table below reconciles the numerators and denominators of the basic and diluted EPS.

	Nine months ended		Three months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(Unaudited)		(Unaudited)
Basic and diluted EPS per Class A common share:
Numerator: net income allocated to the Class A common shares	$26,595,023	$15,081,676	$7,756,746	$5,575,944

Denominator—basic and diluted:
Class A common shares outstanding at the balance sheet date	20,397,210	15,765,656	20,397,210	15,765,656
Participating phantom shares issued as of the balance sheet date	504,675	313,600	504,675	313,600
Effect of weighting	(37,043)	(6,431,080)	(1,182)	(5,212,522)

Weighted average shares—basic and diluted	20,864,842	9,648,176	20,900,703	10,866,734

Basic and diluted EPS per Class A common share	$1.27	$1.56	$0.37	$0.51

Basic and diluted EPS per Class B common share:
Numerator: net income allocated to the Class B common shares	$406,486	$174,772	$118,525	$170,149

Denominator—basic and diluted:
Class B shares outstanding at the balance sheet date	319,388	319,388	319,388	319,388
Effect of weighting (based on the date the Class B shares participate in dividends)	—	(213,314)	—	—

Weighted average shares—basic and diluted	319,388	106,074	319,388	319,388

Basic and diluted EPS per Class A common share	$1.27	$1.65	$0.37	$0.53

Comprehensive Income (Loss)

        In accordance with SFAS No. 130, "Reporting Comprehensive Income," the Company is required to separately report its comprehensive income. Other comprehensive income refers to revenue, expenses, gains, and losses that under GAAP are included in comprehensive income but are excluded from net income, as these amounts are recorded directly as an adjustment to stockholders' equity. Other comprehensive income (loss) arises from unrealized gains or losses generated from changes in market values of its securities held as available-for-sale. Comprehensive income (loss) is as follows:

	Nine months ended		Three months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(Unaudited)		(Unaudited)
Net income	$27,001,509	$15,256,448	$7,875,257	$5,746,093
Realized gain on available for sale securities, net	(1,993,457)	(121,664)	(11,075)	(121,664)
Unrealized gain/(loss) on available for sale securities, net	(49,321,271)	77,196	(29,327,409)	9,168,699

Comprehensive (loss) income	$(24,313,219)	$15,211,980	$(21,463,227)	$14,793,128

NOTE 2.    SECURITIES

        At September 30, 2005 and December 31, 2004, all of the Company's securities were classified as available-for-sale and, as such, are reported at their estimated fair value. Estimated fair value was determined based on the average of third-party broker quotes received and/or independent pricing sources when available.

        The following are the carrying values of the Company's securities:

	September 30, 2005	December 31, 2004
	(Unaudited)
Floating-Rate CMO's	$—	$250,438,730
Hybrid Arms and Balloons	882,618,782	569,623,089
Adjustable-Rate Mortgages	2,166,581,042	1,403,381,666
Fixed-Rate Mortgages	809,119,878	749,789,412

	$3,858,319,702	$2,973,232,897

        The following table presents the components of the carrying value of the Company's MBS portfolio:

	September 30, 2005	December 31, 2004
	(Unaudited)
Principal balance	$3,797,400,645	$2,876,568,150
Unamortized premium	116,703,040	98,202,287
Unaccreted discount	(3,310,379)	(381,769)
Gross unrealized gains	3,669,212	7,824,313
Gross unrealized losses	(56,142,816)	(8,980,084)

Carrying value/estimated fair value	$3,858,319,702	$2,973,232,897

        The following table presents for the Company's investments with gross unrealized losses, the estimated fair value and gross unrealized losses aggregated by investment category, at September 30, 2005 (unaudited):

	Loss Position Less than 12 Months		Loss Position More than 12 Months		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Floating-Rate CMOs	$—	$—	$—	$—	$—	$—
Hybrid Arms & Balloons	619,020,190	(8,738,949)	48,878,942	(1,226,658)	667,899,132	(9,965,607)
Adjustable-Rate Mortgages	1,510,346,785	(24,429,300)	98,995,112	(2,639,937)	1,609,341,897	(27,069,237)
Fixed-Rate Mortgages	632,720,407	(12,115,896)	200,190,753	(6,992,076)	832,911,160	(19,107,972)

	$2,762,087,382	$(45,284,145)	$348,064,807	$(10,858,671)	$3,110,152,189	$(56,142,816)

        The following table presents for the Company's investments with gross unrealized losses, the estimated fair value and gross unrealized losses aggregated by investment category, at December 31, 2004:

	Loss Position Less than 12 Months		Loss Position More than 12 Months		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Floating-Rate CMOs	$—	$—	$—	$—	$—	$—
Hybrid Arms & Balloons	334,918,233	(1,974,605)	31,954,324	(75,968)	366,872,557	(2,050,573)
Adjustable-Rate Mortgages	479,284,021	(2,930,772)	9,374,573	(21,845)	488,658,594	(2,952,617)
Fixed-Rate Mortgages	519,546,019	(3,950,372)	11,260,668	(26,522)	530,806,687	(3,976,894)

	$1,333,748,273	$(8,855,749)	$52,589,565	$(124,335)	$1,386,337,838	$(8,980,084)

        All of the Company's investments have contractual maturities greater than two years. Actual maturities of MBS are generally shorter than stated contractual maturities. Actual maturities of the Company's MBS are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal.

        The unrealized losses on the investments are not considered other-than-temporary, and are therefore not written-down as being impaired. The factors considered in making this determination included: the expected cash flow from the investment, the general quality of the MBS owned, any credit protection available, current market conditions, the magnitude and duration of the historical decline in market prices as well as the Company's ability and intention to hold such securities owned. Because management's assessments are based on factual information as well as subjective information available at the time of assessment, the determination as to whether an other-than-temporary decline exists and, if so, the amount considered impaired is also subjective and, therefore, constitutes material estimates that are susceptible to significant change. At September 30, 2005 and December 31, 2004, the Company had no securities on which an impairment charge had been made.

NOTE 3.    REPURCHASE AGREEMENTS

        The Company has entered into repurchase agreements to finance most of its security purchases. The repurchase agreements are short-term borrowings that bear interest rates that have historically moved in close relationship to LIBOR (London Interbank Offered Rate). At September 30, 2005, the Company had an outstanding amount of $3.7 billion with a net weighted average borrowing rate of 3.75%, and these agreements were collateralized by MBS with a fair value of $3.9 billion. At December 31, 2004, the Company had an outstanding amount of $2.8 billion with a net weighted average borrowing rate of 2.28% and these agreements were collateralized by MBS with a fair value of $2.9 billion.

        At September 30, 2005, the Company's repurchase agreements had remaining maturities as summarized below (unaudited):

	OVERNIGHT (1 DAY OR LESS)	BETWEEN 2 AND 30 DAYS	BETWEEN 31 AND 90 DAYS	GREATER THAN 90 DAYS	TOTAL
Agency-Backed Mortgage-Backed Securities:
Amortized cost of securities sold, including accrued interest receivable	$—	$1,003,660,106	$370,644,726	$2,324,971,638	$3,699,276,470
Fair market value of securities sold, including accrued interest receivable	$—	$997,067,965	$363,123,771	$2,290,690,407	$3,650,882,143
Repurchase agreement liabilities associated with these securities	$—	$1,044,159,014	$397,581,000	$2,287,633,628	$3,729,373,642
Average interest rate of repurchase agreement liabilities	—	3.46%	3.65%	3.90%	3.75%

        At December 31, 2004, the Company's repurchase agreements had remaining maturities as summarized below:

	OVERNIGHT (1 DAY OR LESS)	BETWEEN 2 AND 30 DAYS	BETWEEN 31 AND 90 DAYS	GREATER THAN 90 DAYS	TOTAL
Agency-Backed Mortgage-Backed Securities:
Amortized cost of securities sold, including accrued interest receivable	$—	$821,387,879	$975,251,727	$1,028,522,165	$2,825,161,771
Fair market value of securities sold, including accrued interest receivable	$—	$823,087,580	$975,020,524	$1,025,389,631	$2,823,497,735
Repurchase agreement liabilities associated with these securities	$—	$797,655,321	$968,417,528	$1,005,090,108	$2,771,162,957
Average interest rate of repurchase agreement liabilities	—	2.28%	2.11%	2.45%	2.28%

NOTE 4.    TRUST PREFERRED SECURITIES

      On May 17, 2005, the Company completed a private offering of $50.0 million of trust preferred securities through Bimini Capital Trust I, a Delaware statutory business trust sponsored and wholly-owned by the Company.

        Bimini Capital Trust I ("BCTI" or the "trust") used the proceeds of the private offering, together with the Company's investment of $1.6 million in the BCTI common securities, to purchase $51.6 million aggregate principal amount of the Company's Junior Subordinated Notes with terms that parallel the terms of the trust preferred securities. The trust preferred securities have a fixed rate of interest until March 30, 2010 at 7.61% and thereafter the rate will float at a spread of 3.30% over the prevailing three-month LIBOR rate. The trust preferred securities require quarterly interest distributions and are redeemable at the Company's option, in whole or in part and without penalty, beginning March 30, 2010 and at any date thereafter. The notes are subordinate and junior in right of payment of all present and future senior indebtedness. The proceeds from the private offering net of costs were approximately $48.5 million.

        The trust is a variable interest entity pursuant to FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," ("FIN 46") because the holders of the equity investment at risk do not have adequate decision making ability over the trust's activities. Because the Company's investment in the trust's common shares was financed directly by the trust as a result of its loan of the proceeds to the Company, that investment is not considered to be an equity investment at risk pursuant to FIN 46. Since the Company's common shares investment in BCTI is not a variable interest, the Company is not the primary beneficiary of the trust. Therefore, the Company has not consolidated the financial statements of BCTI into its financial statements. Based on the aforementioned accounting guidance, the financial statements present the notes issued to the trust as a liability and the investment in the BCTI as an asset. For financial statement purposes, the Company records interest expense on the corresponding notes issued to the BCTI on its statements of income.

        On September 29, 2005, the Company committed to a private offering of $50.0 million of trust preferred securities which was completed on October 5, 2005. The trust preferred securities were issued through Bimini Capital Trust II, a Delaware statutory business sponsored and wholly-owned by the Company.

        Bimini Capital Trust II ("BCTII") used the proceeds of the private offering, together with the Company's investment of $1.5 million in the BCTII common securities to purchase $51.5 million aggregate principal amount of the Company's Junior Subordinated Notes with terms that parallel the terms of the trust preferred securities. The trust preferred securities have a fixed rate of interest until December 15, 2010 at 7.8575% and thereafter the rate will float at a spread of 3.50% over the prevailing three-month LIBOR rate. The trust preferred securities require quarterly interest distributions and are redeemable at the Company's option, in whole or in part and without penalty, beginning December 15, 2010 and at any date thereafter. The notes are subordinate and junior in right of payment of all present and future senior indebtedness. The proceeds from the private offering net of costs were approximately $48.5 million.

NOTE 5.    CAPITAL STOCK

Issuances of Common Stock

        During the nine months ended September 30, 2005, the Company issued a total of 18,099 shares of Class A Common Stock to its four independent directors for the payment of director fees for services rendered.

        For the nine months ended September 30, 2005, the Company issued 9,778 shares of its Class A Common Stock to an officer and director. These shares were issued pursuant to the terms of the phantom share grants (see note 6).

        For the three months ended September 30, 2005, the Company issued 418 shares of its Class A Common Stock to a former employee. These shares were issued pursuant to the terms of the phantom share grants (see note 6).

Dividends

        On March 9, 2005, the Board of Directors declared a regular quarterly cash dividend of $0.53 per share on the Company's Class A and Class B Common Stock for the quarter ending March 31, 2005. The dividend was paid on April 8, 2005.

        On May 31, 2005, the Board of Directors declared a regular quarterly cash dividend of $0.40 per share on the Company's Class A and Class B Common Stock for the quarter ending June 30, 2005. The dividend was paid on July 8, 2005.

        On August 24, 2005, the Board of Directors declared a regular quarterly cash dividend of $0.38 per share on the Company's Class A and Class B Common Stock for the quarter ending September 30, 2005. The dividend was paid on October 7, 2005.

NOTE 6.    STOCK INCENTIVE PLAN

        On December 1, 2003, the Company adopted the 2003 Long Term Incentive Compensation Plan (the "2003 Plan") to provide the Company with the flexibility to use stock options and other awards as part of an overall compensation package to provide a means of performance-based compensation to attract and retain qualified personnel. The 2003 Plan was amended and restated in March 2004. Key employees, directors and consultants are eligible to be granted stock options, restricted stock, phantom shares, dividend equivalent rights and other stock-based awards under the 2003 Plan. An initial grant of 313,600 phantom shares was made in June 2004.

        During the nine months ended September 30, 2005, the Company granted 204,861 phantom shares to employees. Each phantom share represents a right to receive a share of the Company's Class A Common Stock. Dividend equivalent rights were also granted on 203,361 of these phantom shares; the remaining 1,500 phantom shares are not entitled to receive dividend equivalent rights until they vest.

        Phantom share awards are valued at the fair value of the Company's Class A Common Stock at the date of the grant. The total grant date value of all awards is $7,822,313 and the grant date value of awards granted in 2005 is $3,118,313. The phantom awards do not have an exercise price. The grant date value is being amortized to compensation expense on a straight-line basis over the vesting period of the respective award. The phantom shares vest, based on the employees' continuing employment, following a quarterly schedule as provided in the grant agreements, for periods through November 15, 2008.

        As of September 30, 2005, a total of 518,461 phantom stock awards have been granted since the inception of the 2003 Plan, of which, 136,094 shares have fully vested, 380,277 shares remain unvested, and 2,090 shares were forfeited due to the termination of the grantee's employment. The future compensation charge that is eliminated by the forfeiture totaled $31,852. No phantom share awards have expired. Of the vested shares, 10,196 were distributed to grantees during the nine months ended September 30, 2005. As of September 30, 2005, 506,175 phantom shares were outstanding. Total compensation cost recognized for the nine and three months ended September 30, 2005 and 2004 was $1,574,661 and $554,904, respectively, and $401,561 and $344,145 respectively. Dividends paid on phantom shares are charged to retained earnings when declared.

        No person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized representations or information. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

10,654,432 Shares

Class A Common Stock

PROSPECTUS

December 16, 2005

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PROSPECTUS SUMMARY
Bimini Mortgage Management, Inc.
This Offering
Our Tax Status
Distributions
Summary Financial Data
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Officers
CAUTIONARY STATEMENTS
USE OF PROCEEDS
MARKET PRICE OF AND DISTRIBUTIONS ON OUR CLASS A COMMON STOCK
SELECTED FINANCIAL DATA
RATIOS FOR THE QUARTERS HAVE BEEN ANNUALIZED
BUSINESS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
MANAGEMENT OF THE COMPANY
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
CLASS A COMMON STOCK AVAILABLE FOR FUTURE SALE
PRINCIPAL STOCKHOLDERS
SELLING STOCKHOLDERS
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT BIMINI MORTGAGE MANAGEMENT
BIMINI MORTGAGE MANAGEMENT, INC. INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
BIMINI MORTGAGE MANAGEMENT, INC. BALANCE SHEETS
BIMINI MORTGAGE MANAGEMENT, INC. STATEMENTS OF OPERATIONS
BIMINI MORTGAGE MANAGEMENT, INC. STATEMENTS OF STOCKHOLDERS' EQUITY
BIMINI MORTGAGE MANAGEMENT, INC. STATEMENTS OF CASH FLOWS
BIMINI MORTGAGE MANAGEMENT, INC. NOTES TO FINANCIAL STATEMENTS
BIMINI MORTGAGE MANAGEMENT, INC. BALANCE SHEETS
BIMINI MORTGAGE MANAGEMENT, INC. NOTES TO FINANCIAL STATEMENTS (UNAUDITED) SEPTEMBER 30, 2005